Exhibit 10.2

CONFIDENTIAL

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”), made as of the date of execution by the last Party to sign below (the “Execution Date”) and effective as of the Effective Date as defined below, is by and between Achillion Pharmaceuticals, Inc., a Delaware corporation with a place of business at 300 George Street, New Haven, Connecticut 06511 (“Achillion”), and Janssen Pharmaceuticals, Inc., a Pennsylvania corporation with a place of business at 1125 Trenton-Harbourton Road, Titusville, New Jersey 08560 (“Janssen”). Achillion and Janssen are at times referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND / RECITALS

WHEREAS, Achillion possesses certain information, materials, and intellectual property rights relating to certain drug substances in clinical development for treating hepatitis C virus (“HCV”) infection, including the compound known as ACH-3102, which is an HCV NS5A inhibitor, the compound known as ACH-3422, which is an HCV NS5B inhibitor, and the compound known as sovaprevir, which is an HCV NS3/4A inhibitor;

WHEREAS, Janssen, directly and through certain of its Affiliates (as defined below), possesses certain information, materials, and intellectual property rights relating to certain drug substances in clinical development for treating HCV infection, including the compound known as simeprevir, which is an HCV NS3/4A inhibitor that has been approved for marketing in various countries and for which certain rights are licensed from Medivir AB, and the compound known as AL-335, which is an HCV NS5B inhibitor proprietary to Alios BioPharma, Inc., an Affiliate of Janssen;

WHEREAS, Janssen desires to develop for its exclusive commercialization a fixed-dose [**] Achillion’s HCV NS5A inhibitor [**] NS5B inhibitor [**] or [**] NS3/4A inhibitor with a product profile targeted to fulfill an unmet clinical need by including [**], and pan-genotypic activity, and in furtherance thereof, Achillion is willing to grant Janssen an exclusive commercial license to each of Achillion’s HCV NS5A inhibitor, HCV NS5B inhibitor, and HCV NS3/4A inhibitor; and

WHEREAS, Achillion and Janssen’s Affiliate, Johnson & Johnson Innovation-JJDC, Inc., are entering into a Stock Purchase Agreement and Investor Agreement concurrently with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I: DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings described below or the meaning as designated in the indicated places throughout this Agreement.

1.1 “[**] Product” means a fixed-dose Product combining, as the only APIs, [**].

1.2 “[**] Regimen” means a method in the Field comprising (without limitation) administering to a patient or subject [**]. For clarity, [**] Regimens include administering a [**] Product as well as co-administering a dose of each of the [**].

1.3 “Accounting Standards” means GAAP or International Financial Reporting Standards (IFRS), as appropriate, as generally and consistently applied in compliance with Applicable Laws throughout the relevant company’s organization at the relevant time.

1.4 “Achillion Single API” means an ACH NS3/4A API, ACH NS5A API, or ACH NS5B API.

1.5 “ACH NS3/4A API” means the API known as sovaprevir (previously known as ACH-1625), which to the best of Achillion’s knowledge as of the Execution Date has the chemical structure shown in Exhibit A, or any Bioequivalent, prodrug or metabolite thereof, including any salt, hydrate, solvate, or ester of such structure.

1.6 “ACH NS5A API” means the API known as odalasvir (also known as ACH-3102), which to the best of Achillion’s knowledge as of the Execution Date has the chemical structure shown in Exhibit A, or any Bioequivalent, prodrug or metabolite thereof, including any salt, hydrate, solvate, or ester of such structure.

1.7 “ACH NS5B API” means the API known as ACH-3422, which to the best of Achillion’s knowledge as of the Execution Date has the chemical structure shown in Exhibit A, or any Bioequivalent, prodrug or metabolite thereof, including any salt, hydrate, solvate, or ester of such structure.

1.8 “Achillion Background IP” means the Achillion Background Know-How and Achillion Background Patent Rights, collectively.

1.9 “Achillion Background Know-How” means (a) any Know-How related to the Development, Manufacture and/or Commercialization of any Single Agent or Licensed Product, including any Single Agent’s or Licensed Product’s Data and properties, Development, uses, synthesis or manufacture, formulation, or administration (including as contemplated by this Agreement), and (b) any Know-How that is incorporated by Achillion or any of its Affiliates into the Development, Manufacture, use and/or Commercialization of any Single Agent or Licensed Product during the Term, which Know-How in each case (a) and (b) is either (i) Controlled by Achillion (directly or through any of its Affiliates) as of the Effective Date or (ii) developed outside of the Development Program and comes within the Control of Achillion (directly or through any of its Affiliates) during the Term.

1.10 “Achillion Background Patent Rights” means any Patent Rights Controlled by Achillion (directly or through any of its Affiliates) as of the Effective Date or during the Term, or that come into the Control of Achillion (directly or through any of its Affiliates) outside the Development Program but during the Term, that include at any time at least one claim Covering, generically or specifically: (a) any Achillion Background Know-How; or (b) any composition, form, formulation, preparation, administration, delivery, or dosing of any Single Agent or Licensed Product, or any method of using any Single Agent or Licensed Product, or any process or material for manufacturing, formulating, preparing, administering, delivering, or dosing any Single Agent or Licensed Product. The Achillion Background Patent Rights include the Patent Rights listed on Exhibits D-1, D-2, and D-3.

1.11 “Achillion Invention” means any Development Program Invention that relates solely and specifically to: (a) any composition of matter, formulation, or method of manufacture of any Achillion Single API alone; or (b) any method of use of any Achillion Single API other than in combination with any Janssen Single API or any other API that is not an Achillion Single API.

1.12 “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.13 “Additional Pre-Existing Third Party Agreements of Achillion” means any agreements between Achillion and a Third Party, other than the Pre-Existing Licenses from Third Parties and the Pre-Existing Licenses to Third Parties, that are in effect as of the Execution Date that contain any terms relating to the Development, Manufacture, or Commercialization of any Achillion Single API alone or in combination with any other API. Achillion represents and warrants that Exhibit F lists all of the material Additional Pre-Existing Third Party Agreements of Achillion, including any amendments thereto, of which Achillion is aware as of the Execution Date.

1.14 “Affiliate” means, with respect to a designated Party or entity, any entity controlling, controlled by, or under common control with such Party or entity. For purposes of this definition only, “control” means: (a) where the entity is a corporate entity, direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors of such entity; and (b) where the entity is other than a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.15 “Alliance Manager” has the meaning set forth in Section 3.8.

1.16 “Ancillary Agreements” means, collectively, the Pharmacovigilance Agreement, the IND Transfer Agreement(s) (if any), and the Manufacturing Agreement, each upon execution thereof.

1.17 “Anti-Corruption Laws” means the FCPA and related regulations in the United States, and equivalent anti-bribery laws and regulations under Applicable Laws in other jurisdictions.

1.18 “API” means a chemical compound (such as a small molecule or nucleotide analog) that is an active pharmaceutical ingredient or drug substance.

1.19 “Applicable Laws” means the applicable provisions of any national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits, of or from any court, arbitrator, Regulatory Authority, or Governmental Authority having jurisdiction over or related to the subject item.

1.20 “Approval Failure” means, in reference to a Licensed Product being Developed toward Regulatory Approval in any Major Market Country, an actual or probable final rejection of the Licensed Product for use in the Field from the Regulatory Authority for such Major Market Country.

1.21 “Audited Party” has the meaning set forth in Section 9.6.2.

1.22 “Auditing Party” has the meaning set forth in Section 9.6.2.

1.23 “Bankruptcy” means, with respect to a Party, that: (a) the Party has been declared insolvent or bankrupt by a court of competent jurisdiction; or (b) a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the Party and such petition has not dismissed within [**] days after filing; or (c) the Party has made or executed an assignment of substantially all of its assets for the benefit of creditors.

1.24 “Bankruptcy Code” means Title 11 of the United States Code, as may be amended or superseded from time to time.

1.25 “Bioequivalent” means, with respect to an API in reference to another API, that: (a) the two APIs are pharmaceutically or pharmacologically equivalent to each other through the same predominant or primary mechanism of action and their bioavailabilities (rate and extent of availability) after administration in the same molar dose are similar to such a degree that their effects, with respect to both efficacy and safety, can be expected to be essentially the same; or (b) the APIs are recognized by the Regulatory Authority for the relevant jurisdiction as being biologically equivalent or biosimilar in vivo such that the Regulatory Approval by such Regulatory Authority of one API is supported by the reference to the Regulatory Approval by such Regulatory Authority of the other API.

1.26 “Breaching Party” has the meaning set forth in Section 14.2.1.

1.27 “Business Day” means a weekday on which banking institutions in the City of New York, New York are open for business.

1.28 “CAPA” means a written recovery plan or proposal of corrective and preventative actions.

1.29 “Claim” has the meaning set forth in Section 13.1.

1.30 “Clinical Investigation Laws” means Applicable Laws relating to human clinical investigations, such as 21 C.F.R. Parts 50, 54, 56 and 312 and then-current Good Clinical Practice, each as in effect and as amended from time to time.

1.31 “CMC Know-How” means the Know-How relating to the chemistry, Manufacture, and controls of an API and/or Licensed Product (such as the data and information typically contained in the CMC section of an NDA), including data, procedures, techniques, and information resulting from any: test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities.

1.32 “Collaboration Activities” means the Parties’ collaborative activities (performed directly and/or, as may be permitted hereunder, on their behalf through their Affiliates, Third Party sublicensees and/or Third Party subcontractors) performed to the extent expressly provided hereunder in the Development Program under the Global Development Plan and its Work Plans.

1.33 “Combination Product” means: (a) a Licensed Product that contains, in addition to any Single Agents, at least one other API that has a mechanism of action other than inhibition of HCV NS5A, HCV NS3/4A, or HCV NS5B; or (b) a bundling of any Licensed Product with another product in the Field (other than a product that has a mechanism of action of inhibition of HCV NS5A, HCV NS3/4A, or HCV NS5B), as a combination sold together for a single invoiced price.

1.34 “Commercialization” or “Commercialize” means activities directed to marketing, promoting, offering for sale, or selling a product for use in the Field, including commercial Manufacturing, conducting any Post Marketing Studies, developing and coordinating speaker programs, managed care contract sales, detailing, Medical Affairs activities, and distribution and importation activities in support thereof.

1.35 “Confidential Information” has the meaning set forth in Section 11.1.1.

1.36 “Control” means, with respect to any designated intellectual property or right pertaining thereto, possession by a Party (whether directly by ownership (either sole or joint) or license from a Third Party, or indirectly through an Affiliate having ownership or license from a Third Party) of the ability to grant to the other Party a license, sublicense, right of access, or other right to or under such intellectual property or intellectual property right as provided herein, without violating the terms of any agreement with any Third Party, but excluding any intellectual property or right pertaining thereto owned or otherwise controlled by a Third Party, which Third Party becomes an Affiliate of a Party pursuant to a Third Party’s acquisition of control (as defined in the definition of “Affiliate”) of such Party after the Effective Date, and provided that such intellectual property is not Development Program IP (including any developed by any such new Affiliate after such acquisition of control).

1.37 “Cooperating Party” has the meaning set forth in Section 11.5.2(b).

1.38 “Corporate Integrity Agreement” means the Corporate Integrity Agreement Between The Office of Inspector General of the Department of Health and Human Services and Johnson & Johnson dated October 31, 2013, which is publicly available at https://www.janssenbiotech.com/company/pharmaceutical-affiliate-corporate-integrity-agreement.

1.39 “Cost of Goods” means the applicable Party or its Affiliate’s reasonable and necessary internal and out-of-pocket (paid to Third Parties) costs incurred in Manufacturing the applicable Licensed Product or component thereof supplied hereunder (including, for the avoidance of doubt, costs for acquiring or procuring materials used in Manufacturing, including for purposes of synthesizing any Single Agent or any of its intermediates or precursors, or of formulating a Single Agent into the finished Licensed Product), as determined in accordance with its cost accounting policies that are in accordance with Accounting Standards and consistently applied across such Party’s and its Affiliates manufacturing network to other products that they manufacture.

1.40 “Cover” means, in reference to a claim of a Patent Right in a particular country or other jurisdiction with respect to particular subject matter (such as a composition of matter, product, manufacturing or other process, or method of use), that the claim (as interpreted under principles of patent law in such jurisdiction) reads on or encompasses such subject matter.

1.41 “CPR Rules” has the meaning set forth in Section 15.2.2.

1.42 “Cure Period” has the meaning set forth in Section 14.2.1.

1.43 “Currency Hedge Rate” means the weighted average hedge rate to be used for local currency of each country, other than the United States, of the Licensed Territory as calculated by Janssen based on the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson’s Global Treasury Services Center (GTJRC) and its Affiliates with Third Party banks.

1.44 “Current Manufacturing Contracts” means any and all material agreements by and between Achillion and any Third Party relating to the Manufacturing of any Achillion Single API drug substance or finished product in effect (including as to any material provisions surviving any termination) as of the Execution Date. Achillion hereby represents and warrants that the contracts identified in Exhibit M include all of the Current Manufacturing Contracts (including any amendments) of which Achillion is aware as of the Execution Date.

1.45 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by Applicable Laws) and the like, in each case directed to, or used in the Development, Manufacture or Commercialization of any Licensed Product or Achillion Single API hereunder.

1.46 “Develop” means any and all pre-clinical, clinical, and other research activities to study a drug candidate or product and develop it toward Regulatory Approval, (including any such activities conducted after such Regulatory Approval as a condition for the grant of such Regulatory Approval, other than Post-Marketing Studies), for marketing or Commercialization in the Field, including toxicology and ADME tests, analytical method development, stability testing, process development and improvement, process validation, process scale-up prior to first Regulatory Approval, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, pre- and post-approval clinical studies or trials, regulatory affairs, and regulatory activities. For clarity, the definition of “Development” shall include all activities under the Global Development Plan but exclude all Commercialization activities. “Developing” and “Development” shall each have a correlative meaning.

1.47 “Development Budget” means any written budget signed by the Parties and set forth in the Global Development Plan (as may be amended from time to time as provided hereunder) allocating responsibility for payment of Development Costs incurred by Achillion in its (or its Affiliates’ or Third Party subcontractors’) conduct of any Development activities as described in any Work Plan, including the Development Costs for any Supply Costs for Achillion’s supply of any of its Single Agents used in connection with the applicable Development activities. For clarity, no written budget will be required to be included in the Global Development Plan for any Development Costs to be incurred directly by Janssen for its (or its Affiliates’ or Third Party subcontractors’) conduct of Development activities described in any Work Plan.

1.48 “Development Costs” means the FTE Costs and Out-of-Pocket Costs incurred by a Party in Developing any Licensed Products in the Field in accordance with this Agreement and the Global Development Plan pursuant to its Development Budgets therein, including any such costs directly associated with: (a) Development (other than Manufacturing) activities performed in direct support of the clinical studies of Licensed Product specified in the Work Plans of the Global Development Plan; (b) Manufacturing activities and Supply Costs (with respect to clinical supply) of Licensed Products used for clinical studies set forth in the Global Development Plan; (c) purchasing or packaging Third Party comparator drugs, or Third Party drugs or devices to be used in combination with a Licensed Product, in each case to be used in a clinical study under the Global Development Plan; (d) disposal of clinical samples in a clinical study under the Global Development Plan; (e) preparing and making Regulatory Filings (such as INDs or NDAs) for Licensed Products in support of clinical studies or other Development activities under the Global Development Plan; (f) performing Manufacturing Development activities under the Global Development Plan relating to chemistry, manufacturing, and controls (CMC) and the development of CMC Know-How for inclusion in a Regulatory Filing such as an NDA, such as (i) manufacturing process, formulation and delivery system development and improvement, validation, and scale-up planning and process design; (ii) stability testing development; (iii) quality assurance/quality control development; and (iv) qualification and validation of Third Party contract manufacturers of clinical supplies of Licensed Products, in each case to the extent required for Regulatory Approval of a Licensed Product; (g) establishing and updating a global safety database for Licensed Products based on data from clinical use of the Licensed Product in the Development Program anywhere in the Licensed Territory; and (h) developing any in vitro or companion diagnostics for use with a Licensed Product in accordance with any applicable Work Plan set forth in the Global Development Plan. For the avoidance of doubt, Development Costs exclude any milestone payments hereunder for any Development milestone events, capital expenditures (such as costs of scaled-up Manufacturing equipment for commercial production), costs associated with further scale-up activities after first Regulatory Approval not under the Global Development Plan, and any costs not included in a Development Budget, such as by way of example, costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting, legal matters, and other overhead not already captured in the definition of FTE Rate.

1.49 “Development FTE” means an FTE employed by a Party or its Affiliate expended in directly performing or supporting any Development activities under the Global Development Plan, such as scientific, medical, technical, or other personnel as appropriate for the applicable Development activity, including administrative employees dedicating more than [**] percent ([**]%) of their FTE time to support Development activities hereunder. For clarity, such administrative employees exclude back-office employees such as human resources, accounting, information technology, and legal personnel.

1.50 “Development Program” means the activities performed by either or both of the Parties and any of their respective Affiliates, Third Party subcontractors, or Third Party sublicensees in the Development of any Licensed Products, including all Development activities under the Global Development Plan. For clarity, the Development Program also includes the “Collaboration Program” as defined in the Prior DDI Study Agreement as well as the continued or winding-down activities in the Ongoing Studies.

1.51 “Development Program Invention” means any invention (whether or not patentable) arising in the Development Program during the Term directly from any Development activities, or in any Post Marketing Studies, performed by (directly) or on behalf of (by any Affiliates, Third Party sublicensees, or Third Party subcontractors of) either or both of the Parties, which invention is necessary or useful for the Manufacturing or Development of any Licensed Product (including as relating to any Single Agent therein), or for the Commercialization of any Licensed Product, including any invention made in the Development Program pertaining to the Manufacture, preparation, formulation, administration, delivery, dosing, or use in the Field of any Licensed Product or Single Agent therein. For clarity, Development Program Inventions include all “Collaboration Inventions” as defined in the Prior DDI Study Agreement, including any arising before the Effective Date hereof.

1.52 “Development Program IP” means the Development Program Know-How and Development Program Patent Rights, collectively.

1.53 “Development Program Know-How” means any and all Know-How generated or developed in the Development Program from any Development activities performed by (directly) or on behalf of (by any Affiliates, Third Party sublicensees, or Third Party subcontractors of) either or both of the Parties or from any Post Marketing Studies of Licensed Product performed by or on behalf of Janssen hereunder, which Know-How directly relates to any Achillion Single API or Licensed Product, including for purposes of illustration: any Development Program Inventions; Data and other information relating to any form of an Achillion Single API or Licensed Product, any method of using an Achillion Single API or Licensed Product, any process or material for Manufacturing, formulating, or delivering an Achillion Single API or Licensed Product, any companion diagnostic for use in Developing or Commercializing a Licensed Product in the Field, any material or process for making an Achillion Single API or Licensed Product, any method of using, testing, or characterizing an Achillion Single API or Licensed Product; and any data and other information contained in any Regulatory Filings relating to any Licensed Product. For clarity, Development Program Know-How includes all “Collaboration Know-How” as defined in the Prior DDI Study Agreement, including any developed before the Effective Date hereof, but excludes all Achillion Background Know-How and Janssen Background Know-How that does not constitute such Collaboration Know-How under the Prior DDI Study Agreement.

1.54 “Development Program Patent Right” means any Patent Right, Controlled by either or both of the Parties, that includes (as filed or at any other time during its pendency in a Patent Office) any claim Covering (generally or specifically) any Development Program Invention. For purposes of illustration, exemplary Development Program Patent Rights may include one or more claims Covering any Single Agent or Licensed Product form, any method of using any Single Agent or Licensed Product, any process or material for manufacturing, formulating, or delivering any Single Agent or Licensed Product, or any companion diagnostic for use in connection with the Development or Commercialization of a Licensed Product in the Field. For clarity, no Achillion Background Patent Rights or Janssen Background Patent Rights are included in the Development Program Patent Rights.

1.55 “Diligent Commercialization Efforts” means, with respect to the overall Commercialization efforts to be expended by Janssen under this Agreement following receipt of Regulatory Approval (and approvals for pricing and reimbursement that Janssen determines in its discretion are necessary or desirable to obtain, regardless of whether or not required by Applicable Law) for a Licensed Product in one or more Major Market Countries, expending a commercially reasonable level of efforts, by or on behalf of Janssen (through its and its Affiliates’ and Third Party sublicensees’ collective activities), to Commercialize the Licensed Product in such country/ies, which efforts are those that are consistent with the efforts typically (from an objective standpoint) expended in the human pharmaceutical industry by similarly resourced companies under similar circumstances considering all relevant factors that may affect Commercialization, such as the stage of Commercialization, product profile (including in comparison with the Key Profile Targets and the profiles of competitive products and regimens), costs, technical challenges, market potential, regulatory requirements, patient population, freedom to operate hurdles, legal issues, safety and tolerability data, manufacturing issues, competitive position, profitability and return on investment (but excluding consideration of clinical milestone payments to Achillion hereunder), in each case using reasonable judgment at the time such efforts are to be expended.

1.56 “Diligent Development Efforts” means, with respect to the overall efforts to be expended by Janssen to Develop a [**] Product under this Agreement, expending a commercially reasonable level of efforts, by or on behalf of Janssen (through its and its Affiliates’ and Third Party subcontractors’ collective activities), to conduct the applicable Development activities (including in the event of any [**], expending efforts to seek to [**], if, and to the extent, it is commercially reasonable to do so), which efforts are those that are consistent with the level of efforts typically (from an objective standpoint) expended in the human pharmaceutical industry by similarly resourced companies under similar circumstances considering all relevant factors that may affect Development, such as the stage of Development, product profile (including in comparison with the Key Profile Targets and the profiles of competitive products and regimens), costs, technical challenges, market potential, regulatory requirements and approvability, patient population, freedom to operate hurdles, legal issues, safety and tolerability data, manufacturing issues, competitive position, projected profitability and return on investment (but excluding consideration of clinical milestone payments to Achillion hereunder), in each case using reasonable business judgment at the time such efforts are to be expended.

1.57 “Dispute” means any dispute, claim, or controversy arising from or regarding this Agreement, including the interpretation, application, breach, termination, or validity of any provision hereof. For the avoidance of doubt, any matter within the decision-making authority of the JSC shall not be deemed a Dispute merely if a unanimous decision cannot be reached if one of the Parties has the final decision-making authority on such matter; however, if a controversy between the Parties arises regarding the interpretation of any provisions hereunder pertaining to any JSC decision that cannot be made due to such controversy, such controversy shall be deemed a Dispute to the extent of such controversy.

1.58 “Drug Application” means an NDA, MAA, or equivalent application, submitted to a Regulatory Authority in a particular jurisdiction, for marketing approval of a pharmaceutical or drug product.

1.59 “Drug Regulation Laws” means Applicable Laws regulating drugs and pharmaceutical products, such as the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., the Prescription Drug Marketing Act of 1987, the Controlled Substances Act, 21 U.S.C. § 801 et. seq., and policies issued by the FDA, each as in effect and as amended from time to time.

1.60 “Effective Date” means the effective date of this Agreement, which shall be the date (following the Execution Date) that is the first Business Day immediately following the date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

1.61 “EMA” means the European Medicines Agency or any successor agency for the EU.

1.62 “[**] Major Market Country” means the [**].

1.63 “European Union” or “EU” means the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be modified from time to time after the Effective Date.

1.64 “Execution Date” has the meaning set forth in the Preamble.

1.65 “Executive Officers” means (a) for Achillion, the [**] and (b) for Janssen, (i) if a matter pertains to the Development of a Licensed Product, the [**]; (ii) if a matter pertains to the Commercialization of a Licensed Product, the [**], or (iii) if a matter pertains to the Manufacture of a Licensed Product, the [**]. In the event that the position of any of the Executive Officers identified in this Section no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination or modification of the identified position, the applicable Executive Officer shall be replaced with another senior officer with responsibilities and seniority comparable to the eliminated or modified position.

1.66 “Existing Third Party Agreements of Achillion” means the (a) Current Manufacturing Contracts; (b) Pre-Existing Licenses to Third Parties; (c) Pre-Existing Licenses from Third Parties; and (d) Additional Pre-Existing Third Party Agreements of Achillion. “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as may be amended at the relevant time.

1.67 “FDA” means the United States Food and Drug Administration or any successor agency thereto for the United States.

1.68 “Field” means the prevention, treatment, and/or diagnosis of any and all human disorders or medical conditions, including the treatment of HCV infection.

1.69 “First Commercial Sale” means, with respect to a Licensed Product following its approval by a Regulatory Authority for marketing in a country, the first commercial sale for monetary value of such Licensed Product by or on behalf of Janssen (or any of its Affiliates, Third Party distributors, or Third Party sublicensees) to a Third Party purchaser for end-use or consumption in the Field. For the avoidance of doubt, sales of Licensed Product for clinical study purposes shall not constitute a First Commercial Sale. In addition for clarity, a sale of a Licensed Product between (a) Janssen or any of its Affiliates and (b) Janssen and any of its Third Party sublicensees (such as contract manufacturers, suppliers, or distributors for consignment, where such sale is not a final sale to a wholesaler or retailer) shall not constitute a First Commercial Sale, and in each case the First Commercial Sale shall be deemed to occur upon a subsequent resale by a Third Party sublicensee to a Third Party purchaser (including a distributor) for end use. For clarity, only one such sale transaction (the final such sale) with respect to a unit of Licensed Product will be deemed to constitute the First Commercial Sale.

1.70 “FTE” means the equivalent of the work of one qualified employee or agent for the applicable activities, full time, for one year (constituting [**] working hours). For clarity, no more than [**] hours per year (or equivalent pro-rata portion thereof for a period less than 12 months) may be charged for an individual contributing work factoring into any reimbursable FTE costs hereunder, regardless of how much additional work time is contributed by such individual during such period. An individual contributing work for less than [**] hours per year shall be deemed a fraction of an FTE on a pro-rata basis.

1.71 “FTE Costs” means the FTE Rate times the number of Development FTEs expended by a Party pursuant to the Global Development Plan during the applicable financial period. With respect to any FTE Costs of Achillion to be reimbursed by Janssen hereunder, such FTE Costs shall be set forth in a Development Budget for Development activities to be performed by Achillion pursuant to a Work Plan, and the reimbursable FTE Costs shall be determined based on time (as calculated in pro-rated FTEs) actually spent performing such Development activities pursuant to the applicable Development Budget and associated Work Plan, unless another basis is expressly specified herein or otherwise agreed in advance by the Parties in writing.

1.72 “FTE Rate” means the monetary rate at which Development FTEs expended by Achillion pursuant to any Development Budget during the applicable financial reporting period will accrue toward reimbursable FTE Costs hereunder. The Parties agree that the FTE Rate for such Development work shall be [**] dollars ($[**]) per allocable FTE. Each such FTE Rate shall be adjusted annually, based on changes in [**], with the first adjustment taking effect in the 2015 Janssen Calendar Year. Each Party acknowledges that the foregoing FTE Rate for Development work has been set to include all salary, employee benefits, routine supplies, and other expenses, including support staff and overhead for or directly allocable to an FTE.

1.73 “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.74 “Generic Erosion” means that a Generic Product alone has, or multiple Generic Products in the aggregate have, attained, on a Product-by-Product basis and on a country-by-country basis, at least [**]%) market share of prescription volume in a Janssen Calendar Quarter of the applicable Licensed Product in the applicable country, as measured by the IMS data or other marketing data issued by a reputable data source acceptable to both Parties.

1.75 “Generic Product” means, on a Product-by-Product basis and on a country-by-country basis, a Product that is the same as or Bioequivalent (i.e., contains the same set of APIs or Bioequivalent set of APIs) to, the Licensed Product, and the application for Regulatory Approval for which is submitted through an Abbreviated NDA or foreign equivalent thereof that references any NDA or supplemental NDA or any foreign equivalent thereof for the Licensed Product. For clarity, Generic Product will not include an authorized (by Janssen, its Affiliates or Third Party sublicensees) generic of a Licensed Product.

1.76 “Global Development Plan” means, collectively, the written plans for the overall program of Development of [**] Product, or any other Licensed Product if applicable, toward Regulatory Approval in the Major Market Countries for any indications in the Field, including any Work Plans and Development Budgets for any Collaboration Activities to be performed by or on behalf of Achillion for (a) Development Program activities such as clinical trials (including any [**]) and non-clinical studies and the projected timelines therefor, and (b) high-level regulatory plans for Janssen’s seeking of Regulatory Approvals in the applicable countries, all as may be updated or amended from time to time in accordance with the terms of this Agreement.

1.77 “Good Clinical Practice” or “GCP” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

1.78 “Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.79 “Good Manufacturing Practice” or “GMP” means the current quality assurance standards that ensure that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, Canadian and ICH guidance or equivalent laws in other jurisdictions to the extent no less stringent.

1.80 “Government Health Care Programs” means the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employee Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

1.81 “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.82 “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body or any pricing and/or and reimbursement authority.

1.83 “Health Care Laws” means Applicable Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Applicable Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Applicable Laws pertaining to the Federal Employees Health Benefit Program, the TRICARE program and other Government Health Care Programs; federal and state Applicable Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, as well as similar Applicable Laws in the Licensed Territory, each as in effect and as amended from time to time.

1.84 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law.

1.85 “HSR Clearance” means, as pertaining to this Agreement, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act.

1.86 “HSR Filing” means (a) filings by Janssen and Achillion with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto, or (b) equivalent filings with applicable Governmental Authorities having jurisdiction over requests for HSR Clearance.

1.87 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.88 “IND” means an Investigational New Drug Application filed with the FDA, or a similar application filed with a Regulatory Authority outside of the United States for authorization to commence a clinical study, such as a clinical trial application or a clinical trial exemption, or any related regulatory submission, license or authorization.

1.89 “IND Transfer Agreement” means a written agreement between the Parties relating to a particular IND for a clinical study of any Achillion Single API filed on or before the Effective Date by or on behalf of Achillion or a Third Party counterparty to an Existing Third Party Agreement of Achillion pertaining to such IND or ongoing clinical study thereunder, which written agreement is entered into between the Parties or among the Parties and any such Third Party after the Effective Date hereof and provides for the transfer to Janssen of the IND or any responsibilities of Achillion under the Existing Third Party Agreement of Achillion.

1.90 “Indemnified Party” has the meaning set forth in Section 13.1.

1.91 “Indemnified Persons” shall mean, with respect to a Party, such Party and its Affiliates, and their respective officers, directors, employees, and agents.

1.92 “Indemnifying Party” has the meaning set forth in Section 13.1.

1.93 “Initial Global Development Plan” means the Global Development Plan as of the Execution Date, which is attached to this Agreement as Exhibit C and includes the following: [**] [**]. The Parties will add Development Budgets for [**] to the Initial Global Development Plan within [**] days after the Execution Date.

1.94 “Initial Study” means the clinical drug-drug interaction study commenced under the Prior DDI Study Agreement.

1.95 “In-Licensed Achillion Background Patent Rights” has the meaning set forth in Section 12.5.8.

1.96 “Innovator Protection” means, with respect to the applicable Licensed Product having Regulatory Approval in a given country, that either or both of the following protections pertaining to an Achillion Single API component of the Licensed Product or the Licensed Product itself is/are in force in such country: (a) at least one Valid Claim of the Achillion Background Patent Rights or Development Program Patent Rights in such country Covers either (i) any Achillion Single API contained in the Licensed Product, or the combination of Single Agents in the Licensed Product, as a composition of matter, or (ii) a method of using an Achillion Single API or the Licensed Product corresponding to any indication for the Licensed Product approved by the Regulatory Authority in such country; and/or (b) Regulatory Exclusivity Rights protect the Licensed Product, an Achillion Single API of the Licensed Product (e.g., as a new chemical entity, data exclusivity, pediatric exclusivity, or the like), or any indication (e.g., if an orphan drug indication) approved for the Licensed Product by the Regulatory Authority in such country.

1.97 “Janssen Background IP” means the Janssen Background Know-How and Janssen Background Patent Rights, collectively.

1.98 “Janssen Background Know-How” means any Know-How that is incorporated by Janssen or any of its Affiliates into the Development, Manufacture, use and/or Commercialization of any Single Agent or Licensed Product during the Term, and that either is (a) Controlled by Janssen or any of its Affiliates as of the Effective Date or (b) developed outside of the Development Program and comes within the Control of Janssen or any of its Affiliates during the Term.

1.99 “Janssen Background Patent Rights” means any Patent Rights, Controlled by Janssen or any of its Affiliates as of the Effective Date or that come into the Control of Janssen or any of its Affiliates outside the Development Program but during the Term, that include at any time at least one claim Covering, generically or specifically: (a) any Janssen Background

Know-How; or (b) any composition, form, formulation, preparation, administration, delivery, or dosing of any Single Agent or Licensed Product, or any method of using any Single Agent or Licensed Product, or any process or material for manufacturing, formulating, preparing, administering, delivering, or dosing any Single Agent or Licensed Product, in each case ((a) and (b)) as and to the extent incorporated into the Licensed Product or the Development, Manufacture, use and/or Commercialization of any Single Agent or Licensed Product by Janssen or any of its Affiliates during the Term.

1.100 “Janssen Calendar Quarter” means a financial quarter based on a Janssen Calendar Year; provided, however, that the first Janssen Calendar Quarter and the last Janssen Calendar Quarter may be partial quarters as applicable under the relevant Janssen Calendar Year.

1.101 “Janssen Calendar Year” means a year based on Janssen’s universal calendar for that year used by Janssen for internal and external reporting purposes (a copy of which for the year 2015 is attached hereto as Exhibit I); provided, however, that the first Janssen Calendar Year and the last Janssen Calendar Year of the applicable period (such as the Royalty Term) may be a partial year as the case may be.

1.102 “Janssen INDs” has the meaning set forth in Section 4.5.1(b).

1.103 “Janssen Invention” means any Development Program Invention that relates solely and specifically to: (a) any composition of matter, formulation, or method of manufacture of any Janssen Single API alone; or (b) any method of use of any Janssen Single API other than in combination with any Achillion Single API or any other API that is not a Janssen Single API.

1.104 “Janssen NS3/4A API” means the API known as simeprevir, which to the best of Janssen’s knowledge as of the Execution Date has the chemical structure shown in Exhibit B, or any Bioequivalent, prodrug or metabolite thereof, including any salt, hydrate, solvate, or ester of such structure.

1.105 “Janssen NS5B API” means the API known as AL-335, which to the best of Janssen’s knowledge as of the Execution Date has the chemical structure shown in Exhibit B, or any Bioequivalent, prodrug or metabolite thereof, including any salt, hydrate, solvate, or ester of such structure.

1.106 “Janssen Parent” means Johnson & Johnson, a New Jersey corporation.

1.107 “Janssen Single API” means a Janssen NS3/4A API or Janssen NS5B API.

1.108 “Joint Development Program Patent Right” has the meaning set forth in Section 10.2.1.

1.109 “Joint Steering Committee” or “JSC” means a joint steering committee composed of representatives of each Party that is responsible for providing high-level oversight and decision-making regarding the Collaboration Activities, as further provided in Article III.

1.110 “Jointly Owned Achillion Background Patent Rights” has the meaning set forth in Section 12.5.8.

1.111 “Key Profile Targets” means, in reference to a Licensed Product, that it has a [**] Product profile satisfying the following targets: [**]; and pan-genotypic activity.

1.112 “Know-How” means any and all technical, scientific, and other know-how (whether or not patentable), data, and other information, as well as materials, including: inventions, trade secrets, research and Development data, plans, procedures, experimental techniques, material specifications, and assay or test protocols; biological, chemical, pharmacological, toxicological, pharmaceutical, pre-clinical, clinical, safety, and quality control data and information; Manufacturing methods and formulas; and molecules, chemical entities, reagents, starting materials, reaction intermediates, building blocks, synthetic products, delivery systems, excipients, ingredients, formulations, and compositions of matter.

1.113 “Licensed Product” means any Product containing at least one Achillion Single API.

1.114 “Licensed Territory” means the entire world, including all of its countries and their possessions and territories.

1.115 “Losses” means damages, losses, liabilities, costs (including costs of investigation and defense), fines, penalties, Government Orders, Taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), resulting from a Claim in an Action of a Third Party or Governmental Authority, and incurred by a Party (or other Indemnified Person as provided in Article XIII) as a result of such Action.

1.116 “MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any European country if the centralized EMA filing procedure is not used; or (b) any other equivalent or related regulatory submission, in either case to gain approval to market a Product in any country in the European Union, in each case including, for the avoidance of doubt, amendments thereto and supplemental applications.

1.117 “Major Market Country” means any of [**].

1.118 “Manufacturing” means, in reference to a Licensed Product, activities performed to manufacture such Licensed Product into final form for end use in the Field, including producing starting materials used to manufacture the Single Agents of the Licensed Product, manufacturing (including through multiple synthesis steps) such starting materials into Single Agents (e.g., in bulk form), formulating the Single Agents into Licensed Product in finished dosage form, filling, finishing, packaging, labeling, performing quality assurance testing and release, and shipping and storing the packaged Licensed Product.

1.119 “Manufacturing Agreement” means an agreement entered into by the Parties after the Effective Date setting forth the Parties’ agreed-upon terms with respect to the transition from Achillion to Janssen or its designees of Manufacturing activities relating to Achillion Single APIs, including plans for the disposition of responsibilities in connection with the Current Manufacturing Agreements.

1.120 “Medical Affairs” means medical affairs activities performed by or on behalf Janssen and its Affiliates and any sublicensees, in connection with any Licensed Product sold by or on behalf of Janssen hereunder, including providing medical scientific liaison support, coordinating the distribution of medical and scientific information and materials relating to the Licensed Product, developing and conducting medical education programs relating to the Licensed Product for healthcare providers, overseeing field based medical science liaisons, and coordinating medical communications and field medical education.

1.121 “Medivir Agreement” means the Research Development and License Agreement between Medivir AB and Tibotec Pharmaceuticals Ltd (an Affiliate of Janssen) dated November 29, 2004, as may be amended.

1.122 “MHLW” means the Ministry of Health, Labour and Welfare of Japan and any successor agency thereto.

1.123 “Multi-DAA Study” means a clinical study described in the Global Development Plan for a Licensed Product that is a [**] Product or any other Licensed Product containing an Achillion NS5A API in combination (co-formulated) with one or more other Single Agents.

1.124 “NDA” means a new drug application or biologics license application submitted to the FDA for purposes of obtaining Regulatory Approval for a new drug in the United States, for a particular indication, including, for the avoidance of doubt, amendments thereto and supplemental applications.

1.125 “Net Sales” means, with respect to a Licensed Product commencing with its First Commercial Sale, the gross amounts invoiced on sales of the Licensed Product by or on behalf of Janssen (directly or through any of its Affiliates or Third Party sublicensees) to a Third Party purchaser for end use in an arms-length transaction, less the following customary deductions, determined in accordance with Accounting Standards and standard internal policies and procedures consistently applied throughout the organization of the party recording such sales to calculate revenue for financial reporting purposes, to the extent specifically and solely allocated to the sale of such Licensed Product to such purchaser and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate:

(a) normal and customary trade, cash and/or quantity discounts, allowances, wholesaler and pharmacy fees, and credits allowed or paid, in the form of deductions actually allowed or actually paid with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;

(b) excise Taxes, use Taxes, tariffs, sales Taxes and customs duties, and/or other government charges imposed on the sale of such Product to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income Taxes assessed against the income arising from such sale) (including VAT, but only to the extent that such VAT Taxes are not reimbursable or refundable);

(c) outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice price;

(d) compulsory payments and cash rebates imposed on sales of such Licensed Product paid to a Governmental Authority (or agent thereof) pursuant to Applicable Law by reason of any national or local health insurance program or similar program, including fees levied by a Governmental Authority as a result of Applicable Law such as by the U.S. Internal Revenue Service pursuant to the U.S. Affordable Care Act;

(e) retroactive price reductions, credits or allowances actually granted upon rejections or returns of such Licensed Product, including for recalls or damaged goods and billing errors, and write-offs for bad debts;

(f) rebates, charge backs and discounts (or equivalents thereof) actually granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local or other Government Authorities, or their agencies or purchasers, reimbursers, or trade customers; and

(g) amounts payable to patients through co-pay assistance cards or similar forms of rebate directly related to the prescribing of such Licensed Product.

Each particular amount qualifying for more than one of the aforementioned deductions shall only be allowable (deductible) once (whether such amount falls under one or more of (a)-(g)) to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Janssen’s, the applicable Affiliate’s or sublicensee’s (as the case may be) business practices consistently applied across its product lines and in compliance with Accounting Standards and verifiable. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such Licensed Product and other products of the Party and its Affiliates and sublicensees such that such Licensed Product does not bear a disproportionate portion of such deductions. For clarity, sales of a Licensed Product by and between a Party and its Affiliates and sublicensees (including those that are distributors), or between the Parties (or their respective Affiliates or sublicensees), are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes so long as such Licensed Product is subsequently resold to a Third Party. For the avoidance of doubt, sales of a Licensed Product for use in conducting clinical trials of such Licensed Product in a country in order to obtain the first Regulatory Approval of such Licensed Product in such country shall be excluded from Net Sales calculations for all purposes. Also, notwithstanding anything to the contrary above, sales of a Licensed Product for any compassionate use or named patient sales shall be excluded from Net Sales calculations. Additionally for clarity, only a single sales transaction with respect to a particular unit of Licensed Product, made at the time Janssen or any of its Affiliates or sublicensees sells such Licensed Product to a Third Party purchaser for end use in an arms-length transaction, will qualify as the basis for determining the Net Sales amount for such unit. The calculation of Net Sales for any Combination Product shall be adjusted pursuant to Section 8.4.3(c) below.

1.126 “Non-Breaching Party” has the meaning set forth in Section 14.2.1.

1.127 “Notice of Claim” has the meaning set forth in Section 13.2.1.

1.128 “Ongoing Clinical Studies” means the clinical studies of any Achillion Single APIs initiated by or assumed by Achillion prior to, and that are active as of, the Execution Date, and identified in Exhibit K.

1.129 “Ongoing Non-Clinical Studies” means the non-clinical studies of any Achillion Single APIs initiated by or assumed by Achillion prior to, and that are active as of, the Execution Date, and identified in Exhibit K.

1.130 “Ongoing Studies” means the Ongoing Clinical Studies and the Ongoing Non-Clinical Studies.

1.131 “Out-of-Pocket Costs” means amounts paid by the applicable Party or its Affiliates to any Third Party subcontractors hereunder, for services or materials provided by such subcontractors to directly support the applicable Development activities by the Parties, or clinical supply activities, to the extent such services or materials apply directly to activities under the Global Development Plan. For clarity, Out-of-Pocket Costs do not include payments for a Parties’ or its Affiliates’ internal: salaries or benefits; facilities; utilities; general office or facility supplies; insurance; or information technology, capital expenditures or the like. Achillion’s Out-of-Pocket Costs for any of its Development activities hereunder shall not be reimbursable by Janssen except as incurred pursuant to a Development Budget and associated Work Plan, unless otherwise agreed in writing by the Parties.

1.132 “Party” and “Parties” have the meaning set forth in the Preamble.

1.133 “Patent Controversy” means any Dispute between the Parties to the extent that it involves an issue relating to the inventorship, claim scope or interpretation, infringement, enforceability, patentability, or validity of any Patent Right hereunder, and including any such issues relevant to any Prosecution activities hereunder.

1.134 “Patent Costs” means all out-of-pocket costs reasonably incurred by or on behalf of a Party (such as a designated Affiliate) in Prosecuting applicable Patent Rights.

1.135 “Patent Office” means the United States Patent and Trademark Office, European Patent Office, or other Governmental Authority responsible for the examination of patent applications or granting of patents in a country, region, or supra-national jurisdiction.

1.136 “Patent Representative” means the patent attorney or agent representing a Party as described in Section 3.3.

1.137 “Patent Rights” means, in reference to a designated invention, all original (priority establishing) patent applications claiming such invention filed anywhere in the world, including provisionals and nonprovisionals, and all related applications thereafter filed, including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.138 “Patent Term Extension” means an extension of the term of any issued patent, or a right of protection equivalent to such an extension, granted under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Protection Certificate of the member states of the EU, or another similar law or regulation in any other country or jurisdiction. For clarity, a pediatric extension obtained by application to or through approval of a Patent Office extending the term of any patent shall be deemed a Patent Term Extension.

1.139 “Patent Working Group” means the Working Group that advises the JSC on any patent matters as more fully set forth in Section 3.3.

1.140 “Person” means any individual, entity or Governmental Authority.

1.141 “Pharmacovigilance Agreement” means a written pharmacovigilance agreement between the Parties executed hereunder pursuant to Section 4.7.4.

1.142 “Phase 1” means, in reference to a clinical study (or trial) of a Licensed Product, that such study is conducted in healthy human subjects or patients to generate information on product safety and tolerability (as a primary purpose), and as applicable pharmacological activity or pharmacokinetics, as more fully described in US federal regulation 21 C.F.R. § 312.21(a) and its equivalents in other jurisdictions. For purposes of illustration, Phase 1 Development of a Licensed Product may include [**].

1.143 “Phase 2” means, in reference to a clinical study of a Licensed Product following one or more Phase 1 studies, that such study is conducted in the target patient population for an indication for determining the safety, efficacy, and dose-ranging of the Licensed Product, which study is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 study or to file for accelerated marketing approval, as more fully described in US federal regulation 21 C.F.R. § 312.21(b) and its equivalents in other jurisdictions. “Phase 2b” is the portion of Phase 2 study/ies conducted to determine the efficacy and safety of the Licensed Product.

1.144 “Phase 3” means, in reference to a clinical study of a Licensed Product following one or more Phase 2 studies, that such study is a pivotal study in human patients to establish the safety and efficacy of the Licensed Product for a particular indication, which study is prospectively designed to demonstrate with statistical significance that the Licensed Product is sufficiently safe and effective for use in the indication to support the filing of a Drug Application for approval to market such Licensed Product for such indication in any jurisdiction, as more fully described in US federal regulation 21 C.F.R. § 312.21(c) and its equivalents in other jurisdictions.

1.145 “Post Marketing Studies” means any clinical trials or studies conducted with a Licensed Product after receipt of Regulatory Approval of the Licensed Product, which are conducted voluntarily in order to enhance marketing or scientific knowledge of the Licensed Product and are not required by Regulatory Authorities or are not intended to support Regulatory Approval of a Licensed Product for a new indication or other material change to the Product Label and Insert.

1.146 “Pre-Existing Licenses from Third Parties” means any and all agreements by and between Achillion and any Third Party, in effect as of the Execution Date, and pursuant to which the Third Party grants (by express terms, whether or not using the word “license”) Achillion any license or sublicense (or use or other exploitation) rights to or under any Third Party’s Patent Rights or Know-How that, in whole or in part, are within the Achillion Background IP, but excluding any Current Manufacturing Contracts. Achillion represents and warrants that the Pre-Existing Licenses from Third Parties pertaining to any Achillion Single API of which Achillion is aware as of the Execution Date are listed on Exhibit E-2.

1.147 “Pre-Existing Licenses to Third Parties” means any and all agreements by and between Achillion and any Third Party, in effect as of the Execution Date, and pursuant to which Achillion grants (by express terms, whether or not using the word “license”) such Third Party any license or sublicense (or use or other exploitation) rights to or under any Achillion Background IP, but excluding any Current Manufacturing Contracts. Achillion represents and warrants that the Pre-Existing Licenses to Third Parties of which Achillion is aware as of the Execution Date are listed on Exhibit E-1.

1.148 “Prior CDA” means the Secrecy Agreement between Janssen Global Services, LLC and Achillion, dated as of March 31, 2015.

1.149 “Prior DDI Study Agreement” means the Clinical Trial Collaboration Agreement between the Parties executed on May 11, 2015, as amended.

1.150 “Private Health Care Plans” means non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans, and self-funded employers.

1.151 “Product” means a final dosage form or formulation or any other end-use form of one or more APIs for marketing as a unitary product for use in the Field.

1.152 “Product Infringement” has the meaning set forth in Section 10.4.2.

1.153 “Product Label and Insert” means, with respect to a Licensed Product for use in the Field, (a) any display of written, printed or graphic matter upon the container in which the Licensed Product is immediately contained, outside container, wrapper or other packaging of the Licensed Product, and (b) any written, printed or graphic material on or within the package from which the Licensed Product is to be dispensed, including any package insert or other patient information provided with the Licensed Product.

1.154 “Product Trademark Rights” means any Trademark Rights pertaining to any Single Agent or Licensed Product and Controlled by a Party hereunder.

1.155 “Proposed Publications” has the meaning set forth in Section 11.6.2.

1.156 “Prosecuting” means, in reference to a designated Patent Right, preparing a Patent Right in application form for filing in any Patent Office, or performing activities associated with filing, prosecuting, maintaining, defending, or correcting the Patent Right in any Patent Office proceeding or with appeal of a Patent Office decision therefrom, including with respect to any post-grant proceeding, supplemental examination, post-grant review, inter partes review, reexamination, reissue, interference, or opposition proceeding in any Patent Office. For the avoidance of doubt, Prosecuting excludes any infringement suit or other legal Action to enforce a Patent Right or declaratory judgment suit or other legal Action initiated by a Third Party to challenge in court the validity or enforceability of a Patent Right. “Prosecute” and “Prosecution” shall each have a correlative meaning.

1.157 “Prosecuting Party” means the Party with the current right to Prosecute the applicable Patent Right as set forth in Section 10.3.

1.158 “Prosecution Contact” means a Party’s designated patent attorney or agent identified in a notice to the other Party (as may be updated from time to time) as its contact for communications between the Parties regarding the Prosecuting of any Achillion Background Patent Rights or Development Program Patent Rights.

1.159 “Publishing Party” has the meaning set forth in Section 11.6.2.

1.160 “QA Working Group” means a Working Group advising the JSC with respect to quality assurance matters pertaining to lots or batches of Licensed Product that are Manufactured for clinical trials set forth in the Global Development Plan.

1.161 “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or drug product for an indication in the Field in a country, including any and all approvals that are required by Applicable Law in such country for pricing and reimbursement. For purposes of illustration, in addition to approval of a Drug Application: Regulatory Approval in France includes approval of a Drug Application and publication of the reimbursed price level in the official journal and registration on a reimbursement list by or on behalf of Comité Economique des Produits de Santé or Haute Autorité de Santé (or a successor agency); Regulatory Approval in Italy includes publication of reimbursement in the Government’s Offical Gazette (by Agenzia Italiana del Farmaco or a successor agency); Regulatory Approval in Germany includes execution of contract with the head association of sick funds (GKV-Spitzenverband, Gesetzlichen Krankenversicherung, or a successor agency); Regulatory Approval in Spain includes authorization by La Comisión Interministerial de Precios de los Medicamentos or La Comisión Nacional para el Uso Racional de los Medicamentos, or a successor agency) for national patient access to reimbursement by or on behalf of a Governmental Authority; and Regulatory Approval in the United Kingdom includes approval by the National Institute for Health and Care Excellence (or a successor agency) to obtain mandatory funding to enable broad market access.

1.162 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, such as the FDA in the United States, EMA in the EU, and MHLW in Japan.

1.163 “Regulatory Exclusivity Right” means a right or protection, granted by a Regulatory Authority in a jurisdiction, providing with respect to a Licensed Product in such jurisdiction: (a) marketing exclusivity or data exclusivity that prevents the Regulatory Authority from accepting or approving a Drug Application (whether new or abbreviated), submitted by a Person other than Janssen (or any of its Affiliates or Third Party sublicensees), for a generic or competing version of a pharmaceutical product comprising a compound that is a Bioequivalent to any Achillion Single API in the Licensed Product, such as through new molecular entity or orphan drug exclusivity granted by the FDA, or an exclusive right to sell pursuant to the data exclusivity provisions under EC Directives 2004/27/EC and 2001/83/EC and Regulation 726/2004/EC, or marketing exclusivity granted in respect of pediatric studies under Regulation 1901/2006, or Section 505A(a) of the FDC Act; or (b) data protection for regulatory data submitted by or on behalf of a Party or its Affiliates relating to the Licensed Product against unfair commercial use or public release consistent with, or no less stringent than, TRIPs Article 39.3.

1.164 “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Licensed Product, or its use or potential or investigative use in humans, including any documents submitted to any Regulatory Authority and all supporting Data, including INDs, supportive documents enabling a clinical program, NDAs and MAAs, and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.165 “Requesting Party” has the meaning set forth in Section 11.5.2(b).

1.166 “Reviewing Party” has the meaning set forth in Section 11.6.2.

1.167 “Right of Reference” has the meaning set forth for such term in 21 C.F.R. § 314.3(b) or an equivalent right of access or reference under any Applicable Law in any other jurisdiction outside the United States.

1.168 “Royalty Term”, as applicable to Net Sales of each particular Licensed Product in a given country, has the meaning set forth in Section 8.4.1.

1.169 “SAE” has the meaning set forth in Section 4.7.2.

1.170 “Single Agent” means an Achillion Single API or a Janssen Single API.

1.171 “Solely Owned Achillion Background Patent Rights” has the meaning set forth in Section 12.5.8.

1.172 “Supply Costs” means: (a) in reference to any clinical supplies of Licensed Product or Single Agents thereof (in bulk or finished product form) that may be supplied through a Third Party contract manufacturer, with JSC approval, by a Party for any clinical studies under the Global Development Plan, such Party’s Out-of-Pocket Costs incurred in having such supplies Manufactured on its behalf; and (b) in reference to any clinical supplies of Licensed Product or Single Agents thereof (in bulk or finished product form) that may be manufactured, with JSC approval, by Janssen or any of its Affiliates for any clinical studies under the Global Development Plan, Janssen’s or the applicable Affiliate’s Cost of Goods for such supplies.

1.173 “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees in the nature of taxes imposed by a taxing authority (including any interest thereon).

1.174 “Term” means the term of this Agreement as set forth in Section 14.1.

1.175 “Third Party” means any Person other than a Party or any of its Affiliates.

1.176 “Third Party Product Liability Action” has the meaning set forth in Section 13.4.

1.177 “Trademark Rights” means all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions, and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

1.178 “United States”, “US” or “U.S.” means the United States of America, including its territories and possessions.

1.179 “Valid Claim” means a claim of any unexpired patent issued or granted by a Patent Office that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

1.180 “Work Plans” means the portion of the Global Development Plan constituting the written plans (including any GANTT charts) for the Development of Licensed Product and describing the activities supporting Development to be performed by Janssen and any activities supporting Development to be performed by Achillion, as the case may be.

1.181 “Working Group” means a joint team composed of representatives of the Parties with appropriate background and experience formed to advise the JSC hereunder on matters of a particular nature, such as those specified herein.

ARTICLE II: LICENSE GRANTS

2.1 Achillion Grants.

2.1.1 Development License. Subject to the terms and conditions of this Agreement, Achillion hereby grants to Janssen an exclusive (even as to Achillion, except to the extent Achillion expressly retains or is expressly granted back rights under this Agreement), worldwide license, with the right to sublicense in accordance with Section 2.1.3, under the Achillion Background IP and Achillion’s rights in the Development Program IP, to Develop and have Developed Achillion Single APIs and Licensed Products in the Field, and to make and Manufacture, have made and Manufactured, use, have used, and import Achillion Single APIs and Licensed Products for such purposes. The license rights granted under this Section 2.1.1 shall commence on the Effective Date and run throughout the Term hereof, subject to the termination provisions under Article XIV.

2.1.2 Commercialization License. Subject to the terms and conditions of this Agreement, Achillion hereby grants to Janssen an exclusive (even as to Achillion, except to the extent Achillion expressly retains or is expressly granted back rights under this Agreement), worldwide license, with the right to sublicense in accordance with Section 2.1.3, under the Achillion Background IP and Achillion’s rights in the Development Program IP, to Commercialize and have Commercialized, offer for sale and sell, and have offered for sale and sold, Achillion Single APIs and Licensed Products for use in the Field, and to make, have made, use, have used, and import Achillion Single APIs and Licensed Products for such purposes. The license rights granted under this Section 2.1.2 shall commence on the Effective Date and continue, on a Product-by-Product and country-by-country basis, throughout the Term hereof, subject to the termination provisions under Article XIV.

2.1.3 Sublicensing. In the event that Janssen grants any sublicense of the license rights granted to Janssen under this Section 2.1 to any Affiliates or any Third Parties, Janssen shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant sublicensee and the compliance by such sublicensee with the terms and conditions of this Agreement. Each sublicense to any Third Party shall refer to and be subordinate to this Agreement and must be consistent in all material respects with the terms and conditions of this Agreement. Janssen shall provide to Achillion a redacted copy of each commercial sublicense agreement (for marketing, offering for sale, selling, promoting, but excluding distributing, of any Licensed Product) with a Third Party within [**] days after its effective, which shall be treated as Janssen’s Confidential Information; provided that Janssen shall have the right to redact at its reasonable discretion sensitive information from each such copy.

2.2 Achillion Rights for Development Program. Subject to Section 5.1, Janssen hereby grants Achillion a non-exclusive, royalty-free worldwide license under the applicable Achillion Background IP, Achillion Development Program IP, Janssen Development Program IP and Janssen Background IP, in each case during the term of the Development Program hereunder, to Develop and have Developed, use, have used, and import Licensed Products in the Field pursuant to the Global Development Plan, and to make and Manufacture, and have made and Manufactured Licensed Product for use in Development activities pursuant to the Global Development Plan and pursuant to the Ancillary Agreements.

2.3 Licenses Constitute IP under Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement by one Party to another, including in Section 2.1, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or comparable provisions of laws of other jurisdictions) rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code (or comparable provisions of laws of other jurisdictions). Each Party hereby acknowledges, on behalf of itself and its Affiliates, “embodiments” of intellectual property pursuant to the Bankruptcy Code include the following: (a) Data from the research and Development of Licensed Products, (b) Single Agent and Licensed Product samples and inventory, (c) Licensed Product formulations, (d) laboratory notebooks and records from either Party’s research relating to any Single Agent or Licensed Product, including from the Development Program, (e) results from clinical studies of Licensed Products and the Single Agents therein, (f) Regulatory Filings and Regulatory Approvals relating to Licensed Products, and (g) marketing, advertising and promotional materials relating to Licensed Products.

2.4 No Trademark Licenses. Achillion represents and warrants that, as of the Effective Date, it does not own or otherwise control any Product Trademark Rights pertaining to any Achillion Single API or Licensed Product. Janssen therefore acknowledges that this Agreement does not grant Janssen any license rights under any Trademark Rights of Achillion.

2.5 No Other Rights. No rights other than those expressly set forth in this Agreement are granted by one Party to the other Party hereunder, and no additional rights shall be deemed granted hereunder to either Party by implication, estoppel, or otherwise, with respect to any Patent Rights, Know-How, or other intellectual property rights.

2.6 Achillion Covenants. Except as expressly permitted under this Agreement, Achillion shall not, directly or through any Affiliate or Third Party, during the Term hereof: (a) make, have made, or import, or grant any Third Party any right under the Achillion Background IP or Achillion’s interest in any Development Program IP to make, have made, or import any Achillion Single API or Product based thereon (including any [**] Product or other Licensed Product), except for Development purposes hereunder and for any transitional Manufacturing activities in accordance with Article VII; (b) develop, commercialize, offer for sale or sell, or grant any Third Party any right under the Achillion Background IP or Achillion’s interest in any Development Program IP to develop, commercialize, offer for sale or sell any Achillion Single API or any Product based thereon (including any [**] Product or other Licensed Product) for any use, whether inside or outside the Field, alone or in combination with any other product; (c) commercialize, or grant any Third Party any right to commercialize, for any use, any compound that is Covered at any time by any claim of the Achillion Background Patent Rights that also Covers any Achillion Single API; or (d) conduct, or fund or otherwise support any Third Party in the conduct of, any clinical trial outside the Development Program involving the use of one or more of the Achillion Single APIs or any Licensed Product.

ARTICLE III: OVERSIGHT OF COLLABORATIVE ACTIVITIES

3.1 Establishment of JSC. Promptly after the Effective Date, the Parties shall establish a Joint Steering Committee (JSC), composed of [**] representatives from Achillion and [**] representatives from Janssen (which, for clarity, may include any employees or agents of its Affiliates) as quorum members. The JSC may, as necessary or appropriate, establish one or more Working Groups and assign tasks to such Working Group to develop advice to the JSC’s decision-making within its authority (provided that, for the avoidance of doubt, no Working Group shall have any decision-making authority and Achillion shall have the right, upon written notice to Janssen, to reduce the scope of or eliminate altogether Achillion’s participation on any Working Group). The members of the JSC shall be appropriately qualified and experienced in order to make a meaningful contribution to meetings and render decisions within its scope of authority hereunder. Each Party may replace its representatives on the JSC by written notice to the other Party. For the avoidance of doubt, no decision within the authority of the JSC may be delegated to a Working Group.

3.2 JSC Responsibilities. With respect to Development of Licensed Products hereunder, the JSC shall, subject to Section 3.7, have authority to:

(a) oversee and monitor the activities of the Parties under the Global Development Plan;

(b) review and approve the protocols for all Phase 2 and Phase 3 studies of Licensed Products;

(c) review the results and progress of the Development Program under the Global Development Plan, including periodic reviews of data, results and analyses from the studies under the Global Development Plan;

(d) review and approve any proposed modifications to Janssen’s Work Plans under the Global Development Plan);

(e) for any desired modifications to the Global Development Plan not within the scope of authority of the JSC (such as any modification that would increase Achillion’s Development Costs under any Development Budget), propose to the Parties, for consideration and potential agreement by the Parties, any amendments to the Development Budgets and associated Work Plans;

(f) under the advice of the Patent Working Group, recommend to the Parties any Development Program Inventions for claiming in new Development Program Patent Rights;

(g) under the advice of the Patent Working Group, discuss potential publication strategies with respect to any Development Program results (subject to any contractual obligations to any Third Party licensors or subcontractors pertaining to publications of their results); and

(h) under the advice of the QA Working Group, monitor and oversee the Manufacture of Achillion Single APIs and Licensed Products for clinical studies under the Global Development Plan.

3.3 Patent Working Group. The Parties shall establish a patent Working Group comprising up to [**] representatives from each of Achillion and Janssen (the “Patent Working Group”), including a patent attorney or agent designated by such Party as its lead contact (“Patent Representative”), for discussing any patent matters coming before the JSC pertaining to the Development, Manufacture, or Commercialization of any Licensed Products hereunder. Neither the JSC nor any Working Group shall discuss any issue relating to any Achillion Background Patent Rights, Janssen Background Patent Rights, Development Program Patent Rights, or any Patent Rights of Third Parties relevant to the Development, Manufacture, or Commercialization of any Licensed Products (including with respect to any of their scope, patentability, validity, Prosecution, or infringement), unless both Parties’ Patent Representatives are present, and the Patent Working Group may hold meetings separate from or in connection with the meetings of the JSC as appropriate to discuss such issues relating to any such Patent Rights. The Parties’ Patent Representatives shall be solely responsible for documenting at their discretion any issues discussed by the JSC relating to any Patent Rights, which documents and the content of such discussions shall be held in strict confidence by the Parties to protect their common interests and preserve the privileged status of any attorney-client communication, advice, or legal opinion reflected therein. The Parties acknowledge that the Patent Working Group is established for purposes of advising the JSC, and that Article X governs responsibilities for Prosecuting and enforcing the Achillion Background Patent Rights, Janssen Background Patent Rights, and Development Program Patent Rights.

3.4 Joint Steering Committee Meetings. The JSC shall meet [**] until Regulatory Approval for a Licensed Product has been obtained in the United States and at least [**] of the EU Major Market Countries, and shall meet [**] thereafter until Regulatory Approval for a Licensed Product has been obtained in all Major Market Countries, and at such other times as the Parties may agree. The first meeting of the JSC shall be held as soon as reasonably practicable, but in no event later than [**] days after the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference, provided that at least the quorum members of each Party are present at any JSC meeting. Each Party may from time to time invite a reasonable number of participants in addition to its representatives on the JSC (such as Working Group members) to attend any JSC meeting, which additional participants shall not be members and shall attend the JSC meeting on an ad hoc basis in a non-voting capacity. Each Party shall obligate each of its members or representatives attending any JSC meetings to be subject to the obligations on confidentiality and restriction on use of the other Party’s Confidential Information substantially similar to those set forth in Article XI. The JSC meetings will be chaired by [**]. The chairperson shall set and circulate to all JSC representatives agendas for JSC meetings no later than [**] Business Days in advance of each meeting. Such agendas will include any matter within the authority of the JSC hereunder reasonably requested by Achillion to be addressed. Janssen shall have the responsibility for recording, preparing and, within a reasonable time, issuing draft minutes of each JSC meeting to each Party’s members for review, and the chairperson shall issue to the Parties final minutes signed or otherwise approved in writing (such as via an electronic signature) by a Janssen JSC representative and an Achillion JSC representative.

3.5 Meeting Expenses. Each Party shall bear its own costs, including travel expenses, incurred by its Joint Steering Committee members or by any additional non-member participants of such Party in connection with their attendance at Joint Steering Committee meetings; for the avoidance of doubt, such costs shall not be included in Development Costs.

3.6 Decision-making. Decisions of the Joint Steering Committee within its scope of authority hereunder shall be made by unanimous vote, with Janssen’s representatives to the Joint Steering Committee collectively having one (1) vote and Achillion’s representatives to the Joint Steering Committee collectively having one (1) vote. Decisions of the JSC shall be memorialized in its meeting minutes. If the JSC fails to reach unanimous decision on a matter within its authority that has been pending in excess of [**] days (or such other period as the Parties may agree in writing), the matter shall be referred to applicable Executive Officers of the Parties, who shall attempt to reach a mutual decision. In the event that the Executive Officers cannot reach a mutual decision with regard to such matter, then Janssen shall have the deciding vote, subject to Section 3.7.

3.7 Certain Limitations on Decision-Making.

3.7.1 Modifications to Global Development Plan.

(a) Ongoing Studies. Any proposed modification to the Work Plan or Development Budget for any Ongoing Study shall be subject to the approval of the JSC and the decision-making authority set forth in Section 3.6, provided, however, that Janssen shall not have the deciding vote thereon, and further that Achillion shall not unreasonably withhold its consent to any modifications reasonably proposed by Janssen in good faith to any Work Plan with respect to an Ongoing Study.

(b) Modifications to Budgeted Achillion Work. The JSC shall have no authority to make any significant modifications to any Development Budgets for Achillion Development FTEs and/or Out-of-Pocket Costs to be incurred by Achillion as set forth in the associated Work Plans allocating particular Development activities to Achillion under the Global Development Plan. Any changes to any such Work Plans in the Global Development Plan allocating any Development activities to Achillion and associated Development Budgets for any Development Costs to be incurred by Achillion shall not be effective unless set forth in a written agreement signed by both Parties.

3.7.2 Prosecution of Achillion Background Patent Rights and Development Program Patent Rights Governed by Article X. For clarity and notwithstanding any other provision of this Agreement to the contrary, decisions regarding the Prosecution of any Patent Rights shall not be within the JSC’s authority, and the provisions of Article X of this Agreement shall govern Prosecution of certain Patent Rights.

3.7.3 Other Limitations on Decision-Making. Notwithstanding anything to the contrary herein, the [**], and [**], to: (a) expand [**] obligations or reduce [**] rights hereunder, (b) expand [**] obligations or reduce [**] rights hereunder, (c) determine that [**] has [**] its obligations, or [**] has [**] its obligations, under this Agreement, (d) determine that [**], (e) determine the [**] hereunder, (f) make any decision that is expressly allocated hereunder to [**], or that requires the [**], pursuant to the terms of this Agreement, (g) modify any [**] set forth in the body of this Agreement, including [**] of the Parties; or (h) [**].

3.8 Alliance Managers. Each Party shall designate a single alliance manager for coordinating interactions between the Parties regarding any activities contemplated under this Agreement (“Alliance Manager”). Such Alliance Managers will be responsible for the day-to-day worldwide coordination of the Collaboration Activities and will serve to facilitate routine communication between the Parties. Such Alliance Managers shall have experience and knowledge appropriate for managers with such responsibilities. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

ARTICLE IV: DEVELOPMENT

4.1 Ongoing Studies. The Parties have agreed either to wind-down and terminate each Ongoing Study or at Janssen’s election to continue it, in each case as part of the Initial Global Development Plan as set forth on Exhibit K. Achillion shall bear all costs incurred for Ongoing Studies, except that Janssen shall bear all Development Costs incurred in connection with the continuation of the applicable Ongoing Studies to the extent it elects to continue them and such costs are for periods after the Effective Date and incurred pursuant to a Development Budget to be agreed by the Parties within [**] days after the Execution Date (and shall reimburse Achillion for any such budgeted Development Costs incurred by Achillion).

4.2 Clinical Development Plans. All Development of the Licensed Products by or on behalf of either or both of the Parties after the Effective Date shall be conducted pursuant to the Global Development Plan. The Initial Global Development Plan as of the Effective Date (attached hereto as Exhibit C) includes: (a) the Work Plan for the Initial Study; (b) the Work Plan for each Ongoing Study that will continue (if any); (c) the Work Plan for each Ongoing Study that will be wound down; and (d) the Work Plan for any other clinical study of Licensed Products. The Parties acknowledge that the Initial Global Development Plan is preliminary and provides high-level Work Plans for initial Development activities. The Parties, through the JSC, shall use commercially reasonable efforts to update the Global Development Plan in due course after the Effective Date as further information develops, subject to Section 3.7.1.

4.3 Development Diligence.

4.3.1 Janssen shall use Diligent Development Efforts to Develop a [**] Product toward Regulatory Approval in Major Market Countries, and if such Development is successful, to seek Regulatory Approvals of a [**] Product in Major Market Countries. Achillion acknowledges that, considering at the relevant time the circumstances, such as the evolving Data and other results from prior or ongoing clinical studies of the [**] Product and other data pertaining to the developability of the [**] Product, the foregoing diligence obligation under this Section 4.3.1 does not necessarily require Janssen to seek Regulatory Approvals for all Major Market Countries simultaneously. Achillion further acknowledges and agrees that Diligent Development Efforts shall not be interpreted to require Janssen to abandon its and its Affiliates independent labeling strategies or development of any of the Janssen Single APIs for co-administration or combination, together and/or with any other APIs for treating HCV that are not Achillion Single APIs or otherwise proprietary to Achillion, for access and other purposes in resource-limited countries and other countries that are not Major Market Countries.

4.3.2 Without limiting Section 4.3.1, each Party (and its Affiliates and Third Party subcontractors) shall conduct its respective Development activities described in the Work Plans of the Global Development Plan in compliance with Applicable Law. Notwithstanding anything to the contrary herein, a Party shall not be obligated to undertake or continue any Development activities with respect to a Licensed Product if such Party reasonably determines that performance of such Development activity would violate Applicable Law or pose an unacceptable safety risk to clinical study subjects.

4.3.3 For clarity, each Party acknowledges that any timelines reflected in the Global Development Plan are good-faith approximations only, and shall not be construed as imposing an obligation to strictly adhere to any such timelines, subject to the foregoing in this Section 4.3. For further clarity, the diligence obligation under Section 4.3.1 applies solely to a [**] Product, and not to any other Licensed Product.

4.4 Transfer of Know-How.

4.4.1 From Achillion’s Prior Work. During the [**] day period after the Effective Date, but in no event beyond [**], Achillion shall provide to Janssen, on a reasonable rolling basis, copies of, or access to, at mutually agreed times during normal business hours on Business Days and upon reasonable notice, and permit Janssen to make copies at Janssen’s expense of, all material Achillion Background Know-How relating to any Achillion Single API being Developed hereunder as a component of a Licensed Product and arising from Achillion’s and its Affiliates’ and Third Party contractors’ activities before the Effective Date recorded in any form (including laboratory notebook entries, database entries, monographs, reports, and slide presentations), provided that (a) Achillion shall prioritize the transfer of any such Achillion Background Know-How set forth in any written plans of the Parties that may be appended hereto or otherwise agreed upon, and (b) copies of any laboratory notebook entries of such Achillion Background Know-How may be provided promptly upon Janssen’s reasonable request.

4.4.2 From Work in Development Program. To the extent that Achillion is performing or otherwise involved in any Development activities hereunder, Achillion shall provide to Janssen, directly or through meetings of the JSC, copies of all Development Program Know-How developed by or on behalf of Achillion, including any Development Program Know-How that may be necessary or useful for making, using, Developing under the Global Development Plan, Manufacturing, or Commercializing any Licensed Product.

4.5 Responsibility for Regulatory Filings; Responsibility for CMC Development.

4.5.1 INDs and Other Regulatory Filings. The provisions of this Section 4.5.1 shall apply to the clinical Development Program.

(a) Existing Achillion-Held INDs. Achillion shall remain responsible in all cases for all costs and liabilities arising in connection with its performance of, or failure to perform, any activities or obligations with respect to any Ongoing Clinical Study, prior to the Effective Date and thereafter, unless the Parties agree otherwise in written agreement. For clarity, Section 11.6 shall apply to the Ongoing Clinical Studies.

(b) INDs for New Clinical Studies. Unless otherwise agreed in writing by the Parties, Janssen shall be responsible for filing and maintaining (directly and through its Affiliates and any Third Party subcontractors) all new INDs, and/or maintaining (directly and through its Affiliates and any Third Party subcontractors) all INDs transferred to Janssen pursuant to any IND Transfer Agreement, for any new clinical studies of any Licensed Product initiated after the Effective Date under the Global Development Plan (the “Janssen INDs”). Achillion shall use commercially reasonable efforts upon Janssen’s request to cooperate, and have any of Achillion’s applicable Third Party contractors subject to any applicable Existing Third Party Agreements of Achillion cooperate, to facilitate Janssen’s establishment of a sponsorship IND and/or assumption of responsibility for any transferred IND, and its electronic updating, for clinical studies under the Global Development Plan. Unless an IND Transfer Agreement otherwise provides, Janssen shall be responsible for filing and maintaining (directly or through any Affiliates or Third Party subcontractors) all INDs for any clinical studies (other than Ongoing Clinical Studies) of any Licensed Product under the Global Development Plan (and, to the extent necessary, Achillion shall provide Janssen a Right of Reference to any INDs of Achillion for any Achillion Single API held as of the Execution Date for use by Janssen for Development purposes hereunder). As between the Parties, except as expressly provided otherwise hereunder or in any IND Transfer Agreement, as of the Effective Date Janssen shall be solely responsible for interactions with any Regulatory Authorities with respect to Licensed Product under any Janssen IND for any new clinical studies of any Licensed Product initiated after the Effective Date under the Global Development Plan and under any IND for any clinical study transferred by Achillion to Janssen pursuant to any IND Transfer Agreement, and the filing and maintaining (directly or through a designated Affiliate or Third Party subcontractor or, where necessary, Achillion) of Regulatory Filings for Licensed Product under such Janssen INDs. Janssen shall own all Regulatory Filings made in connection with the Development of, or seeking Regulatory Approval for, any Licensed Products under any Janssen INDs. Janssen shall own and hold any Regulatory Approvals for Licensed Products.

(c) Ownership of INDs. For clarity, with regard to INDs for a Licensed Product filed or sponsored by a Party in the conduct of the Development activities hereunder, such Party shall be deemed to own each such IND filed in its name except as otherwise may be set forth in any IND Transfer Agreement. Additionally, Achillion hereby grants to Janssen, and Janssen shall have (directly and through its Affiliates), a Right of Reference with respect to each such IND held by or on behalf of Achillion, for use by Janssen for Development purposes hereunder, and accordingly Regulatory Authorities considering any Regulatory Filing relating to any Licensed Product being Developed hereunder shall be permitted to rely on and otherwise use the applicable information in such Achillion-held INDs.

4.5.2 CMC Development. Janssen shall have responsibility for managing all Collaboration Activities relating to the development of chemistry, manufacturing, and controls technology and associated Know-How for the Manufacture of Licensed Products, which activities for clarity do not include actual production and testing of clinical supplies, which Manufacturing activities are governed by Section 7.1 below. Except as may be otherwise provided herein or in the Global Development Plan, Achillion’s role in performing any such Collaboration Activities (excluding any obligations under its Current Manufacturing Contracts and any other Existing Third Party Agreements of Achillion) shall be to provide Janssen, upon Janssen’s reasonable request and free of charge, transitional FTE assistance for the design, conduct, and troubleshooting of such chemistry, manufacturing, and control Know-How development activities and related Development studies for up to [**] days after the Effective Date, but in no event beyond [**], and for no more than [**] FTEs. Any Development Costs incurred by or on account of Achillion in connection with providing such transitional assistance shall not be deemed reimbursable Development Costs under the Global Development Plan. However, Achillion shall not be obligated to provide any additional FTE assistance unless expressly specified otherwise in a Development Budget and associated Work Plan.

4.6 Regulatory Meetings. Janssen shall be responsible (directly and through its Affiliates and any sublicensees and, where necessary, through Achillion) for all interactions with Regulatory Authorities in connection with its Regulatory Filings hereunder. Janssen shall provide Achillion with advance notice of all material meetings with the U.S. FDA relating to Licensed Products and Achillion shall have the right to have a representative attend all such meetings as a silent observer, provided that such representative shall treat all information disclosed or discussed in any such meetings as Janssen’s Confidential Information.

4.7 Regulatory Reporting; Safety Database.

4.7.1 Responsibility. After the filing of an IND by Janssen (or the transfer of an IND by Achillion to Janssen, as applicable) for a clinical study of a Licensed Product under the Global Development Plan, as between the Parties, any reports (including adverse event reports) made to any Regulatory Authority in connection with any Development activities, conducted or sponsored by or on behalf of either or both of the Parties hereunder for any Licensed Product, shall be made exclusively by Janssen in accordance with the terms and conditions of the Pharmacovigilance Agreement. In the case that Achillion has contributed to any information or data in the report being submitted to a Regulatory Authority, Janssen shall provide Achillion with a copy of such report for comment in advance, unless time does not reasonably permit, considering the circumstances, Janssen to do so.

4.7.2 Adverse Event Reporting. Promptly (such as within [**] Business Days) after a Party becomes informed of any serious adverse event (“SAE”) in any clinical trial involving a Licensed Product or Single Agent therein, it shall notify the other Party and such notifying Party shall thereafter continue to provide additional information to the other Party relevant to such SAE, including to the extent necessary for such other Party to comply with all Applicable Laws (including securities laws or regulations and the applicable rules of any public stock exchange). Achillion acknowledges and agrees that Janssen, as the Party having the right to hold any Drug Application for any Licensed Product hereunder, may be required to submit information and file reports to various Regulatory Authorities on a Licensed Product under clinical investigation, a Licensed Product proposed for promoting, and/or a marketed Licensed Product, including such information as typically required at the time of initial filing for investigational use in humans and at the time of a request for Regulatory Approval of a new Licensed Product. In addition, Janssen may be required to provide supplemental information on a Licensed Product at periodic intervals and to report adverse events or drug experiences at more frequent intervals depending on the severity of the experience and whether or not the event is unexpected. With respect to any Development activities conducted by or on behalf of Achillion under the Global Development Plan, upon reasonable request of Janssen, Achillion shall: (a) provide Janssen with all adverse event information and safety-related data available to or within the Control of Achillion from any pre-clinical laboratory, animal toxicology, pharmacology studies, or clinical studies, as reasonably may be necessary or expected to be necessary for Janssen to comply with all Applicable Laws pertaining to the Licensed Product; and (b) report and provide such information to Janssen in such a manner and time so as to, as reasonably and in good faith determined by Achillion, enable Janssen to comply with all Applicable Laws.

4.7.3 Global Safety Database. Janssen shall establish a global safety database for each Licensed Product, including for storing safety data from clinical studies of the Licensed Product under INDs held by Janssen and for storing safety data within the Achillion Background Know-How. For each Licensed Product Developed under the Global Development Plan, Janssen shall maintain in the global safety database information relating to adverse events and pregnancy reports for such Licensed Product, which shall include SAE data (and any other information relating to other adverse events Janssen decides to include at its reasonable discretion), which Janssen may use for regulatory reporting and responding to safety queries from Regulatory Authorities. Promptly after the Effective Date and during the Term, to the extent Achillion is conducting or has conducted any Development activities under the Global Development Plan,

Achillion shall, and shall cause its Affiliates and Third Party contractors to, disclose all information relating to adverse events and pregnancy reports from clinical use of Licensed Product (including with respect to any Single Agent therein) in its or their possession and Control to Janssen for inputting into its global safety database within a mutually agreed period of time. Each Party shall handle all SAE information and other safety data that comes into its possession during Development and Commercialization of any Licensed Product hereunder in accordance with all Applicable Laws. During the time Achillion is the regulatory sponsor for any IND under the Global Development Plan (such as for any Ongoing Clinical Study), or has continuing obligations as reflected in Exhibit K, with respect to a Licensed Product, upon Achillion’s good-faith request Janssen shall promptly make available to Achillion such information from Janssen’s global safety database for the Licensed Product as Achillion deems necessary in good faith to fulfill Achillion’s pharmacovigilance reporting and other compliance obligations under Applicable Law to the applicable Regulatory Authority(ies) in connection with such sponsorship, and to enable Achillion to fulfill its obligations reflected in Exhibit K.

4.7.4 Pharmacovigilance Agreement. Within [**] days of the Effective Date, each Party shall identify its safety representative to the other Party to lead negotiations between the Parties regarding the processes and procedures for sharing adverse event information, which processes and procedures shall be documented in a written pharmacovigilance agreement signed by the Parties (the “Pharmacovigilance Agreement”) within [**] days of the Parties’ identification of their respective safety representatives or such other time as the Parties may otherwise agree in writing. The Pharmacovigilance Agreement shall define safety data exchange procedures concerning adverse events, including adverse drug reactions, with respect to any Licensed Products, sufficient to permit each Party and its Affiliates and contractors or sublicensees, as the case may be, to comply with requirements of Applicable Laws pertaining to drug safety and pharmacovigilance, including, to the extent applicable, those obligations contained in Health Care Laws imposed by Regulatory Authorities. The Pharmacovigilance Agreement shall reflect that Janssen shall own and maintain a comprehensive (global) safety database of adverse events, pregnancy reports, and other safety data reported anywhere in the world from human use of any Licensed Products anywhere in the Licensed Territory.

4.8 Conditional Subcontracting. A Party may subcontract any of its Development activities hereunder to any Third Party, provided that: (a) such Party executes a written subcontract agreement with such Third Party that contains, in all material respects, the applicable obligations and covenants hereunder; and (b) Achillion may not subcontract to a Third Party for any clinical Development work or sponsorship of any clinical study with a Licensed Product allocated to it under a Work Plan without the JSC’s prior written approval, except for any Ongoing Clinical Study. A Party engaging any subcontractor shall be responsible for the performance of the subcontractor, and hereby warrants its compliance with the material terms hereof.

4.9 Auditing.

4.9.1 Compliance Inspections for Achillion Supplies. With respect to any facility or site at which Achillion, its Affiliate or its Third Party contractor or subcontractor conducts any Manufacturing, clinical, or regulated (e.g., under GLP, GCP, or GMP) Development activities pursuant to this Agreement, Janssen shall have the right, as permitted by and subject to the terms and conditions of any applicable Existing Third Party Agreement of Achillion or as otherwise expressly permitted by the applicable Third Party manufacturer, at its expense, upon reasonable written notice to Achillion (and if applicable, such Affiliate or contractor or subcontractor), and during normal business hours, to inspect such site and facility and any records relating thereto, [**] or more often with cause, to verify the other Party’s compliance with the terms of this Agreement and with all Applicable Laws, including GLP, GCP, and GMP, and current standards for pharmacovigilance practice. Such inspection shall be subject to the confidentiality provisions set forth in Article XI. If such inspection would result in the disclosure of the audited site’s Confidential Information unrelated to the subject matter of this Agreement, the Parties (and any applicable Third Party) shall enter into a confidentiality agreement covering such unrelated subject matter. After any such inspection, Janssen will provide written observations to Achillion.

4.9.2 Site Audits for Achillion Development (if any). For clarity, Janssen (through Janssen R&D Global Research & Development Quality Assurance or any successor organization responsible for quality assurance for Janssen and its Affiliates) will be responsible for establishing Janssen’s audit plans for any Development work conducted by or on behalf of Achillion during the Term under the Global Development Plan.

4.9.3 Regulatory Audits. Achillion shall cooperate in good faith in the event any Regulatory Authority inspects any site where clinical studies or Manufacturing of clinical supplies of Licensed Products are conducted by or on behalf of Achillion pursuant to this Agreement, whether such audited site is Achillion’s or its Affiliate’s or contractor’s (such as under an Existing Third Party Agreement), as permitted by and subject to the terms and conditions of any applicable Existing Third Party Agreement of Achillion or as otherwise expressly permitted by the applicable Third Party. Achillion shall notify Janssen within [**] Business Days after receiving notification of any Regulatory Authority inspection at any site where clinical studies or Manufacturing of clinical supplies of any Achillion Single APIs and/or Licensed Products are conducted. Taking into account the timing and notice provided by the applicable Regulatory Authority, Applicable Law, and the terms of any applicable Existing Third Party Agreement, Janssen shall be given a reasonable opportunity to assist in the preparation of Achillion’s audited site for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the audited site, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection. If such attendance would result in the disclosure of Achillion’s or its audited site’s Confidential Information not related to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter. In the event that any audited site is found to be non-compliant with one or more Applicable Laws, Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice, or current standards for pharmacovigilance practice, Achillion or its applicable contractor under an Existing Third Party Agreement shall submit to Janssen a CAPA plan within [**] Business Days after receiving notification of such non-compliance from the non-compliant audited site and shall use commercially reasonable efforts to cause such non-compliant audited site to implement such CAPA plan promptly after submission.

4.10 Rights of Reference and Access to Data. Janssen shall have a Right of Reference to Achillion’s or its Affiliate’s drug master file, if any, and any other Regulatory Filings (whether made before or during the Term hereof) Controlled by Achillion anywhere in the world relating to any Achillion Single APIs or Licensed Products, and Janssen shall also have a right to review, access and request copies of such Regulatory Filings and any Know-How (including data) therein and use such Know-How in connection with the performance of Janssen’s obligations and exercise of its rights under this Agreement, including inclusion of such Know-How in its own Regulatory Filings for Single Agents or Licensed Products. Achillion hereby grants to Janssen a Right of Reference to any Regulatory Filing, including Achillion’s or its Affiliate’s clinical dossiers, Controlled by Achillion that relates to any Achillion Single API or Licensed Product, for use by Janssen in exploitation of its Development and Commercialization rights relating to Licensed Products in the Field pursuant to this Agreement. Achillion or its Affiliate shall provide a signed statement to this effect, if requested by Janssen, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other country or region of the world, or otherwise provide appropriate notification of such right of Janssen to the applicable Regulatory Authority.

4.11 Responsibility for Development Costs.

4.11.1 For clarity, and except as otherwise specified in any Development Budgets included in the Global Development Plan and subject to the terms and conditions hereof (including Section 4.1): (a) Janssen shall bear one hundred percent (100%) of the Development Costs incurred in connection with activities conducted by or on behalf of Janssen, its Affiliates and/or its sublicensees for the Initial Study and all studies other than any Ongoing Studies conducted under the Global Development Plan; (b) Achillion shall bear one hundred percent (100%) of the Development Costs incurred in connection with activities conducted by or on behalf of Achillion, its Affiliates and/or its sublicensees for all Ongoing Studies being wound down under the Global Development Plan; and (c) Janssen shall be responsible for all Development Costs for all Ongoing Studies being continued under the Global Development Plan.

4.11.2 Notwithstanding anything to the contrary herein, any license payments (including any fees, milestones, or royalties) due from Achillion to any Third Party under any Pre-Existing Licenses from Third Parties or any Additional Pre-Existing Third Party Agreements of Achillion on account of any Development of Licensed Product hereunder shall be a sole expense of Achillion, and not be deemed Development Costs allocable to any extent to Janssen hereunder.

4.11.3 Reimbursement of Achillion’s Budgeted Costs. In the event that Achillion incurs any Development Costs as authorized in a Development Budget for Development activities allocated to Achillion and performed pursuant to a Work Plan, then Janssen shall reimburse Achillion as set forth in Section 8.2.

4.12 Suspension of Clinical Study for Safety Reason. Notwithstanding anything to the contrary herein, if an Independent Safety Board determines that any clinical study of a Licensed Product ongoing in the Development Program would pose an unacceptable safety risk for any subjects or patients participating in such study, then neither Party shall be obligated to continue such clinical study. Either Party may delay or suspend any Development activities with respect to an ongoing clinical study of a Licensed Product if such Party reasonably believes that such clinical study would pose such an unacceptable safety risk.

4.13 Records.

4.13.1 Maintenance of Research Records. Each of the Parties shall maintain, or cause to be maintained, records of its respective Collaboration Activities conducted by it in material compliance with Applicable Law (including the requirements of GCP, GLP and GMP, in each case to the extent applicable). Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the foregoing activities in a manner appropriate for any regulatory purpose and, when applicable and permitted under this Agreement, for use in connection with the filing of Patent Rights and the Prosecution of Patent Rights. Such records shall be retained for the longer of either: (a) such period as is required by such retaining Party’s corporate record retention policies; (b) such period as may be required by Applicable Law; or (c) the Term of this Agreement, unless a Party first offers to deliver such records to the other Party for its keeping, and delivers to such Party any records it may reasonably request, before destroying or disposing of such records.

4.13.2 Access to Records. Subject to the terms and conditions of this Section 4.13.2, each Party shall have the right, at mutually agreed times during normal business hours on Business Days and upon reasonable notice, to obtain from the other Party access to and copies (at its own cost) of the records maintained by the other Party pursuant to Section 4.13.1 or maintained by Achillion as Achillion Background Know-How documentation, solely to the extent relating to any Achillion Single API, Licensed Product, or any Development, Manufacturing, or Commercialization activities hereunder, or any intellectual property or associated rights licensed or obtained hereunder, including: (a) to enable the requesting Party to conduct reasonable diligence on matters potentially giving rise to liability on the part of the requesting Party according to Applicable Law or the requirements of this Agreement, or to conduct a defense of itself with respect to any such liability, if and to the extent that a fact, circumstance or event has arisen that gives the requesting Party a reasonable basis to believe that it has or may incur such liability; (b) to meet its obligations to Regulatory Authorities with respect to an Achillion Single API or Licensed Product; (c) to Prosecute or enforce any Patent Rights hereunder; or (d) otherwise exploit any rights hereunder.

ARTICLE V: COOPERATION TO FACILITATE JANSSEN’S MEDIVIR ALLIANCE

5.1 No Sublicense under Medivir Agreement. Achillion acknowledges and agrees that the Global Development Plan does not contemplate Achillion conducting any Development activities with respect to the Janssen NS3/4A API licensed from Medivir or any other Janssen Single API. Achillion also acknowledges and agrees that this Agreement does not grant Achillion any sublicense rights under the Medivir Agreement.

5.2 Disclosure of Medivir’s Confidential Information. Nothing herein shall be interpreted as obligating Janssen to disclose any Confidential Information of Medivir (such as relating to the Janssen NS3/4A API). Janssen alone shall be responsible for determining whether it has Medivir’s consent to disclose any such Confidential Information to Achillion, and any such Confidential Information provided by Janssen to Achillion shall be subject to any additional terms and conditions set forth in any supplemental confidentiality agreement that the Parties may enter into with respect to such Confidential Information of Janssen that is also confidential to Medivir.

5.3 Progress Reports to Medivir. Achillion agrees to reasonably cooperate as may be necessary to permit Janssen’s disclosure of Data and Confidential Information hereunder as Janssen may reasonably determines should be disclosed to Medivir under the Medivir Agreement.

ARTICLE VI: COMMERCIALIZATION

6.1 Commercial Diligence. Commencing upon Janssen obtaining first Regulatory Approval (including, for clarity, pricing and reimbursement approvals that Janssen determines in its discretion are necessary or desirable to obtain, regardless of whether or not required by Applicable Law) for a Licensed Product in any Major Market Country, Janssen shall use Diligent Commercialization Efforts during the applicable Royalty Term to Commercialize a Licensed Product in Major Market Countries where Regulatory Approval has been obtained. Achillion further acknowledges and agrees that Diligent Commercialization Efforts shall not be interpreted to require Janssen to abandon its and its Affiliates [**].

6.2 Responsibilities. Janssen shall be solely responsible (directly and through its Affiliates and any sublicensees) for all Commercialization activities in the Licensed Territory with respect to any Licensed Products in exploitation of its license rights granted under Section 2.1 as well as all business decisions in connection therewith, subject to the terms of this Agreement, including those relating to the Manufacturing, distribution, promotion, price, branding, and packaging of the Licensed Products. Subject to Section 6.1, each decision whether and when to commercially launch any particular Licensed Product in any particular country or jurisdiction of the Licensed Territory shall be within the discretion of Janssen (acting directly or through its Affiliates and sublicensees). Janssen, directly and through its Affiliates and Third Party sublicensees, will book all sales of Licensed Products made hereunder. Achillion acknowledges that nothing herein prohibits Janssen from donating reasonable and customary supplies of Licensed Products for access programs or humanitarian or charitable purposes.

6.3 Trademarks. Janssen (directly or through its Affiliates and sublicensees) will select its own trademarks under which it will market Licensed Products hereunder and will own the Trademark Rights associated therewith.

6.4 Marketing Plans. Following Regulatory Approval of a Licensed Product for any Major Market Country, Janssen shall provide to Achillion a report [**] summarizing on a high level, to the extent permitted by Applicable Law, Janssen’s marketing plans for the Licensed Product in such country pertaining to medical affairs, launch preparation, and branding.

ARTICLE VII: CLINICAL SUPPLY AND PRODUCT MANUFACTURE

7.1 Responsibility for Manufacture. The Parties shall use commercially reasonable efforts to enter into a Manufacturing Agreement within [**] days after the Execution Date. Except as otherwise provided in the Manufacturing Agreement, as between Janssen and Achillion, Janssen shall be responsible (directly and through its Affiliates and any sublicensees) for overseeing and managing all Licensed Product Manufacturing activities hereunder, including with respect to: (a) Manufacturing and having Manufactured (including by Achillion through its Third Party contractors under the Current Manufacturing Contracts and by any Third Party under a subcontract hereunder) clinical supplies of Licensed Products for clinical studies under the Global

Development Plan; (b) Manufacturing and having Manufactured its supply of Licensed Products for Commercialization during the Term; and (c) determining the acceptability for release of any batches or lots of Licensed Product for use in Development activities hereunder. Achillion shall reasonably cooperate with Janssen to secure the cooperation of Achillion’s Third Party contractors under any Current Manufacturing Contracts or other Existing Third Party Agreements of Achillion to transition within a reasonable time Manufacturing responsibility to Janssen for each Achillion Single API used in any Licensed Products, as further provided below.

7.1.1 Existing Manufacturing Subcontractors. Following Janssen’s request, to be made no later than [**] days after the Effective Date, Achillion shall use commercially reasonable efforts to assign or otherwise transfer to Janssen material rights and obligations (for the avoidance of doubt, excluding any obligation to make any payments to Third Parties accrued by Achillion prior to such assignment or other transfer) under those Current Manufacturing Contracts to be selected by the Parties, under terms and conditions to be mutually agreed by the Parties and set forth in the Manufacturing Agreement, subject to the agreement by the applicable counterparties to the Current Manufacturing Contracts to such assignment or transfer on such terms and conditions mutually acceptable to the Parties and such counterparty, after the Effective Date. Upon written agreement of the Parties and the applicable counterparty to any Current Manufacturing Agreement to assign it to Janssen or to supersede it with a replacement agreement with terms and conditions mutually acceptable to the Parties, Janssen shall be the Party solely responsible for the managing of the Manufacture of Licensed Product with such counterparty under the applicable agreement, including with respect to any audits of any Manufacturing sites utilized by such counterparty under the applicable agreement. Unless otherwise specifically agreed to the contrary in writing in any applicable agreement between the Parties providing for the assignment or other transfer of any Current Manufacturing Contract, Achillion shall remain solely responsible to the Third Party counterparty for all obligations (including payments) accruing and liabilities arising under a Current Manufacturing Contract on account of Achillion’s performance thereunder prior to the effective date of an assignment or transfer thereof to Janssen (or its designated Affiliate), and Janssen (or its designated Affiliate) shall assume sole responsibility to the Third Party counterparty for all obligations (including payments) accruing and liabilities arising under an assigned or transferred Current Manufacturing Contract on account of Janssen’s (or its designated Affiliate’s) performance thereunder after the effective date of the assignment or transfer thereof to Janssen (or its designated Affiliate).

7.1.2 Technical Transfer. During the [**] day period after the Effective Date, but in no event beyond [**], Achillion shall promptly transfer, and shall use commercially reasonable efforts to cause its Third Party contractors under applicable Existing Third Party Agreements of Achillion (including the Current Manufacturing Contracts) to transfer (as permitted by and subject to the terms and conditions of any applicable Existing Third Party Agreement of Achillion or as otherwise expressly permitted by the applicable Third Party), to Janssen and/or its designated Affiliate and/or Third Party subcontractor records or copies of all CMC Know-How relating to any Achillion Single API incorporated into any Licensed Product, and within the Achillion Background Know-How, to the extent such Know-How is in Achillion’s possession or can be obtained by Achillion expending commercially reasonable efforts to obtain such Know-How in the possession of any such Third Party contractor. All such CMC Know-How within the Achillion Background Know-How transferred hereunder or developed in the Development Program shall be treated by each Party as the other Party’s trade secret Confidential

Information under Article XI of this Agreement. The JSC shall oversee such transfer in a manner that ensures the timely and efficient transition to Janssen and its Affiliates or subcontractors of all such CMC Know-How within the Achillion Background Know-How relating to the Manufacture of any Achillion Single APIs developed as of the Effective Date necessary or useful for the Manufacture or characterization of such Licensed Product in accordance with Applicable Laws for Development, Commercialization and other purposes as contemplated hereunder. Achillion shall bear internal expenses incurred by Achillion in transferring any such Know-How during the [**] day transition period (but in no event beyond [**]) pursuant to this Section 7.1.2 (including any payments due to its counterparties under any Current Manufacturing Contracts or Pre-Existing Licenses from Third Parties), except as may be otherwise agreed by the Parties in the Manufacturing Agreement.

7.1.3 Termination of Manufacturing Subcontractors. At any time after Janssen (directly or through an Affiliate) is having supplies of the Licensed Product or any Achillion Single API therein Manufactured by a Third Party subcontractor (including by virtue of any assignment or superseding agreement with respect to a Current Manufacturing Contract once held by Achillion) to meet any Development needs hereunder, Janssen may elect to terminate any such subcontract or negotiate any required amendment to wind-down or terminate any such subcontract. Unless otherwise agreed by the Parties in writing (such as in the Manufacturing Agreement), all Out-of-Pocket Costs (e.g., cancellation fees and/or non-cancellable payment obligations) resulting from any such termination or winding-down of any Current Manufacturing Contract that are not assigned or otherwise transferred to Janssen in accordance with Section 7.1.1 shall be deemed Development Costs borne by Achillion.

7.2 Clinical Supply for Clinical Studies under Development Plan. Unless set forth otherwise in a Development Budget or the Manufacturing Agreement, Supply Costs for clinical supplies for Licensed Products and Single Agents therein for use in Ongoing Clinical Studies being wound down or terminated shall be borne by Achillion and Supply Costs for clinical supplies for Licensed Products and Single Agents therein for use in any other clinical studies under the Global Development Plan shall be borne by Janssen.

7.3 Commercial Supply. Except as expressly provided otherwise herein (including under Section 4.4.2), Janssen shall be solely responsible, at its sole cost and expense, to Manufacture, have Manufactured, or otherwise supply all Licensed Products for its Commercialization purposes hereunder.

7.4 Quality Assurance.

7.4.1 Compliance with Laws. Supplies of Licensed Products and Single Agents therein for human use in any Development or Commercialization activities hereunder shall be Manufactured in compliance with (a) all Applicable Laws relating to GMP; and (b) all Applicable Laws relating to the safety, preservation or protection of human health and the environment (including workplace safety, ambient air, surface water, groundwater, land, or subsurface strata) and/or relating to the handling, treatment, transportation or disposal of waste. The Parties shall cooperate promptly after the Effective Date to ensure that all Manufacturing of any Achillion Single API or Licensed Product under any Current Manufacturing Contract during the Term is conducted in compliance with the policy of Janssen and its Affiliates on the employment of young persons, a copy of which has been provided by Janssen to Achillion prior to the Execution Date.

7.4.2 Inspections. With respect to any Manufacturing facility or site at which Achillion or any of its Affiliates or Third Party contractors (including under the Current Manufacturing Contracts, whether or not they are transferred to Janssen) is Manufacturing clinical supply of any Achillion Single API or Licensed Product (whether in bulk active ingredient or finished product form) under this Agreement, Janssen shall have the right, at its expense, upon reasonable written notice provided to Achillion and the audited site, if a Third Party, and during normal business hours, and as permitted by and subject to the terms and conditions of any applicable Existing Third Party Agreement of Achillion (or as otherwise expressly permitted by a Third Party contractor), to inspect such audited site and any records relating thereto [**], or more often with cause, to verify compliance with the terms of this Agreement and Applicable Laws and GMP, which inspection shall be subject to the confidentiality provisions set forth in Article XI. If such inspection would result in the disclosure of the audited site’s Confidential Information unrelated to the subject matter of this Agreement, the Parties (and any applicable Third Party) shall enter into a confidentiality agreement covering such unrelated subject matter. After any such inspection, Janssen will provide written observations to Achillion, who shall within [**] days thereafter provide, or cause its applicable Affiliate or Third Party contractor to provide, written responses to such observations including a proposed CAPA plan, and such response shall include all observations provided by Janssen. The JSC shall promptly review the proposed CAPA plan and decide upon a final CAPA plan for implementation by the audited site, and provide such final CAPA plan to Achillion. Achillion shall thereafter promptly provide such CAPA plan to the audited site and use commercially reasonable efforts to cause the audited site to implement the CAPA plan promptly after receipt.

ARTICLE VIII: FINANCIAL PROVISIONS

8.1 US Dollars. For clarity, all references to “dollars” or “$” mean United States dollars.

8.2 Development Payments. Unless specifically provided otherwise in any Development Budget, Janssen shall reimburse Achillion for its Development Costs actually incurred pursuant to a Development Budget in performing Development work allocated to it in any Work Plan. Any such amounts due shall be payable following Janssen’s receipt of an invoice for the amount due in accordance with Section 9.1.

8.3 Milestone Payments. Janssen shall pay each of the milestone payments identified in this Section 8.3 to Achillion one time only, upon the first achievement (if any) of the specified milestone event with respect to the first Licensed Product to attain it. For the avoidance of doubt, no further payment shall be due from Janssen upon the achievement of the same milestone event by another Licensed Product. For example, should a Licensed Product be replaced or backed up by another Licensed Product, no additional milestone payments shall be due under this Section 8.3 for milestone events completed by the replacement or back-up Licensed Product for which corresponding milestone payments were previously made to Achillion with respect to such replaced Licensed Product. Milestone payments hereunder that are not otherwise clearly allocable to either the US or markets outside the US shall be deemed allocable [**]% to the US and [**]% to non-US markets.

8.3.1 Clinical Development Milestones. For clarity, the following milestone payments shall each be due from Janssen to Achillion one time only, upon the first achievement of the specified milestone event for a combination Licensed Product containing an Achillion Single API and at least one additional Single Agent (and not any other type of Licensed Product) in connection with a Multi-DAA Study. If for any reason milestone event (a) is not achieved before milestone event (b) is achieved, then the milestone (a) shall be deemed achieved concurrently with the achievement of milestone (b). If neither of the milestone events (a) and (b) are achieved before a milestone in Section 8.3.2 is achieved, then the milestone events (a) and (b) shall be deemed achieved concurrently with the achievement of the milestone event under Section 8.3.2.

Clinical Milestone Event	Milestone Payment (US dollars)
(a) [**]	[**	]
(b) [**]	[**	]

8.3.2 Approval and Launch Milestones in Major Markets. For clarity, each of the following milestone payments shall be due from Janssen to Achillion one time only, upon the first achievement of the specified milestone event for a Licensed Product:

Regulatory Milestone	Milestone Payment (US dollars)
(a) [**]	[**	]
(b) [**]	[**	]
(c) [**]	[**	]
(d) [**]	[**	]
(e) [**]	[**	]
(f) [**]	[**	]

8.3.3 One-Time-Only Sales Milestones. Solely upon the first occurrence (if any) of aggregate annual (total in a single Janssen Calendar Year) Net Sales of all Licensed Products sold worldwide by or on behalf of Janssen (directly and through its Affiliates and sublicensees) hereunder in any Janssen Calendar Year during the Term first attaining the sales threshold as specified in a milestone described below, Janssen shall pay the corresponding milestone payment to Achillion within [**] days following the end of the Janssen Calendar Quarter in which such sales milestone event was attained. For the avoidance of doubt, if in the same Janssen Calendar Year both sales milestone events described below are first attained, then the payments for both such milestone events attained as specified below shall be due at the same time.

Sales Milestone Event	Milestone Payment (US dollars)
(a) Total annual worldwide Net Sales of all Licensed Products first exceeds [**] US dollars ($[**])	[**	]
(b) Total annual worldwide Net Sales of all Licensed Products first exceeds [**] US dollars ($[**])	[**	]

8.3.4 Each Milestone May Be Attained One Time Only. For the avoidance of doubt, the various milestone events specified in Section 8.3.3 may be achieved on account of the cumulative Net Sales aggregated for a single Licensed Product (if it is the only one sold) or several Licensed Products (if different Licensed Products are sold) in the applicable Janssen Calendar Year, but only one time for each milestone event regardless of the number of Licensed Products sold.

8.3.5 Notice and Payment for Milestone Events. Janssen shall inform Achillion in writing as soon as practicable, but in any event no later than [**] Business Days after the achievement of such event, and thereafter Achillion may submit to Janssen an invoice for the applicable milestone payment due. Milestone payments due from Janssen to Achillion shall be payable [**] days from Janssen’s receipt of an invoice from Achillion for the applicable amount due.

8.4 Royalty Payments.

8.4.1 Royalty Term. The period during which royalties will accrue on Net Sales by Janssen and its Affiliates and Third Party sublicensees of a particular Licensed Product in a given country (the “Royalty Term”) shall run, from the date of the First Commercial Sale of such particular Licensed Product by Janssen or its Affiliate or Third Party sublicensee in the given country, until the later of: (a) expiration of the last-to-expire Innovator Protection in the given country for the particular Licensed Product; or (b) ten (10) years from the First Commercial Sale of such Licensed Product in such country.

8.4.2 Royalty Rate. Subject to any adjustments expressly permitted under Section 8.4.3 below, the royalty rate for calculating royalties due on the applicable increment of aggregate worldwide annual (in a Janssen Calendar Year or the portion thereof falling within the applicable Royalty Term(s)) Net Sales of Licensed Products by Janssen and its Affiliates and Third Party sublicensees in applicable countries as provided in Section 8.4.1 shall be determined as provided below. Royalties due shall be calculated by multiplying the applicable royalty rate by the applicable increment of aggregate worldwide Net Sales of applicable Licensed Products made in the applicable countries during a Janssen Calendar Year (or portion thereof), during the applicable Royalty Term in such countries, subject to any adjustments under Section 8.4.3 below. For the avoidance of doubt, only one royalty rate, and obligation to make a royalty payment, shall apply to a particular unit of Licensed Product (but not to each individual Achillion Single API therein) as sold in finished dosage form (regardless of the number of Achillion Single APIs therein) in such a country during its Royalty Term.

(a) Rate in Countries with Innovator Protection. The following royalty rates shall apply to the specified tiers of incremental worldwide aggregate annual (in a Janssen Calendar Year) Net Sales of Licensed Products in countries during the Royalty Term while there is Innovator Protection.

Incremental Net Sales Tier (in USD)	Royalty Rate
≤ $ [**]	[**	]%
> $ [**] and ≤ $ [**]	[**	]%
> $ [**] and ≤ $ [**]	[**	]%
> $ [**]	[**	]%

To illustrate the calculation of royalties due for a hypothetical Janssen Calendar Year, if, for example, cumulative annual worldwide Net Sales of Licensed Products in countries upon which royalties accrue as provided in this Section 8.4.2(a) totaled $[**] for a Janssen Calendar Year, then absent any adjustments or reductions pursuant to Section 8.4.3, the royalties due would be calculated as follows: [**].

(b) Rate in Countries without Innovator Protection. The applicable royalty rate under Section 8.4.2(a) shall be reduced by [**] percent ([**]%) for Net Sales of a Licensed Product in a country during the Royalty Term while there is no Innovator Protection for such Licensed Product in such country.

8.4.3 Adjustments to Royalties.

(a) Generic Competition. In the event a Generic Product is sold by a Third Party in a given country where a Licensed Product is sold by Janssen (directly or through an Affiliate or Third Party sublicensee) while there is Innovator Protection during the Royalty Term (and therefore the royalty rates under 8.4.2(a) apply), and only if and for the duration that Generic Erosion persists for such Licensed Product in such country, the applicable royalty rate for such country under Section 8.4.2 shall be reduced by [**] percent ([**]%). The reduced royalty rate will be applied, in retrospect if necessary, to the sales of the applicable Licensed Product in the Janssen Calendar Quarter immediately following the Janssen Calendar Quarter during which

Generic Erosion first occurs and such reduced royalty rate shall thereafter continue on a Janssen Calendar Quarter-by-Janssen Calendar Quarter basis during the Royalty Term for so long as such Generic Erosion continues to exist.

(b) Combination Product. In the event a Licensed Product is a Combination Product, then the Parties will negotiate in good faith and agree in writing upon an allocation of the proportion or part of the actual Net Sales for such Combination Product that fairly reflects the added value of the Achillion Single API(s) therein to the actual Net Sales, taking into account relevant factors such as average prices in relevant countries where other APIs that are not Single Agents included in the Combination Product are sold separately or in other combinations, and actual Net Sales less such agreed-upon proportion/part of actual Net Sales shall be treated as the Net Sales royalty base for purposes of determining royalties due under Section 8.4.1. If the Parties are unable to agree on such allocation, then the allocation shall be determined by a neutral expert as follows. Upon the failure of the Parties to agree upon the allocation, the JSC shall notify each Party thereof and the Parties shall thereafter confer and attempt in good faith to mutually select and engage a single external expert to resolve the allocation issue. Such expert shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in the pharmaceutical industry and appropriate for determining a fair allocation. If the Parties cannot agree on such single expert within [**] days of the JSC notice, then each Party shall select one (1) such expert and the two (2) experts selected by the Parties shall appoint a third expert, and the decision shall be rendered by the 3-expert panel, provided that all such three (3) experts must meet the foregoing criteria and shall be mutually engaged by the Parties under a written contract acceptable to both Parties within [**] days of each expert’s selection or appointment. Within [**] days after the expert(s) is/are selected or appointed (as the case may be), each Party will deliver to the expert(s) and the other Party a written memorandum setting forth its proposed allocation, relevant information and supporting arguments or rationale (each a “Proposed Resolution” of the applicable Party), such memorandum not to exceed [**] pages in length (with double-spaced typeface of least [**] point font). The Parties will also provide the expert(s) with a copy of this Agreement, as may be amended at such time. Within [**] days after receipt of the other Party’s Proposed Resolution, each Party may submit to the expert(s) (with a copy to the other Party) a response to the other Party’s Proposed Resolution, such response not to exceed [**] pages in length (with double-spaced type face of at least [**] point font). Neither Party may have any other communications (either written or oral) with any expert(s) other than as expressly permitted in this Section 8.4.3(b), provided that the expert(s) may convene a hearing if the expert(s) so choose(s) to ask questions of the Parties. Within [**] days after appointment or selection of the required expert(s), the expert(s) will render a written decision selecting one of the proposed allocations set forth in the Proposed Resolutions (without modification unless the Parties mutually agree). The decision of the expert(s) shall be final and memorialized in writing, and the Parties shall share equally the out-of-pocket costs incurred in engaging the expert(s).

(c) Off-Set for Third-Party Patents. If any Patent Rights of a Third Party should exist in any country during the Term with any claim Covering an Achillion Single API or its inclusion or use in the Licensed Product, or any Achillion Single API’s use as part of a Licensed Product for an indication for which the Licensed Product is being Developed or Commercialized, and if a court or other body of competent jurisdiction holds, or if Janssen reasonably determines under advice of patent counsel, that, due to the existence of such Third Party Patent Rights, it is necessary for Janssen or its Affiliates or sublicensees to pay such Third Party any royalties, milestones, license fees, or other payments to permit Commercialization of such Licensed Product in such country, then Janssen shall be entitled, before calculating royalties due, to offset or reduce the royalties that would otherwise be due on Net Sales of such Licensed Product in such country by an amount equal to [**] percent ([**]%) of such payments paid to such Third Party for a license under the Third Party’s Patent Rights in cases to permit Commercialization of such Licensed Product. In the event Janssen makes such a determination, it shall orally advise Achillion’s Patent Representative and the Patent Working Group of the grounds for its determination. If Achillion believes that Janssen’s determination is not commercially reasonable in light of such grounds and Janssen disagrees, the Parties shall mutually select independent patent counsel in the relevant jurisdiction to provide a legal opinion as to whether, more likely than not, a court or other body of competent jurisdiction would determine that the Commercialization of such Licensed Product or its labeled use would infringe such Third Party Patent Rights in such country, and such infringement is due to the inclusion or use of one or more of the Achillion Single APIs in the Licensed Product. If the independent counsel renders an opinion that it is more likely than not that a court would so determine, then Janssen shall be entitled to the royalty offset or credit in the above-specified amount; otherwise, Janssen shall be required to obtain such a holding through litigation, arbitration, or another appropriate legal proceeding to be entitled to the royalty offset or credit.

(d) Royalty Floor. In no event shall the total royalty adjustments under the provisions of this Section 8.4.3 reduce the applicable royalties that would otherwise be due under Section 8.4.2 by more than [**] percent ([**]%) as a result of all such adjustments combined.

(e) Modification for Access Programs. Upon Janssen’s request during the Term, Achillion shall enter into good-faith negotiations with Janssen for a proposed amendment to this Agreement, in furtherance of Janssen’s mission to support global public health, to substantially reduce or completely waive Janssen’s royalty obligation on appropriate sales of Licensed Product on an affordable or no-profit basis in the access or resource-constrained countries listed on Exhibit L.

8.4.4 Preliminary Royalty Estimate. Within [**] Business Days after the end of each Janssen Calendar Quarter for which royalties are payable hereunder, Janssen shall provide Achillion with a preliminary written report setting forth a good faith initial estimate of (a) [**]. For clarity, such preliminary written report shall not be binding, and royalty payments shall be made pursuant to the final royalty report as provided in Section 9.2.

8.5 Third Party Obligations.

8.5.1 Subcontractors. A Party or its designated Affiliate, in entering into any subcontract with a Third Party for the performance of any subcontracted Collaboration Activities hereunder (including in any jurisdiction in which employees or agents of such Third Party have rights to compensation, remuneration or payments for their inventions under Applicable Laws), shall use commercially reasonable efforts to obligate the Third Party subcontractor in a written subcontract agreement to be solely responsible for any compensation, remuneration or payments due to any of the Third Party’s employees or agents on account of their performance of any such activities under the subcontract agreement, including any payment obligations that may arise by operation of Applicable Law in a particular country on account of either Party’s exercise of any rights hereunder with respect to any Licensed Products that were invented, in whole or in part, by any such Third Party employees or agents in the performance of such activities. If a Party fails to include such an obligation in any of its subcontract agreements with any Third Parties, such Party shall bear any expense incurred in connection with any such payment obligations that may so arise.

8.5.2 Payments Due under Pre-Existing Licenses from Third Parties and Existing Third Party Agreements of Achillion. During the Term of this Agreement, as between the Parties, Achillion shall be solely responsible for any royalty obligations, milestone payments, remittance of sublicensing income, and any other payments of any type that are or become due under any Pre-Existing Licenses from Third Parties or other Existing Third Party Agreements of Achillion (but not including any such payments resulting from modified terms under any written amendments to any such agreements entered into after the Effective Date hereof, provided that Janssen provided express written approval in advance for Achillion to enter into each such amendment including the modified terms thereof, and further provided that such payments are expressly included as shared Development Costs under the Global Development Plan under this Agreement), on account of any activities by or on behalf of any of the Parties in accordance with this Agreement (including any Commercialization of Licensed Products by or on behalf of Janssen hereunder), and Janssen will not be obligated to reimburse Achillion for any such payments owed under any such agreements (as may be amended), except as the Parties may otherwise expressly agree in writing, such as in any written agreement signed by both Parties under which Janssen expressly agrees to pay any share of any such payments under a particular Existing Third Party Agreement of Achillion or reimburse Achillion for any share of any such payments made thereunder.

ARTICLE IX: GENERAL PAYMENT TERMS

9.1 Invoices. Any payment for an amount due to Achillion under this Agreement shall be payable, except as otherwise expressly provided herein, within [**] days after Janssen’s receipt of an invoice from Achillion for such amount due. Each invoice shall specifically refer to this Agreement and Janssen’s purchase order number as provided to Achillion, and shall provide other information as specified in the form of invoice attached as Exhibit J. For clarity, no invoice from Achillion shall be required for payment of royalties under Section 8.4 or sales milestones under Section 8.3.3.

9.2 [**]; Royalty Reporting and Payments. Following Achillion’s reasonable request up to [**] following the First Commercial Sale of a Licensed Product, Janssen shall provide, to the extent permitted by Applicable Law, [**] during the Royalty Term, which shall be treated as Janssen’s Confidential Information. Royalty payments due shall be payable in United States dollars [**] days after the end of each Janssen Calendar Quarter during the Term. Each payment of royalties due under this Agreement will be accompanied with a final royalty report setting forth, on a Licensed Product-by-Licensed Product and country-by-country basis: (a) the amount of Net Sales of Licensed Product by Janssen, its Affiliates and sublicensees; (b) the conversion of such Net Sales from the currency of sale into US dollars in accordance with Section 9.4, as applicable; and (c) a calculation of the aggregate amount of royalties owed based on such Net Sales, including the application of the reductions or credits, if any, made in accordance with the terms of Section 8.4.3.

9.3 Remittance. All payments due to Achillion hereunder shall be made in immediately available funds by electronic transfer, by Janssen (or an Affiliate located in the U.S. on its behalf) to the bank account identified below or such other bank account as Achillion may designate in writing to Janssen. Any payments due and payable under this Agreement on a date that is not a Business Day shall be made on the next Business Day.

Name of Bank:	[**]
Bank address:	[**]
Routing/Transit No.:	[**]
Credit DDA:
Account #	[**]
Account Name:	ACHILLION PHARMACEUTICALS, INC.

9.4 Currency. All payments under this Agreement shall be payable in United States dollars. With respect to sales of a Licensed Product invoiced in a currency other than US dollars, such amounts and the amounts payable hereunder shall be expressed in their United States dollars equivalent calculated using the method described in the remainder of this Section 9.4. For each Janssen Calendar Year during which royalties become due hereunder, Janssen shall provide: (a) the Currency Hedge Rate to be used for the local currency of each country of the Licensed Territory and (b) the detail of each such Currency Hedge Rate in writing to Achillion not later than [**] Business Days after the Currency Hedge Rates (for countries other than the U.S. where any royalty-bearing sales of Licensed Products hereunder occur) are available from Janssen or its applicable Affiliates, which is customarily [**]. Each Currency Hedge Rate for a given country will remain constant throughout the entire Janssen Calendar Year. Janssen shall use the Currency Hedge Rates to convert Net Sales to United States dollars for the purpose of calculating royalties.

9.5 Taxes.

9.5.1 Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

9.5.2 Each Party will make all payments due to the other Party under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. The Parties agree to use commercially reasonable efforts to minimize any withholding or similar Tax imposed upon payments payable under this Agreement and to consult in good faith before taking any action that is reasonably expected to result in the application of a withholding or similar Tax imposed upon payments payable under this Agreement.

9.5.3 Any Tax required to be withheld on amounts payable by the payor Party under this Agreement will be paid by the payor on behalf of the payee Party to the appropriate Governmental Authority, and the payor will furnish the payee with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by the payee. If any such Tax is assessed against and paid by the payor, then the payee shall indemnify and hold harmless the payor from such Tax.

9.5.4 The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. Within [**] Business Days after the Execution Date of this Agreement, Achillion will deliver to Janssen an accurate and complete Internal Revenue Service Form W-9 and such form shall be updated and renewed as required by Applicable Law.

9.5.5 If Janssen assigns its rights and obligations hereunder to an Affiliate or Third Party in compliance with Section 16.1.1 and if such Affiliate or Third Party shall be required by Applicable Law to withhold any additional Taxes from or in respect of any amount payable under this Agreement solely as a result of such assignment, then any such amount payable under this Agreement shall be increased to take into account the additional Taxes withheld as may be necessary so that, after making all required withholdings, Achillion receives an amount equal to the sum it would have received had no such assignment been made. The foregoing sentence shall not apply to any additional Taxes withheld to the extent Achillion may obtain a foreign tax credit or deduction therefor.

9.6 Records and Audit Rights.

9.6.1 Maintenance of Records. Each Party shall keep (and shall cause its Affiliates and applicable Third Party subcontractors and sublicensees to keep) complete, true and accurate books and records in accordance with Accounting Standards in sufficient detail for the other Party to determine the payments due and costs incurred under this Agreement. Each Party will keep such books and records in accordance with Applicable Law and for at least [**] years following the date of the payment to which they pertain.

9.6.2 Audit Right. Upon the written request of a payee Party (as applicable, the “Auditing Party”), not more than [**], the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Auditing Party and reasonably acceptable to the Audited Party to have confidential access during normal business hours to such of the records of the Audited Party and its applicable Affiliates or Third Party sublicensees or subcontractors as may be reasonably necessary to verify the accuracy of any payments made under this Agreement for any period ending not more than [**] years prior to the date of such request. The accounting firm shall provide each Party a correct and complete copy of the report summarizing the final results of such audit, which shall be treated as the Audited Party’s Confidential Information. The Auditing Party shall obligate its accounting firm to keep the Audited Party’s information confidential, and shall at the request of the Audited Party cause the Auditing Party’s accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

9.6.3 Audit Fees. The fees charged by an accounting firm engaged by a Party in accordance with Section 9.6.2 shall be paid by the Auditing Party, provided, however, that if the audit uncovers an underpayment or overpayment in favor of the Audited Party exceeding [**] percent ([**]%) of the total amount due in accordance with this Agreement for the audited period, then the fees of such accounting firm shall be paid by the Audited Party. Any underpayments or overpayments discovered by such audit or otherwise will be paid or refunded promptly by the applicable Party within [**] days of the date the Auditing Party delivers to the Audited Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 9.8.

9.7 Party Making Payment. Achillion acknowledges and agrees that, as may be delegated by Janssen from time to time, an Affiliate of Janssen located in the U.S. acting as a paying agent for Janssen may make certain payments due to Achillion under this Agreement on behalf of Janssen, provided that Janssen shall remain primarily responsible for any such payments due to Achillion under this Agreement.

9.8 Interest on Late Payments. Interest may be assessed by a payee Party on any amounts payable to it under this Agreement which are not paid by the payor Party on or before the due date for payment hereunder. Such interest shall accrue and be calculated on a daily basis at the rate of [**] (but in no event in excess of the maximum rate permissible under Applicable Laws), for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit the payee Party from exercising any other rights it may have as a consequence of the lateness of any payment from the payor Party.

ARTICLE X: INTELLECTUAL PROPERTY MATTERS

10.1 Reporting of Development Program Inventions. Each Party shall promptly report to the JSC, as well as each Party’s Patent Representative, each material Development Program Invention after its reduction to practice by any of its or its Affiliates’ or Third Party subcontractors’ employees or agents in performing any Development activities under the Global Development Plan.

10.2 Ownership.

10.2.1 Development Program Inventions. Ownership of Patent Rights filed after the Effective Date claiming one or more Development Program Inventions shall be allocated as follows: (a) each such Patent Right containing solely one or more claims Covering any Achillion Invention only, and for clarity not any Janssen Invention or Joint Invention, shall be owned solely by Achillion; (b) each such Patent Right containing solely one or more claims Covering any Janssen Invention only, and for clarity not any Achillion Invention or Joint Invention, shall be owned solely by Janssen; (c) each such Patent Right containing one or more claims Covering any Joint Invention shall be owned jointly by the Parties; and (d) each Patent Right containing at least one claim Covering any Achillion Invention and at least one claim covering any Janssen Invention shall be owned jointly by the Parties. Each such jointly owned Patent Right described in clauses (c) and (d) of the foregoing sentence is at times referred to herein as a “Joint Development Program Patent Right”.

10.2.2 Other Inventions. Ownership of any invention arising from any activities hereunder other than a Development Program Invention (each an “Other Invention”) shall follow inventorship as determined pursuant to principles of United States patent law. Accordingly, (a) all Other Inventions invented solely by one or more employees or agents of a Party (or its Affiliates or Third Party subcontractors) shall be owned solely by such Party, and (b) all Other Inventions invented jointly by one or more employees or agents of one Party (or its Affiliates or Third Party subcontractors) and by one or more employees or agents of the other Party (or its Affiliates or Third Party subcontractors) shall be owned jointly by the Parties. Ownership of each Patent Right that is not a Development Program Patent Right and includes a claim Covering any Other Invention, and the rights afforded a Party having an ownership interest therein (subject to the terms and conditions hereof, including under Article II), shall be determined in accordance with principles of United States patent law, taking into account the inventorship, as properly determined claim by claim under U.S. law. For clarity, if any Development Program Patent Right includes any claim Covering any Other Invention, such Patent Right shall remain a Development Program Patent Right subject to the terms hereof.

10.2.3 Confirmatory Assignments; Inventor Compensation. Each Party shall take all reasonable actions requested by the other Party responsible for Prosecuting any Development Program Patent Right to perfect or separately document the other Party’s ownership interest rights in such Development Program Patent Right as provided for in this Agreement, including by causing its and its applicable Affiliates’ and Third Party subcontractors’ employees and agents to execute appropriate assignment documents, and the requesting Party shall not be required to pay any remuneration to the other Party or its Affiliates or Third Party subcontractors, or any of their employees, or agents, for the execution of any assignments or other papers pursuant to this Section 10.2.3. For clarity, each Party (directly or through its applicable Affiliate or Third Party subcontractor) shall be solely responsible for any compensation due to it and its Affiliates’ and Third Party subcontractors’ employees and agents in connection with the assignment of their respective rights to any Development Program Inventions and associated Development Program Patent Rights pursuant to this Agreement or the exploitation of any Party or its Affiliates or Third Party sublicensees hereunder of any such Development Program Inventions or associated Development Program Patent Rights, including any required by operation of Applicable Law on account of any Commercialization of any such Development Program Inventions by or on behalf of Janssen hereunder.

10.3 Prosecution of Patent Rights.

10.3.1 Communications. Each Party shall use reasonable efforts to handle all communications between the Parties under this Section 10.3 through their Prosecution Contacts and keep such communications in strict confidence to protect their attorney-client privileged status.

10.3.2 Reporting of Filings. A Party planning on filing any priority-establishing or original (in each case, with respect to any claims or new matter described in the patent specification) patent application within the Development Program Patent Rights hereunder shall use reasonable efforts to provide to the other Party with reasonable advance time such as at least [**] days prior to proposed Prosecution filing in a Patent Office (such as a draft application or response to an official action), provide the other Party an opportunity to comment thereon through its Prosecution Contact, and give good faith consideration to the other Party’s comments. Each Party shall provide to the other, promptly after filing, a copy of each priority-establishing or original (whether provisional or nonprovisional) patent application within the Development Program Patent Rights as filed in the Patent Office and each other substantive Prosecution filing (including any other patent application filed within the Development Program Patent Rights).

10.3.3 Prosecution Responsibility and Coordination.

(a) Achillion Background Patent Rights. With respect to the Achillion Background Patent Rights, after the Effective Date Achillion shall be primarily responsible, through outside patent counsel mutually acceptable to the Parties and engaged by both Parties, to Prosecute the Achillion Background Patent Rights, provided that for so long as the Agreement remains in effect, Achillion shall consider in good faith any reasonable comments of Janssen and adopt its reasonable recommendations as provided by its designated Prosecution Contact in Prosecuting any Achillion Background Patent Rights, including with respect to the filing of any continuation, divisional, or other continuing applications.

(b) Prosecution Costs for Achillion Background Patent Rights. Subject to the foregoing Section 10.3.3(a), Achillion shall be solely responsible for all Patent Costs incurred in Prosecuting any Achillion Background Patent Rights on or before the Effective Date, and Janssen shall be responsible for all Patent Costs incurred in Prosecuting any Achillion Background Patent Rights after the Effective Date.

(c) Development Program Patent Rights. Regardless of which Party has a sole ownership interest in any Development Program Patent Rights, Janssen shall be primarily responsible, through outside patent counsel mutually selected and engaged by the Parties, for Prosecuting such Development Program Patent Rights, provided that Janssen shall: (i) follow the reasonable direction of the JSC (under advice of the Patent Working Group) as to selection of country Patent Offices in the Licensed Territory for filing or validating applications to form a family of related Development Program Patent Rights and as to the abandonment of any Development Program Patent Rights; and (ii) provide Achillion, through its designated Prosecution Contact, a reasonable opportunity to review and comment upon any proposed Prosecution paper to be filed in any Patent Office (including draft responses of official actions) with respect to any such Development Program Patent Right owned solely by Achillion and give good faith consideration to Achillion’s reasonable comments and adopt its reasonable recommendations as provided by its designated Prosecution Contact. For any Joint Development Program Patent Rights, Janssen shall also have primary responsibility, through outside patent counsel mutually selected and engaged by the Parties, for Prosecuting such Joint Development Program Patent Rights, provided that Janssen shall: (i) follow the reasonable direction of the JSC (under advice of the Patent Working Group) as to the selection of country Patent Offices in the Licensed Territory for filing applications to form a family of related Development Program Patent Rights and the abandonment of any such Development Program Patent Rights; and (ii) provide Achillion, through its designated Prosecution Contact, a reasonable opportunity to review and comment upon any proposed Prosecution paper to be filed in any Patent Office (including draft responses of official actions) with respect to any such Development Program Patent Right owned jointly by the Parties and give good faith consideration to Achillion’s comments and adopt its reasonable recommendations as provided by its designated Prosecution Contact. Subject to the foregoing, Janssen shall bear all (100% of) the Patent Costs incurred in Prosecuting any Development Program Patent Rights.

(d) Step-In Rights. If the applicable Prosecuting Party intends in its discretion to abandon or not maintain (so as to permit to lapse) any Achillion Background Patent Right or Development Program Patent Right in any jurisdiction in the Licensed Territory, then the

Prosecuting Party shall provide the other Party with written notice of such intent within a period of time reasonably necessary to allow the other Party to determine its interest in such Achillion Background Patent Right or Development Program Patent Right (which notice from the Prosecuting Party shall be given no later than [**] days prior to any final deadline for any pending action or response that may be due with respect to such Achillion Background Patent Right or Development Program Patent Right with the applicable Patent Office). If the other Party provides written notice to the Prosecuting Party expressing its interest in preserving such Achillion Background Patent Right or Development Program Patent Right, the Prosecuting Party shall cooperate with the other Party in transferring to the other Party the right to Prosecute such Achillion Background Patent Right or Development Program Patent Right in such jurisdiction.

10.3.4 Prosecution Cooperation. Each Party shall provide all reasonable assistance requested by the other Party for Prosecuting any Achillion Background Patent Rights or Development Program Patent Rights consistent with the terms hereof, including with respect to the timely completion of filings of Prosecution papers, compliance with Applicable Laws, and recording of assignments to reflect ownership consistent with the terms hereof. A Party Prosecuting any Patent Rights hereunder shall use reasonable efforts to provide the other Party with copies of all material Prosecution papers as filed in or received from any Patent Offices. The Party Prosecuting any Patent Rights hereunder shall, on [**] basis during the Term, provide the other Party with a report identifying the status of any Achillion Background Patent Rights or Development Program Patent Rights for which it is primarily responsible for Prosecution, provided, however, that for Joint Development Program Patent Rights, the Parties shall cooperate to jointly prepare such status report.

10.3.5 CREATE Act. The Parties acknowledge that, during the course of the Development Program, Development Program Patent Rights may be generated with different assigning entities which, during the course of U.S. patent prosecution, may benefit from use of the CREATE Act of 2004 (70 Fed. Reg. 177(54259-54267) as amended by the Leahy-Smith America Invents Act of 2011 (35 U.S.C. §§102(b)(2)(c) and 102(c)). For the purposes of the benefit of this Act, the Parties deem this Agreement and/or the written memorialization of transactions contemplated hereunder, such as pertaining to the Development Program or Collaboration Activities, constitute a qualifying written Joint Research Agreement and agree that, if deemed necessary under Section10.3.3(c) to effectuate the use of the CREATE Act as amended, appropriate patent applications may be amended to include the names of the Parties. The Parties also acknowledge that a terminal disclaimer submitted during patent prosecution under the CREATE Act, if likewise deemed necessary under Section 10.3.3(c), may include a provision pursuant to Applicable Law that the assigning entity of a second-filed patent application in prosecution waives the right to separately enforce a first-filed patent application made in the course of the Development Program, and a patent issuing on the second-filed application will not be enforceable if separately litigated. For clarity, a Party submitting a terminal disclaimer under the CREATE Act shall provide a copy of such terminal disclaimer to the other Party’s Prosecution Contact.

10.4 Patent Enforcement.

10.4.1 Notice.

(a) Each Party shall notify the other promptly of any apparent, threatened, or actual infringement by a Third Party of any Achillion Background Patent Rights or Development Program Patent Rights, or misappropriation of any Achillion Background Know-How or Development Program Know-How, of which the Party becomes aware. The notifying Party shall promptly furnish the other with all known details or evidence of such infringement or misappropriation.

(b) Each Party shall promptly notify the other of any Third Party communications pertaining to any Achillion Background Patent Rights or Development Program Patent Rights that the Party receives pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 or similar such notice, including notices pursuant to §§ 101 and 103 of such act from Persons who have filed an abbreviated NDA (ANDA) or a paper NDA.

10.4.2 Enforcement Actions. For as long as Janssen has license rights to Commercialize Licensed Products, Janssen shall have the initial right, at its expense and in its own name (or in the name of Achillion as may be required under Applicable Law), for bringing any infringement suit or other enforcement Action on account of any Third Party infringement of any Achillion Background Patent Rights and/or Development Program Patent Rights based on any alleged making, using, selling, offering for sale, importing, or other exploitation of any product that is competitive with a Licensed Product in infringement of any such Patent Rights, or based on misappropriation of any Achillion Background Know-How or Development Program Know-How providing any Regulatory Exclusivity Rights for any such Licensed Product, (each a “Product Infringement”), by counsel of its own choice, and Achillion will cooperate with Janssen as Janssen may reasonably request in connection with any such Action, including by becoming a party to such action at Janssen’s cost, provided that Janssen shall reimburse Achillion for its Out-of-Pocket Costs reasonably incurred in connection with rendering such assistance. If Janssen declines to initiate such an enforcement Action against any unabated Product Infringement it shall notify Achillion, who shall thereafter have the right (but not the obligation) at Achillion’s expense and in its own name, to initiate such Action by counsel of its choice, and Janssen shall cooperate with Achillion as Achillion may reasonably request, including by becoming a party to such action at Achillion’s cost, and Achillion shall reimburse Janssen for its Out-of-Pocket Costs reasonably incurred in connection with rendering such assistance. A settlement or consent judgment or other voluntary final disposition of an Action brought by a Party under this Section may be entered into without the consent of the other Party, provided that such settlement, consent judgment, or other disposition does not admit the invalidity or unenforceability of any Patent Rights owned or Controlled by the other Party, and provided further that any rights granted to a Third Party to continue any activity upon which such Action was based in such settlement, consent judgment, or other disposition shall be limited to the Third Party’s product or activity that was the subject of the Action. Damages recovered and any other amounts awarded in any Actions for Product Infringement under this Section 10.4.2 shall be allocated to the Party who brought the Action, after reimbursement of each Party’s actual expenses incurred in such Actions as provided hereunder, provided that Janssen shall owe Achillion (a) as to damage amounts recovered by Janssen due to the Product Infringement in the form of lost profits or reasonable royalties assessed on account of the Third Party’s sales of infringing product, an amount equal to the royalty that would be payable pursuant to Section 8.4 on the imputed amount of Net Sales of the relevant Licensed Product(s) in the country(ies) where such Product Infringement occurred and (b) as to damage amounts recovered by Janssen due to the Product Infringement other than in the form of lost profits or reasonable royalties assessed on account of the Third Party’s sales of infringing product, an amount equal to the royalty that would be payable pursuant to Section 8.4 on such damage amounts treated as Net Sales of the relevant Licensed Product(s) in the country(ies) where such Product Infringement occurred.

10.4.3 Other Enforcement Actions. Achillion acknowledges that the outcome of any infringement suit or other enforcement Action on account of any Third Party infringement, other than a Product Infringement, of any Achillion Background Patent Right or Development Program Patent Right licensed to Janssen under Section 2.1 may detrimentally impact the scope, validity, or enforceability of such Patent Right with respect to potential Product Infringements. Accordingly, the Parties shall reasonably cooperate with each other with respect to any infringement suit or other enforcement Action on account of any Third Party infringement of any Achillion Background Patent Right or Development Program Patent Right other than the Product Infringements. For clarity, Achillion will not be required to enforce any Achillion Background Patent Right against any Third Party infringement other than a Product Infringement, provided that if Achillion declines to initiate an enforcement Action reasonably requested by Janssen to abate any Third Party’s infringing activities (other than Product Infringement) within the scope of Janssen’s exclusive rights under any Achillion Background Patent Rights or Development Program Patent Rights granted hereunder, then (to the extent permitted by any Existing Third Party Agreements of Achillion concerning such Achillion Background Patent Rights, if applicable) upon Janssen’s request Achillion shall reasonably cooperate with Janssen so that Janssen may initiate at its own expense such an enforcement Action in the same manner described under Section 10.4.2 above (with respect to Product Infringements).

10.5 Maintenance of Freedom to Operate. The Parties shall use commercially reasonable efforts to avoid infringing any Third Party’s Patent Rights in conducting any Development activities under the Global Development Plan. Each Party shall promptly notify the JSC, through the Patent Representatives, in the event such Party becomes aware of any Third Party’s Patent Rights that may pertain to any Development activities of the Parties.

10.6 Patent Term Extensions. As long as Janssen retains Commercialization rights for any Licensed Product, upon Janssen’s written request (which shall be by a written notice identifying the date of the applicable Regulatory Approval of a Licensed Product and the deadline for filing a Patent Term Extension), the Prosecuting Party shall use reasonable efforts, in each country or jurisdiction where Regulatory Approval for any such Licensed Product has been obtained, and if the Applicable Law of such country or jurisdiction permits application for a Patent Term Extension, to apply, at the reasonable direction of Janssen’s designated patent counsel, for a Patent Term Extension for a patent within the Achillion Background Patent Rights or Development Program Patent Rights including a Valid Claim Covering such Licensed Product, which patent (if any) shall be selected at Janssen’s reasonable judgment after considering the opinion of Janssen’s patent counsel regarding its eligibility for a Patent Term Extension. Janssen shall have the right to: (a) identify in any list of patents in a Drug Application the applicable Achillion Background Patent Right(s) and Development Program Patent Right(s), as Janssen reasonably believes is appropriate; (b) commence suit for any Product Infringement of any such Achillion Background Patent Right(s) or Development Program Patent Right(s) under Applicable Law as permitted under Section 10.4.2; and (c) exercise any rights that may be exercisable by a patent owner, including applying for a Patent Term Extension, of any Achillion Background

Patent Right(s) or Development Program Patent Right(s) pertaining to an approved Licensed Product licensed and Commercialized by Janssen hereunder. Achillion agrees to cooperate with Janssen and its Affiliate and Third Party sublicensees of Licensed Products, as applicable, upon Janssen’s reasonable request in the exercise of the authorizations granted under this Section 10.6, and Achillion shall execute such documents and take such additional action as Janssen may reasonably request in connection therewith, including, if requested by Janssen, permitting Achillion to be joined as a party in any suit for Product Infringement brought by Janssen hereunder on the terms and conditions set forth in Section 10.4.2, provided that Janssen shall reimburse Achillion all reasonable out-of-pocket costs incurred by Achillion in taking such action. Achillion agrees to cooperate with Janssen and its Affiliate and Third Party sublicensees of Licensed Products, as applicable, upon Janssen’s reasonable request in the exercise of the authorizations granted under this Section 10.6, and subject to any surviving rights granted by Achillion to any Third Party and Achillion’s obligations remaining under applicable Existing Third Party Agreements of Achillion then in effect (pursuant to their terms as of the Execution Date, except as such may be amended by Achillion with Janssen’s prior written consent), Achillion shall execute such documents and take such additional action as Janssen may reasonably request in connection therewith.

10.7 Product Trademarks. Achillion represents and warrants that, as of the Effective Date, it does not own or otherwise control any Product Trademark Rights pertaining to any Achillion Single API or Licensed Product, including any trademark applications or registrations or domain names. Janssen shall have (directly and through its Affiliates and Third Party sublicensees Commercializing Licensed Products) the right to brand, at its discretion, the Licensed Products using trademarks and trade names selected at its discretion and to file for, obtain, and maintain at its discretion and cost Product Trademark Rights in its own name.

10.8 Correction of Licensed Patents without Patent Challenge. In the event a Party becomes aware of any good-faith error in an Achillion Background Patent Right or Development Program Patent Right that would render the only issued claim(s) therein Covering any marketed Licensed Product invalid, such Party shall inform the other Party (orally through the Parties’ Patent Representatives) and the applicable Prosecuting Party shall, subject to Section 10.3.3, use commercially reasonable efforts to correct such error by reissue or reexamination (if such error is so correctable under Applicable Law).

ARTICLE XI: CONFIDENTIALITY AND PUBLICITY

11.1 Confidential Information.

11.1.1 To facilitate any activities hereunder, a Party (a “disclosing Party”) may provide to the other Party (a “receiving Party”), or a Party (in this case a “receiving Party”) may otherwise through activities contemplated by this Agreement come into possession of, confidential information or material Controlled, licensed, developed, or possessed by the other Party (in this case, a “disclosing Party”), any such items of confidential information or material, individually or collectively, constituting “Confidential Information”. Information identified as being confidential that was disclosed by one Party to the other under the Prior CDA or Prior DDI Study Agreement shall be considered the disclosing Party’s Confidential Information under this Agreement and may be used for the purposes permitted hereunder. The receiving Party shall keep all such Confidential Information of the disclosing Party confidential, and other than as expressly permitted herein, shall not use or disclose, directly or indirectly, any such Confidential Information, whether in tangible or intangible form. A disclosing Party shall take reasonable measures to identify confidential information and material provided by it to the other Party with a “CONFIDENTIAL” or “TRADE SECRET” marking or similar notation. For clarity: Janssen shall be deemed a disclosing Party with respect to the information in the Global Development Plan, marketing plan, and data and other information from Development and Commercialization of Janssen Single APIs, Janssen Inventions, Licensed Products, [**] Regimens and other uses, Data, and for clarity such information shall be treated as Janssen’s Confidential Information hereunder; and Achillion shall be deemed a disclosing Party with respect to information in the Global Development Plan, and data and other information from Development and Commercialization of Achillion Single APIs and Achillion Inventions, and for clarity such information shall be treated as Achillion’s Confidential Information hereunder. Moreover, as of the Effective Date and for as long as Janssen retains any Commercialization rights for any Licensed Products, any Achillion Background Know-How unpublished as of the Effective Date specifically relating to any Achillion Single API or Licensed Product (including with respect to its discovery, development, preparation, testing, manufacture, formulation, delivery, administration or use), and Development Program Know-How relating to any Licensed Products, shall be treated as Janssen’s Confidential Information (regardless of ownership of such information). During the applicable period of confidentiality specified in Section 11.1.2 below, each receiving Party shall, and shall cause its Affiliates to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, including the exercise of such Party’s rights and the performance of such Party’s obligations under this Agreement (in each case including those surviving any expiration or termination of this Agreement as set forth in Article XIV), any Confidential Information of the other (disclosing) Party.

11.1.2 A receiving Party’s obligation of confidentiality and restriction on use as to a disclosing Party’s Confidential Information, except for those constituting trade secrets, shall last during the Term and for a period of [**] years thereafter. A receiving Party’s obligation of confidentiality and restriction on use with respect to the disclosing Party’s Confidential Information identified as trade secrets, or typically held in the pharmaceutical industry as trade secrets such as applicable CMC, promotional, and marketing information, shall continue perpetually for so long as such Confidential Information is unpublished by the disclosing Party and no provision of Section 11.1.3(a), (b), (c), or (d) applies to such Confidential Information.

11.1.3 The restrictions on a receiving Party’s disclosure and use of the disclosing Party’s Confidential Information set forth above in this Section 11.1 shall not apply to any particular Confidential Information to the extent that such Confidential Information:

(a)	was known by the receiving Party or its Affiliate prior to disclosure by the disclosing Party or its Affiliate hereunder (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(b)	is or becomes publicly available or part of the public domain through no fault of the receiving Party or its Affiliates in violation of this Agreement;

(c)	is disclosed without restriction to the receiving Party or its Affiliate by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party or an Affiliate thereof; or

(d)	is independently developed by personnel of the receiving Party or its Affiliate without reliance on or access to the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence).

For the avoidance of doubt, each receiving Party may use and disclose the other Party’s Confidential Information under appropriate confidentiality obligations substantially equivalent to those in this Agreement, to the receiving Party’s Affiliates and, as set forth in written subcontracts as otherwise provided herein, to its Third Party licensees, sublicensees, subcontractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to perform its obligations or to exercise the rights granted to it, or reserved by it, under this Agreement.

11.2 Permitted Disclosures.

11.2.1 A receiving Party may disclose Confidential Information of the disclosing Party to a Third Party if the receiving Party obtains the disclosing Party’s prior written consent to disclose the identified information to the extent permitted in such consent.

11.2.2 A receiving Party may disclose applicable Confidential Information of the disclosing Party (without its specific consent) as reasonably necessary for purposes expressly provided hereunder, including for: performing the receiving Party’s obligations and Development Program work hereunder; filing, prosecuting, and defending any Patent Rights claiming any Development Program Invention; and making submissions and other disclosures to Regulatory Authorities (and health technology assessment bodies), including in connection with the performance of its day-to-day operations in connection with its obligations or exercise of rights granted hereunder.

11.2.3 A receiving Party may disclose applicable Confidential Information of the disclosing Party (without its specific written consent) relating to the Development Program and Data for purposes of filing submissions with Regulatory Authorities (and health technology assessment bodies) in connection with Development of Licensed Products as expressly contemplated hereunder.

11.2.4 A receiving Party may disclose Confidential Information of the disclosing Party to the extent required to be disclosed by the receiving Party to comply with Applicable Laws or to defend or prosecute litigation or comply with an order of a court or Government Authority, provided that the receiving Party notifies the disclosing Party of such court order insofar as possible to enable the disclosing Party to take reasonable actions to avoid or minimize the degree of such disclosure and seek protective treatment.

11.2.5 Notwithstanding any other provision of this Agreement, Achillion hereby authorizes Janssen to disclose in confidence to Medivir the existence of this Agreement and the Development Program, Global Development Plan, and the Data, in each case as necessary for

Medivir to fulfill any regulatory requirements with respect to the Janssen NS3/4A API in Denmark, Finland, Iceland, Norway, Sweden (including their possessions and territories, including Greenland, Faeroes, Aaland and Spitzbergen); provided that Medivir is under confidentiality obligations and restrictions on use similar in material respects to those set forth herein. Janssen shall use reasonable efforts to promptly provide Achillion a copy of any such information that Janssen discloses to Medivir. Achillion hereby acknowledges that Medivir may be required by law or the rules or regulations of any securities exchange or listing entity on which its stock is traded or pursuant to an order of a court or governmental entity to publicly disclose the existence of this Agreement and information relating to the Development Program and Data. Achillion agrees that Janssen shall have no liability hereunder on account of Medivir’s public disclosure of any such information to the extent determined by Medivir as necessary for Medivir to comply with the laws or the rules or regulations of any securities exchange on which Medivir’s stock is listed or pursuant to an order of a court or Government Authority. Janssen shall use good-faith efforts to provide Achillion with a copy of and, to the extent practicable, a reasonable opportunity to review any disclosure proposed by Medivir that publicly discloses the existence of this Agreement or any information relating to the Development Program and Data, and will give good faith consideration to any comments timely provided by Achillion.

11.2.6 Janssen may disclose any Confidential Information relating to the Development Program, Global Development Plan (or any clinical study described therein) or resulting Data on clinicalstudyresults.org and on any other registry with requirements consistent with the registration and applicable publication guidelines (e.g., guidelines of the International Committee of Medical Journal Editors). Janssen shall use reasonable efforts, considering the impact on its day-to-day operational activities hereunder, to provide Achillion reasonably in advance with a draft of the information that Janssen intends to post on any such websites or registries in order to provide Achillion with the opportunity to comment thereon, any of which comments promptly provided will be considered in good faith by Janssen. Additionally and subject to the applicable terms and conditions of this Article XI, Janssen may publish, with such reasonable advance notice to Achillion, Confidential Information regarding the clinical trials in the Development Program and resulting Data pursuant to Janssen’s policy of public disclosure for such clinical study information consistently applied.

11.2.7 Either Party may disclose in confidence Confidential Information relating to this Agreement, the Development Program, Global Development Plan, and resulting Data to Third Parties having a bona fide interest in a potential license or other business arrangement with such Party with respect to its interests hereunder, for purposes of facilitating due diligence and negotiating the terms of any such arrangement, provided that any such Third Party is bound by written obligations of confidentiality and restrictions on use that are similar in material respects to those set forth therein. Such Party shall remain liable to the other for any breach of any such obligations by any such Third Party.

11.2.8 Each Party acknowledges that certain state or federal laws require pharmaceutical companies to disclose information on compensation, gifts, or other remuneration provided to Persons who are health care professionals or providers. Accordingly, a Party may report as it reasonably determines is required by Applicable Law, or may voluntarily disclose or make public as it reasonably determines is in accordance with its internal policies or guidelines relating to open payments, Confidential Information about remuneration provided to any such Persons under this Agreement.

11.2.9 The provisions of Section 11.5 govern Confidential Information in public announcements and the provisions of Section 11.6 govern Confidential Information in scientific publications.

11.3 Facilitation of Accurate Public Disclosures of Material Information. To the extent either Party discloses to the other Party any Confidential Information that is a fact, result or event relating to the Development or Commercialization of any Licensed Product or the Collaboration Activities that the receiving Party in good faith reasonably believes is insufficient to allow the receiving Party to assess the materiality of such Confidential Information for purposes of determining whether the receiving Party is required to disclose, to any Government Authority or publicly, any such Confidential Information in order to comply with Applicable Law (such as securities laws or regulations and the applicable rules of any public stock exchange), the disclosing Party agrees to discuss such Confidential Information with the receiving Party and provide any additional information reasonably requested by the receiving Party to enable the receiving Party to assess the materiality, accuracy, and completeness of such information for such public disclosure purposes, which additional information shall be treated as the disclosing Party’s additional Confidential Information and shall be treated in accordance with the terms hereof, including Section 11.2 above and 11.5 below.

11.4 Confidentiality of Agreement Terms. Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party any terms of this Agreement without the prior written consent of the other Party hereto, except each Party and its Affiliates may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; (b) to the extent necessary to comply with Applicable Laws and court orders (including securities laws or regulations and the applicable rules of any public stock exchange (including NASDAQ)); or (c) as otherwise expressly permitted hereunder.

11.5 Publicity.

11.5.1 Initial Press Releases. After the Execution Date, each Party may issue its respective press release regarding this Agreement attached hereto as Exhibit H (including the existence and certain terms hereof as provided in such Exhibit).

11.5.2 Further Publicity.

(a) Each Party hereby consents to the other Party’s release of its announcement attached as Exhibit H after execution and delivery of this Agreement. Except for the release of such announcement attached as Exhibit H after execution and delivery of this Agreement and except as set forth in subsection (b) below, neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it, or any of its terms, or to any amendment hereto, without the prior written consent of the other Party, save only such announcements or filings that are required by Applicable Laws (including under the rules of any relevant public stock exchange (including NASDAQ) or government agency regulating trading in securities of a Party or its parent Affiliate).

(b) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose significant results and developments regarding the Licensed Products and other activities in connection with this Agreement that may include information that is not otherwise permitted to be disclosed under this Article XI, and that may be beyond what is required by Applicable Law, but in each case consistent with the need to keep investors reasonably informed regarding such Party’s business in accordance with customary investor relations, and each Party may request to make such disclosures from time to time. Such requested disclosures may include achievement of milestones, significant events in the Development and regulatory process, appropriate Commercialization activities and the like to the extent permitted by Applicable Law. Except for the initial press release(s) described in subsection (a) above, whenever a Party (the “Requesting Party”) plans on making any such public disclosure, it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least [**] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by Applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [**] Business Days in advance). The Requesting Party and Cooperating Party will discuss such proposed public disclosure in good faith. Unless otherwise required by regulation or rule of any public stock exchange (including NASDAQ), the Requesting Party will not issue such press release or make such public announcement without the prior written consent of the Cooperating Party, not to be unreasonably withheld, conditioned (except, for clarity, as may be reasonably conditioned on the removal of the Cooperating Party’s Confidential Information) or delayed, provided that a Party may issue such press release or make such public announcement if: (i) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the Requesting Party, (ii) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information, (iii) such press release or public announcement does not contain the Cooperating Party’s name and (iv) the Requesting Party notifies the Cooperating Party reasonably in advance of issuance. The principles to be observed in such disclosures shall include accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities, the need to protect competitively sensitive information regarding the Licensed Products, the need to allow time for the filing of desired Development Program Patent Rights before proposed disclosures pertaining to Development Program Inventions, and the need to keep investors reasonably informed regarding the Requesting Party’s business.

11.6 Publications.

11.6.1 Publication Strategy. The JSC, under the advice of the Patent Working Group, may develop strategies and provide guidance to the Parties as to appropriate timings for scientific publications by either or both of the Parties relating to results from the Development of Licensed Products hereunder. The Parties acknowledge that it may be appropriate for a Party from time to time to enter into agreements with Third Party subcontractors performing Development work, such as academic institutes conducting any clinical studies under the Global Development Plan, that include contractual provisions permitting such Third Parties to make publications regarding the results of their subcontract work, and the Parties through the JSC shall reasonably cooperate to facilitate such Third Party publications as permitted under any such Third Party subcontract.

11.6.2 Publication Review. The publication and presentation of the results from the Development Program and the Parties’ publication activities relating thereto or to any Licensed Product shall be conducted in accordance with the terms hereof. Prior to publishing or presenting the results of any Development activities related to a Licensed Product, a Party desiring to submit such a publication (the “Publishing Party”) shall provide to the other Party (the “Reviewing Party”), at least [**] days prior to planned submission for publication or presentation (or such other time as is reasonably practicable in the circumstances), a draft of any proposed abstracts, posters, manuscripts, slides, summaries of oral presentations, or other materials that such Publishing Party (or its or its Affiliate subcontractor) intends to publish or publicly present (“Proposed Publications”). No later than [**] days after receipt of any Proposed Publication, a Reviewing Party shall notify the Publishing Party in writing whether the Reviewing Party has an objection to the Proposed Publication, whether due to the inclusion of any of its Confidential Information or to allow time for the applicable Party or Parties to file for patent protection on any invention within the Development Program Know-How. Upon such notice from the Reviewing Party, the Publishing Party shall delay submission to permit the filing of any such desired patent application and, if appropriate based on the advice of the Patent Working Group, a related non-provisional application within [**] thereof (such as if any Development work relating to an invention described in the Proposed Publication or an improvement thereof is still ongoing). If a Reviewing Party notifies a Publishing Party that it has such an objection to a Proposed Publication, the Publishing Party shall reasonably cooperate with the Reviewing Party to address such concern. The Publishing Party shall reasonably consider any other suggestions of the Reviewing Party that are provided in a timely manner, and after doing so may proceed with the Proposed Publication, subject to the terms and conditions hereof. For clarity, any proposed publication materials that subcontractor investigators or other Third Parties propose to publish or present shall be subject to review under this Section 11.6.2 to the extent that Achillion or Janssen, as the case may be, has the right and time to do so.

11.6.3 Authorship. The Parties shall comply, in any Proposed Publication made pursuant to this Section 11.6 during the Term, with standard academic practice regarding authorship of scientific publications and recognition of contribution of the Parties. Notwithstanding the foregoing, to the extent that a Reviewing Party has either provided funding for an activity relating to the Development of a Licensed Product (by incurring or reimbursing Development Costs with respect thereto), the Reviewing Party’s contributions shall be acknowledged in any Proposed Publication that relates to such activity, unless the Reviewing Party requests not to be acknowledged. For clarity, nothing contained in this Section 11.6 shall alter or affect a Party’s confidentiality obligations pursuant to this Article XI or obligation to comply with Applicable Laws.

11.6.4 Publications on Progress and/or Clinical Studies. The Parties agree that nothing herein shall prohibit either Party from publishing any Confidential Information pertaining to any progress, such as clinical studies of a Licensed Product under the Global Development Plan, as required by Applicable Law. Achillion acknowledges and agrees that nothing herein shall prohibit or delay Janssen and its Affiliates from publishing any Confidential Information as reasonably required for Janssen’s compliance with its then-current policy on the registration and reporting of results of pharmaceutical company sponsored clinical studies policy (a copy of which, as of the Execution Date, Janssen has provided to Achillion), and Achillion further agrees to provide, and to cause its applicable subcontractors to provide, to Janssen such assistance as reasonably requested in connection with fulfilling the requirements set forth in such policy. Subject to the foregoing in this Section, the Parties shall use commercially reasonable efforts to comply with the review procedure set out in Section 11.6.2 prior to the posting or other publication of any Proposed Publication under this Section 11.6.3, to the extent consistent herewith.

11.7 Third Party Uses of Clinical Data. Achillion acknowledges that Janssen ascribes to certain industry group positions (such as those of PhRMA and AdvaMed) and has adopted policies, in each case regarding disclosing clinical data for certain Third Party uses, including certain research uses. Accordingly, data and information obtained from clinical studies of Licensed Products and Achillion Single APIs therein conducted under this Agreement may be disclosed by Janssen to Third Parties consistent with Janssen’s policies, Regulatory Authority requirements, and Applicable Laws, provided that Janssen provides Achillion prior written notice of any such disclosure reasonably in advance of such disclosure. Nothing in this Agreement will prohibit or delay such disclosures by Janssen.

ARTICLE XII: REPRESENTATIONS AND WARRANTIES

12.1 Representations of Authority. Achillion and Janssen each represents and warrants to the other Party that, as of the Execution Date it has, and through the Effective Date shall retain, full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

12.2 Consents. Each Party represents and warrants to the other Party that, except as provided in Section 16.11 (regarding HSR Clearance) and except for any approvals from Regulatory Authorities (including pricing or reimbursement approvals, Manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of the Licensed Products or Single Agents therein), all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

12.3 No Conflict. Each Party represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such warranting Party, the performance of such Party’s obligations hereunder (as contemplated as of the Effective Date), and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date and applicable to such Party, and (ii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date. Each Party shall, and shall cause its Affiliates to, comply with all Applicable Laws pertaining to the Development, Manufacture and Commercialization of the Licensed Products, including applicable Drug Regulation Laws, Clinical Investigation Laws and Health Care Laws.

12.4 Enforceability. Each Party represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon the warranting Party and is enforceable against it in accordance with its terms, subject (except as expressly provided otherwise herein) to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

12.5 Additional Representations and Warranties of Achillion. Achillion represents and warrants to Janssen that, as of the Execution Date:

12.5.1 Achillion (a) is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Achillion Background Patent Rights and (b) is not aware of any claim made against it challenging Achillion’s ownership of or license rights in any of the Achillion Background Patent Rights or making any adverse claim of ownership (whether sole or joint) thereof or license thereto (except for any license expressly set forth in the Pre-Existing Licenses to Third Parties identified in Exhibit E-1).

12.5.2 Other than non-exclusive licenses granted by Achillion to Third Parties under the Pre-Existing Licenses to Third Parties identified in Exhibit E-1, which grants do not preclude Janssen from exploiting the full scope of the licenses granted to Janssen under Sections 2.1.1 and 2.1.2 hereof, Achillion has not granted any license to any Third Party under any of the Achillion Background Patent Rights or any Achillion Background Know-How to offer for sale, sell, or otherwise Commercialize any Achillion Single API or Licensed Product in any field, which license has not expired or been terminated prior to the Execution Date and shall not have granted any such rights as of the Effective Date.

12.5.3 The Achillion Background Patent Rights are (and through the Effective Date shall remain) free and clear of any liens, charges and encumbrances (other than non-exclusive licenses granted by Achillion to Third Parties, which grants do not preclude Janssen from exploiting the full scope of the licenses granted to Janssen as contemplated hereunder). Neither Achillion nor any of its Affiliates or their respective current or former employees, to the best of Achillion’s knowledge, has misappropriated any of the Achillion Background Know-How from any Third Party, and Achillion is not aware of any claim by a Third Party that such misappropriation has occurred.

12.5.4 Except as expressly set forth in the applicable Pre-Existing Licenses from Third Parties identified in Exhibit E-2, neither Achillion nor, to Achillion’s knowledge, any of its Third Party licensors of any Achillion Background IP, is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding (such as under a grant or contract) for any research or Development work relating to any Achillion Single API or Licensed Product.

12.5.5 To the best of Achillion’s knowledge, no written claim of infringement of the Patent Rights of any Third Party has been made nor threatened in writing, (directly or indirectly) against Achillion or any of its Affiliates or, to the best of Achillion’s knowledge, Third Party contractors under any Existing Third Party Agreements of Achillion, with respect to the Development, Manufacture or Commercialization of any Achillion Single API or Licensed Product. There are no other judgments or settlements against or owed by Achillion or its Affiliates or to which Achillion or its Affiliate is a party or, to the best of Achillion’s knowledge, pending litigation or litigation threatened in writing, in each case relating to any Achillion Single API or Licensed Product.

12.5.6 Achillion has made available to Janssen for review all material information in Achillion’s possession and control as of the Execution Date that, to the best of Achillion’s knowledge, pertains to any Achillion Single API (alone or in any combination) or Licensed Product, or the Development, Manufacture or Commercialization thereof, including complete and correct copies of the following (to the extent there are any) in Achillion’s possession and control as of the Execution Date:

(a) adverse event data and reports;

(b) clinical study reports and study data, including all de-identified data, observations, analyses, conclusions, summaries, and reports resulting from the clinical study of any Achillion Single API initiated before the Execution Date; and

(c) Regulatory Authority inspection reports, notices of adverse findings, warning letters, Regulatory Filings and letters and other correspondence with any Regulatory Authorities relating to any Achillion Single API (alone or in any combination) or Licensed Product.

12.5.7 To Achillion’s knowledge, all of the studies, tests and pre-clinical and clinical trials of any Achillion Single API (alone or in any combination) or Licensed Product conducted prior to, or being conducted on, the Execution Date have been and on the Execution Date are being conducted in material compliance with Applicable Laws.

12.5.8 To the best of Achillion’s knowledge, Exhibit D-1 lists all Achillion Background Patent Rights owned solely by Achillion as of the Execution Date (collectively, the “Solely Owned Achillion Background Patent Rights”), Exhibit D-2 lists all Achillion Background Patent Rights owned jointly by Achillion with any Third Party (as identified in such Exhibit) as of the Execution Date and Achillion has an equal, undivided interest in each such Achillion Background Patent Right (collectively, the “Jointly Owned Achillion Background Patent Rights”), and Exhibit D-3 lists all Achillion Background Patent Rights licensed by Achillion from Third Parties, as of the Execution Date (collectively, the “In-Licensed Achillion Background Patent Rights”). To the best of Achillion’s knowledge (based on all records that Achillion possessed and/or were reasonably available to Achillion at any time on or before the Execution Date), the inventorship named as of the Execution Date in each issued Achillion Background Patent Right is correct.

12.5.9 No commercial rights to any Achillion Single API under any Achillion Background Patent Right have been licensed by Achillion before the Effective Date.

12.5.10 The Achillion Background Patent Rights existing as of the Execution Date set forth on Exhibit D-2 are solely owned by Achillion and no Third Party has an equal, undivided interest in any Achillion Background Patent Right.

12.5.11 Achillion has provided Janssen with true copies of the Pre-Existing Licenses to Third Parties set forth on Exhibit E-1, and no other agreements exist between Achillion and any Third Party that impact any of the Achillion Background IP. Janssen acknowledges that the exclusive rights granted by Achillion with respect to the Achillion Background Patent Rights under Sections 2.1.1 and 2.1.2 are not subject to the terms of any Pre-Existing Licenses to Third Parties except as identified on Exhibit E-1 and then only to the extent such agreements are in effect as of the Execution Date.

12.6 Further Representations and Warranties of Achillion Regarding Pre-Existing Licenses from Third Parties. To the best of Achillion’s knowledge, Exhibit E-2 lists all Pre-Existing Licenses from Third Parties as of the Execution Date that pertain to any Achillion Single API. Achillion represents and warrants that, to the best of its knowledge, as of the Execution Date Achillion has not entered into, and Achillion agrees that, through the Effective Date and during the Term, it shall not enter into, any agreements with any Third Party by virtue of which any royalty or milestone payment or other payment would be owed by Janssen to such Third Party on account of any Commercialization of any Licensed Product by or on behalf of Janssen as contemplated hereunder. Achillion represents and warrants that Exhibit E-2 sets forth all Pre-Existing Licenses from Third Parties in which Achillion obtained rights to the In-Licensed Achillion Background Patent Rights, if any. Achillion represents and warrants that, prior to the Execution Date, Achillion has provided Janssen with an opportunity to review complete and correct copies of the Pre-Existing Licenses from Third Parties (including any amendments thereof), including all terms and conditions thereof as of the Execution Date. Achillion represents and warrants that, to its knowledge, such Pre-Existing Licenses from Third Parties remain in full force and effect as of the Execution Date, except where noted otherwise in Exhibit E-2, and to its knowledge, Achillion and each Third Party counterparty has been and is in compliance in all material respects with the terms thereof. Achillion covenants that it shall use commercially reasonable efforts not to take or omit to take any actions that would constitute a breach of any Pre-Existing Licenses from Third Parties through the Effective Date and during the Term hereof, and Achillion agrees not to enter into any amendment to any Existing Third Party Agreement of Achillion through the Effective Date or during the Term hereof, in each case which breach or amendment would have a material adverse effect on the Development or Commercialization of any Licensed Product or any other Product containing an Achillion Single API as contemplated hereunder. During the Term Achillion shall provide Janssen promptly with notice of the occurrence of any such breach (or receipt of notice of an allegation of any such breach).

12.7 Additional Representation and Warranty of Janssen. Janssen represents and warrants to Achillion that, as of the Execution Date that Janssen is not aware of any material breach of the Medivir Agreement by Janssen or any of its Affiliates.

12.8 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ALL COLLABORATION ACTIVITIES. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO LICENSED PRODUCTS WILL BE ACHIEVED.

12.9 No Debarment. Except with regard to Janssen as reflected by, and subject to the terms of, the Corporate Integrity Agreement, each Party represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of any Products in the Field, any person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of any Licensed Products hereunder.

12.10 Compliance with Anti-Corruption Applicable Laws. Each Party shall, and shall cause each of its Affiliates and Third Party subcontractors and sublicensees conducting activities hereunder, to comply with Anti-Corruption Laws and the provisions of Exhibit G attached hereto in connection with the performance of activities under this Agreement.

ARTICLE XIII: INDEMNIFICATION AND INSURANCE

13.1 Indemnification Obligation. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Indemnified Persons (collectively, the “Indemnified Party”) from and against any and all Losses resulting from any Action brought by a Third Party against any Indemnified Party, to the extent such Losses arise from or are based on a claim (“Claim”) of: (1) the negligence or wilful misconduct of the Indemnifying Party or any of its Indemnified Persons or Third Party sublicensees or subcontractors, in each case in connection with the exercise of such Indemnifying Party’s rights, or performance of such Party’s obligations, under this Agreement; (2) the Indemnifying Party’s or any of its Indemnified Persons’ or Third Party sublicensees’ or subcontractors’ failure to comply with or perform one or more of such Party’s or such Affiliate’s, as applicable, obligations in this Agreement, or the breach or inaccuracy of one or more of such Indemnifying Party’s or such Indemnified Persons’, as applicable, warranties in this Agreement; (3) the Indemnifying Party’s or any of its Indemnified Persons’ or Third Party sublicensees’ or subcontractors’ making, using, selling, offering for sale, importation, distribution, disposition, or other exploitation of any Development Program IP outside the Development Program; (4) the violation of Applicable Law by the Indemnifying Party or any of its Indemnified Persons or Third Party sublicensees or subcontractors in connection with the exercise of such Indemnifying Party’s rights, or performance of such Party’s obligations, under this Agreement; (5) the performance of any Development or Manufacturing activities by the Indemnifying Party or any of its Indemnified Persons or Third Party sublicensees or subcontractors hereunder; or (6) in the case of Janssen as the Indemnifying Party, its Commercialization, promoting (including detailing), sales, and distribution of any Licensed Products by any employees or agents (including Sales Representatives) of Janssen or any of its Affiliates or Third Party sublicensees hereunder, including Claims relating to any Third Party Product Liability Action, except in each case (with respect to any such Claims) to the extent such Losses arise directly from the negligence, illegal conduct or willful misconduct of the Indemnified Party or any of its Indemnified Persons.

13.2 Claims for Indemnification.

13.2.1 Notice. In the case of any Action for which an Indemnifying Party may be liable to an Indemnified Person under Section 13.1, the Indemnified Party shall as soon as practicable notify the Indemnifying Party in writing of such Action (a “Notice of Claim”). Failure or delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure or delay causes actual harm to the Indemnifying Party with respect to such Action. The Notice of Claim shall specify in reasonable detail the Action with respect to which such Indemnified Party or any of its Indemnified Persons intends to base a request for indemnification or reimbursement under Section 13.1. Failure to provide such reasonable detail will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure causes actual harm to the Indemnifying Party with respect to such Action. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Action, if any. The Indemnified Party shall not have the right to assume the defense settlement or other disposition of such Action unless it provides notice within [**] days from the date on which the Indemnifying Party received the Notice of Claim that the Indemnified Party waives its right to assume the defense of such Action and any litigation resulting therefrom with counsel of its own choice. Provided that the Indemnified Party has waived its right to assume the defense of an Action, then, subject to Section 13.2.4, the Indemnifying Party shall have the obligation to defend, settle and otherwise dispose of such Action. Notwithstanding anything to the contrary herein, an Indemnifying Party shall not be entitled or obligated to assume the defense of any Action herein that seeks an injunction or any other or equitable or other relief other than monetary damages against the Indemnified Party.

13.2.2 Cooperation. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such Action pursuant to the terms hereof; provided that (a) an Indemnified Party shall not be obligated to enter into or consent to the entry of any judgment or settlement in relation to any Action as provided in Section 13.2.4, and (b) in any event, an Indemnifying Party shall not be relieved of its obligations under this Section 13.2.3 as a result of any failure of the Indemnified Party to cooperate as provided in this Section 13.2.3, except to the extent that the Indemnifying Party is actually prejudiced by such breach. The Parties shall also cooperate in any such defense by giving each other reasonable access to all non-privileged information relevant thereto to the extent permitted by Applicable Law.

13.2.3 Control by the Indemnifying Party. If the Indemnifying Party assumes control of an Action in accordance with Section 13.2.1, the Indemnified Party in any Action may retain separate co-counsel at its sole cost and expense and participate in the defense of the Action, but the Indemnifying Party shall continue to control the investigation, defense and settlement thereof, and the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Action to the extent such judgment or settlement (a) provides for equitable relief (or any other relief other than solely for money damages) against the Indemnified Party or any of its Indemnified Persons, or liability or obligation that cannot be assumed and performed by the Indemnifying Party in full (without any recourse to the Indemnified Party and its Indemnified Persons), (b) provides for any monetary relief that will not be fully discharged by the Indemnifying Party (without any recourse to the Indemnified Party and its Indemnified Persons) concurrently with the effectiveness of such judgment or settlement; provided that the Indemnified Party’s consent shall not be unreasonably withheld, conditioned or delayed to the extent that the sole relief is monetary, (c) does not effect a full and unconditional release of the Indemnified Party and its Indemnified Persons with respect to all claims in such Action (or the portion thereof to which the judgment or settlement relates), or (d) that contains an admission of wrongdoing on the part of the Indemnified Party or its Indemnified Persons.

13.2.4 Interim Control. Unless and until the Indemnifying Party (if any) is determined with respect to any particular Action, the Party subject to such Action shall have the right to defend and control such Action, but shall not have the right to consent to the entry of any judgment or enter into any settlement with respect to the Action for which it would be seeking indemnification or reimbursement hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

13.2.5 Unauthorized Settlements. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Action for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and such Indemnifying Party shall not be obligated to indemnify or reimburse the Indemnified Party hereunder for any settlement entered into, or any judgment that was consented to, by the Indemnified Party without the Indemnifying Party’s prior written consent.

13.2.6 Allocation. If, in any Action under this Article XIII, the Indemnified Party incurs an amount consisting of both Losses for which the Indemnifying Party is obliged to indemnify the Indemnified Party and Losses not covered by such indemnification, then, to the extent not otherwise determined in a court of competent jurisdiction, the Parties agree to act in good faith and use their reasonable endeavours to determine a fair and reasonable allocation of such Losses. The allocation between the Parties of any such Losses, if not otherwise determined in a court of competent jurisdiction, shall, if the Parties do not reach agreement in writing on such allocation, be determined by arbitration pursuant to Section 15.2. The Parties or the arbitrator, as the case may be, shall make such allocation based on the indemnification and reimbursement principles set forth in this Article XIII. Notwithstanding the foregoing, the Parties shall not be entitled to refer any Dispute with respect to Losses arising under an Action pursuant to this Section 13.2.8 to arbitration to the extent that the liability of either Party for such Losses is being contested in such Action (or any other Action that would be binding with respect to such first Action).

13.3 Mitigation. The Indemnified Party shall, and shall procure that its Indemnified Persons shall, in each instance, take reasonable steps to mitigate any Losses they suffer arising in connection with any Action in respect of which they seek an indemnity from the other Party under this Agreement.

13.4 Product Liability Actions.

13.4.1 A Party becoming aware of an Action involving a product liability Claim in connection with the human use of any Licensed Product (whether in clinical studies in the Development Program or through Commercialization by Janssen hereunder or otherwise) shall promptly notify the other Party in the event that any Third Party asserts or files any product liability Claim or Action based thereon relating to alleged defects in a Licensed Product (whether design defects, manufacturing defects, or defects in sales or promoting) (“Third Party Product Liability Action”) against a Party. In the event a Third Party Product Liability Action is initiated against a single Party for which it seeks indemnification from the other as an Indemnifying Party under Section 13.1, the Indemnifying Party shall have control over such action. In such case, the Indemnified Party shall have the right, in its discretion and at its expense, to join or otherwise participate in such Third Party Products Liability Action with legal counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party; and the Indemnifying Party shall have the right to control the defense of such Action, but shall notify and keep the Indemnified Party apprised in writing of such Action and shall consider and take into account the Indemnified Party’s reasonable interests and requests and suggestions regarding the defense of such Action. In the event of a Third Party Product Liability Action is initiated against both Parties, Janssen shall control the response to such Third Party Product Liability Action, with each Party responsible for its legal expenses incurred in such Action except as otherwise expressly provided in this Article XIII.

13.4.2 Cooperation. The non-controlling Party of a Third Party Product Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Product Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Products Liability Action. The controlling Party shall have the sole and exclusive right to select its counsel for the defense of such Third Party Products Liability Action. If required under Applicable Law in order for the controlling Party to maintain a suit in response to such Third Party Products Liability Action, the non-controlling Party shall join as a party to the suit. The controlling Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings related to such Third Party Products Liability Action, including the fees and expenses of the counsel selected by it, as well as the reasonable out-of-pocket costs of the non-controlling Party associated with providing assistance requested by the controlling Party or joining the suit if requested by the controlling Party or required to maintain the suit. The non-controlling Party shall also have the right to participate and be represented in any such suit by its own counsel at its own expense. The controlling Party shall not settle or compromise any Third Party Products Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

13.5 Insurance.

13.5.1 During the Term and for a period of [**] years thereafter, Janssen will secure and maintain in full force and effect adequate insurance coverage against its liabilities under this Agreement, including commercial general liability and product liability insurance in an amount not less than $[**] per occurrence and annual aggregate.

13.5.2 Prior to the initiation of any clinical study or related Development activities under the Global Development Plan, the Party responsible for the applicable activity shall secure and maintain in full force and effect clinical trial insurance in compliance with Applicable Law in those territories where clinical studies are conducted.

13.5.3 Upon written request, each Party shall provide the other with a certificate of insurance evidencing the required coverage hereunder. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve that Party of its obligations set forth in this Agreement.

13.6 Limitation of Liability. NOTWITHSTANDING THE PROVISIONS OF SECTION 15.2.16, NOTHING HEREIN IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS ARTICLE XIII.

ARTICLE XIV: TERM AND TERMINATION

14.1 Agreement Term. Unless terminated earlier in accordance with this Article XIV, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire upon the expiration of the last-to-expire Royalty Term for any Licensed Product sold hereunder; or all payment obligations hereunder.

14.2 Early Termination for Breach.

14.2.1 Notice of Default and Cure Period. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach. If the breach of this Agreement is curable, then the Breaching Party shall have a period of [**] days (or [**] days for [**]) from the date of receipt of the notice (the “Cure Period”) to cure such material breach in a manner that effectively remedies the harm to the Non-Breaching Party caused by the material breach. Notwithstanding the foregoing, if such breach, by its nature, is curable, but is not reasonably curable within the Cure Period, then provided that such breach is not of a payment obligation hereunder, such Cure Period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses diligent efforts to cure such breach in accordance with such written plan, provided that no such extension shall exceed [**] days (for an extended Cure Period totaling [**] days) without the consent of the Non-Breaching Party. For clarity, this provision shall not restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

14.2.2 Termination Right for Default. The Non-Breaching Party shall have the right to terminate this Agreement, upon written notice to the Breaching Party: (a) in the event the

Breaching Party does not notify the Non-Breaching Party within [**] days of its notice under Section 14.2.1 that the Breaching Party disputes that it has committed a material breach or that it intends to cure such breach in accordance with Section 14.2.1; and (b) in the event that the Breaching Party has not cured the material breach within the Cure Period. If a Party in good faith raises a Dispute regarding any such termination (including with respect to the existence or materiality of a breach or the sufficiency of a cure) pursuant to the Dispute resolution procedures under Section 15.2, such termination shall be effective only upon a conclusion of the Dispute resolution procedures in Section 15.2 resulting in a determination that there has been an uncured material breach (or, if earlier, abandonment of the Dispute by the Breaching Party). For the avoidance of doubt, the exercise of a termination right under this Section 14.2 by a Non-Breaching Party shall be without prejudice to its right to seek damages or any other remedy on account of the Breaching Party’s material breach that may be available at law or in equity, subject to the terms hereof.

14.3 Early Termination for Bankruptcy.

14.3.1 In the event of the Bankruptcy of a Party (or its successor in interest in the event this Agreement is assigned as permitted hereunder), the other Party may terminate this Agreement by notice to the bankrupt Party.

14.3.2 All rights and licenses granted under or pursuant to any Section of this Agreement by one Party to the other, including in Section 2.1, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or comparable provisions of laws of other jurisdictions), rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code (or comparable provisions of Applicable Laws of other jurisdictions). Notwithstanding anything to the contrary herein, the Parties agree that, in lieu of a Party who is licensed (or sublicensed) any rights from a Party in Bankruptcy terminating this Agreement in its entirety as provided in Section 14.3.1 above: (a) the Party who is a licensee of such rights from the other Party under this Agreement shall, upon such other Party’s Bankruptcy, retain and may fully exercise all of the rights and elections under the U.S. Bankruptcy Code (or comparable Applicable Laws of other jurisdictions); and (b) in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code (or comparable provisions of Applicable Laws of other jurisdictions), the Party that is not a party to such Bankruptcy proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property to which it is granted license or other rights hereunder, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under subsection (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. All rights, powers and remedies granted hereunder to a Party as a licensee of any intellectual property rights as provided in this Section are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity, in the event of the commencement of a Bankruptcy Action by or against the granting Party under Applicable Law, and the licensee Party, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity in such event.

14.4 Termination by Janssen for Safety Concern. Janssen may terminate this Agreement by written notice to Achillion in the event that Janssen determines, in its good-faith judgment, that continued Development or Commercialization of a Licensed Product would be unethical or unreasonable due to a safety-related reason, such as if Janssen believes, based on its good-faith assessment of relevant data, that continuation of human use of a Licensed Product has resulted in, or has a significant risk of resulting in, the occurrence of a safety or tolerability finding that would raise material concerns regarding the clinical benefit of the Licensed Product for its target population (for example, harm significantly in excess of an acceptable side-effect profile). Such termination shall be effective immediately upon Janssen’s written notice to Achillion.

14.5 Termination by Janssen for Lack of Approvability. Janssen may terminate its license rights under Section 2.1.2 on a country-by-country basis in any countries, by written notice to Achillion, in the event of an Approval Failure of a Licensed Product in such country, or if Jansen reasonably determines in good faith that an Approval Failure of a Licensed Product in such country is likely to occur (for example, based on feedback received from a Regulatory Authority). Further, Janssen may terminate this Agreement in its entirety by written notice to Achillion in the event of an Approval Failure of a Licensed Product in all Major Market Countries, or if Janssen reasonably determines in good faith that an Approval Failure of a Licensed Product in all Major Market Countries is likely to occur. Such termination shall be effective ninety (90) days after the date of such notice, provided that during such ninety (90) day notice period, Janssen shall be under no obligation to begin or continue to perform any Development Program activities or Commercialization activities with respect to the terminated countries.

14.6 Discretionary Termination by Janssen. At any time prior to the submission of the first Drug Application for a Licensed Product in a Major Market Country, Janssen may unilaterally terminate this Agreement in its entirety by written notice to Achillion, which termination shall be effective sixty (60) days from the date of such notice.

14.7 Consequences of Early Termination. Upon the effective date of early termination of this Agreement pursuant to Section 14.2 (for material breach), Section 14.3 (for bankruptcy), Section 14.4 (for patient safety reasons), Section 14.5 (for lack of approvability), or Section 14.6 (discretionary), the following shall apply:

14.7.1 Reversion of Licenses. The licenses and other rights granted by one Party to the other in Article II shall terminate and revert to the granting Party, except to the extent necessary to enable the grantee Party (or its Affiliates) to perform any obligations or exercise any rights that survive such termination of this Agreement as may be expressly provided in this Agreement or in any written agreement of the Parties.

14.7.2 Orderly Wind-Down. For clarity, following any early termination neither Party may submit or resubmit any Drug Application for a Licensed Product containing any of the other Party’s Single Agents, following such termination, except if, and to the extent, this Agreement or any other written agreement between the Parties expressly provides that a Party may otherwise do so. Upon early termination, the Parties shall coordinate in good faith to wind down Development, Manufacturing, and Commercialization activities under this Agreement relating to any Licensed Products ongoing at the effective date of such termination, including with respect to the appropriate disposition of any quantities of Licensed Products in inventory, the withdrawal of any Licensed Product from the market, the disposition of any Regulatory Approvals or other regulatory documentation pertaining to any Licensed Products, and a final reconciliation of all payments due under this Agreement. Where any clinical trial of any Licensed Product has been initiated prior to termination, the Parties shall reasonably cooperate in such wind-down activities to include continued support of such clinical trial (solely as deemed necessary by the JSC based on reasonable medical judgment to protect the safety, health or welfare of subjects participating in the relevant clinical trials), until such point as the trial is completed or, if earlier, the JSC determines that it is ethical to terminate such trial or otherwise cease supporting it.

14.7.3 Return of Unused Bulk APIs. Promptly following early termination of this Agreement, Janssen shall, at its expense and if requested by notice from Achillion, transfer to Achillion all remaining quantities of any Achillion Single APIs in Janssen’s or its Affiliates’ or sublicensees’ possession.

14.7.4 Rights of Reference and Access to Data. Effective upon early termination of this Agreement, upon Achillion’s request Janssen shall grant Achillion a limited Right of Reference to Janssen’s or its Affiliate’s drug master file, if any, and any other Regulatory Filings (whether made before or during the Term hereof) Controlled by Janssen anywhere in the world, in each case solely to the extent relating to any Achillion Single APIs (including as incorporated in Licensed Products that were in Development by Janssen), and Achillion shall also have a right to review, access and request copies of such limited portions of Regulatory Filings and Know-How (including data) therein and use such limited Know-How in connection with the Development of Achillion Single APIs into Products containing Achillion Single APIs but not any Janssen Single APIs, including inclusion of such limited Know-How in its own Regulatory Filings for Achillion Single APIs and Products containing Achillion Single APIs but not any Janssen Single APIs. Upon Achillion’s request, Janssen shall also grant to Achillion a limited Right of Reference to any Regulatory Filing, including Janssen’s or its Affiliate’s clinical dossiers, Controlled by Janssen solely to the extent relating to any Achillion Single API (including as incorporated in Licensed Product that were in Development by Janssen), for use by Achillion and its Affiliates in the Development and Commercialization of Achillion Single APIs into Products containing Achillion Single APIs but not any Janssen Single APIs. Janssen or its Affiliate shall provide a signed statement to this effect, if requested by Achillion, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other country or region of the world, or otherwise provide appropriate notification of such right of Achillion to the applicable Regulatory Authority. For clarity, Achillion shall have no Right of Reference or other right under this Section 14.8.4 with respect to any Janssen Single API.

14.7.5 Patent Matters.

(a) Upon Achillion’s request following early termination of this Agreement, Janssen shall reasonably cooperate in transferring to Achillion responsibility for the Prosecution of Achillion Background Patent Rights, and shall provide Achillion with copies of any requested documents in its possession relating thereto.

(b) Following early termination of this Agreement, each Party shall have the right to exploit its interest in any Joint Development Program Patent Right throughout the world without the consent of or any obligation to account to the other Party.

14.7.6 Manufacturing Matters. Upon Achillion’s request following early termination of this Agreement, Janssen shall reasonably cooperate with Achillion to secure the cooperation of Janssen’s Third Party contractors to transition within a reasonable time Manufacturing responsibility to Achillion for each Achillion Single API.

14.7.7 No Waiver for Termination Due to Breach. For the avoidance of doubt, an aggrieved Party that terminates this Agreement for material breach may also seek damages and other relief for such material breach and (for the avoidance of doubt) for any other breach of this Agreement.

14.8 Return of Confidential Information. Upon expiration or early termination of this Agreement, a receiving Party shall, at the other Party’s request (and to the extent and when permitted by Applicable Law), destroy, redact, or return, and cause its Affiliates and Third Party subcontractors and sublicensees to destroy, redact, or return all records to the extent containing, and all materials constituting, the other Party’s Confidential Information in its possession and control, and, upon request, provide written certification of such destruction, redaction, or return, except that: (a) the receiving Party may retain in strict confidence one copy of the other Party’s Confidential Information for the receiving Party’s legal archival purposes; and (b) the foregoing requirement to destroy, redact, or return the other Party’s Confidential Information shall not apply with respect to any such Confidential Information of the disclosing Party to the extent that this Agreement or any other written agreement between the Parties (or their respective Affiliates) expressly provides that a Party retains the right to use such Confidential Information (such as by virtue of being a joint owner, or by survival of Janssen’s license rights on a paid-up basis following expiration (without early termination) of this Agreement).

14.9 Survival. In the event of expiration or termination of this Agreement for any reason, the provisions of Articles I, IX (with respect to accrued payment obligations), XI, XIII, XIV, XV, and XVI and Sections 2.5 and 10.2 shall survive, as well as any other provisions that, as apparent from their nature and context are intended to continue or to remain (such as for interpretation purposes), shall survive. Further for the avoidance of doubt, upon expiration or termination of this Agreement for any reason, neither Party shall be released from any obligation that accrued prior to the end of the Term hereof. Accordingly, termination or expiration of the Agreement, in whole or in part (including relinquishment of any license right granted hereunder) for any reason, shall be without prejudice to any obligations that accrued prior to such termination or expiration, including any payments due hereunder (regardless of when payable) and any and all damages arising from any breach. In addition, any payments accrued prior to such termination or expiration shall become payable upon the effective date of such termination or expiration or at such earlier time as otherwise provided hereunder.

ARTICLE XV: DISPUTE RESOLUTION

15.1 Referral to Executive Officers. In the event of a Dispute, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution. The Executive Officers, in the presence of their legal advisors (including patent counsel if the Dispute involves a Patent Controversy), shall attempt in good faith to resolve any Dispute through negotiations. If the Executive Officers are unable to resolve a Dispute referred to them within [**] Business Days (or such other period as may be agreed by the Parties in writing) after such referral and the Dispute does not involve a Patent Controversy, and subject to any other provisions of this Agreement and any applicable Ancillary Agreement, such Dispute shall be resolved as provided below in this Article.

15.2 Mediation and Arbitration. If the Executives are unable to resolve a Dispute referred to them pursuant to Section 15.1 within [**] Business Days after such referral, then either Achillion or Janssen, after attempting to resolve the Dispute through mediation as provided in Section 15.2.1 below, shall refer the Dispute to binding arbitration pursuant to Section 15.2.2 if, and only if, the Dispute does not involve a Patent Controversy.

15.2.1 Mediation. The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then-current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration. The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control. The mediator shall be chosen pursuant to CPR Mediation Procedure. The mediation shall be held in New York, New York. Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute. The Parties agree to select a mediator within [**] days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of [**] of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than [**] days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period. Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [**] days after the conclusion of the mediation. No discussions between the Parties attempting to resolve a Dispute under Section 15.1 or this Section 15.2.1 will be admissible in arbitration of the Dispute.

15.2.2 Arbitration. If the Parties fail to reach resolution pursuant to mediation, and a Party desires to pursue resolution of a Dispute other than a Patent Controversy, then the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.

15.2.3 The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

15.2.4 The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least 15 years’ experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

15.2.5 The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

15.2.6 If, however, the aggregate award sought by the Parties is less than $[**] and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

15.2.7 Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

15.2.8 The Parties agree to select the arbitrator(s) within [**] days of initiation of the arbitration. The hearing will be concluded within [**] months after selection of the arbitrator(s) and the award will be rendered within [**] days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within [**] days after the conclusion of the hearing. In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

15.2.9 The Parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing.

15.2.10 The hearing will be concluded in [**] hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

15.2.11 All discovery conducted pursuant to the arbitration proceedings will be subject to the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing.

15.2.12 The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

15.2.13 The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

15.2.14 The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

15.2.15 Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

15.2.16 EACH PARTY HERETO WAIVES: ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE UNDERLYING A DISPUTE WITHIN THE SCOPE OF THIS SECTION 15.2; AND, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM FOR PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, OR CONSEQUENTIAL DAMAGES OR ATTORNEY FEES.

15.3 Interim or Provisional Relief. Nothing in this Agreement, including Section 15.4, shall preclude either Party from seeking interim or provisional relief in any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute with the other Party, either prior to or during the dispute resolution procedures set forth in this Article XV, to protect the interests of such Party.

15.4 Consent to Jurisdiction. Each Party, for the purpose of enforcing an award under Section 15.2 or for seeking interim or provisional relief as contemplated in Section 15.3 with respect to any Disputed breach of this Agreement, agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any state or federal Court sitting in New York, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in the Court with respect to any matters to which it has submitted to jurisdiction in this Section 15.4.

15.5 Patent Controversies. Notwithstanding anything in this Agreement to the contrary, any Patent Controversy shall be subject to adjudication in accordance with the Applicable Laws of the country or jurisdiction in which the relevant Patent Right is pending or has been issued. The Parties agree that the venue of any such adjudication involving a Patent Right pending in or issued by the United States shall be a U.S. federal district court (or appellate body, as necessary) sitting in New York, and for a Patent Right pending in or issued by any other country, any competent court having jurisdiction over the subject of the Patent Controversy sitting in the capital of such country (or if there is not any such competent court in the capital, a location reasonably proximate to the capital), and each Party irrevocably submits to the jurisdiction of such court. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any such court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, including any forum non conveniens argument, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

15.6 No Claims against Employees. Each Party undertakes to make no claim and bring no proceedings in connection with this Agreement or its subject matter against any director, officer, employee or agent of the other Party (apart from claims based on fraud or willful misconduct). This undertaking is intended to give protection to individuals: it does not prejudice any right which a Party might have to claim against another Party.

ARTICLE XVI: MISCELLANEOUS

16.1 Assignment; Successors.

16.2 The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Except as expressly permitted in this Agreement, neither Party may, without the prior written consent of the other Party, assign or otherwise transfer this Agreement. Notwithstanding the foregoing, (a) either Party, without such consent, may assign this Agreement in its entirety to an Affiliate; provided, that, except as set forth in clause (b) below, such assignment to an Affiliate shall terminate automatically at such time, if any, as such Affiliate ceases to be wholly-owned, directly or indirectly, by Achillion or the Janssen Parent, as the case may be, unless such Affiliate owns (x) more than fifty percent (50%) of the voting equity of Achillion or Janssen, or (y) substantially all the assets of Achillion and its Affiliates or Janssen and its Affiliates, as the case may be, relating to its Single Agents and the Licensed Product, and (b) each of Achillion and Janssen, without the prior written consent of the other, may assign its rights under this Agreement, whether by contract or operation of law, to any Third Party that acquires all or substantially all of the business or assets of such Party (whether by merger, reorganization, acquisition, sale or otherwise) relating to its Single Agents and the Licensed Product. No assignment of this Agreement shall be valid and effective unless and until the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement and all Ancillary Agreements surviving such assignment. Any assignment of this Agreement not in accordance with this Section 16.1 shall be null and void. No intellectual property or rights pertaining thereto owned or otherwise controlled by a Third Party, which Third Party becomes a party to this Agreement as a result of a permitted assignment by a Party hereunder, or by such Third Party’s Affiliates, shall be included in the intellectual property that is licensed to the other Party hereunder, provided that such excluded intellectual property is not Development Program IP (including any developed by any such Third Party or its Affiliates after such assignment).

16.2.1 Rights Not Diminished. Subject to the terms and conditions hereof, no right of a Party shall be diminished and no obligation of a Party increased during the Term as a result of a permitted assignment by the other Party to a Third Party hereunder, including as a result of a change of control of the other Party.

16.3 Waiver. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. The exercise of any right hereunder by a Party in the event of the other’s default does not constitute an election of remedies or prevent the exercise of any or all other rights (all rights and remedies being cumulative).

16.4 Choice of Law. This Agreement, its interpretation, construction and performance and the rights granted and obligations arising hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America, exclusive of its conflicts of law rules. Notwithstanding anything to the contrary herein, the interpretation and construction of any Patent Rights shall be governed in accordance with the laws of the jurisdiction in which such Patent Rights were filed or granted, as the case may be.

16.5 Notices. All notices given under this Agreement by either Party to the other Party shall be in the English language, in writing (which shall exclude e-mail),and shall refer specifically to this Agreement and shall be delivered personally, sent by nationally-recognized overnight courier, sent by facsimile, or sent by registered or certified mail, postage prepaid, return receipt requested, to the following respective addresses (or to such other address as may be specified by notice from time to time by the relevant Party):

If to Achillion:	Achillion Pharmaceuticals, Inc. 300 George Street New Haven, CT 06511 Attention: President

With a copy to:	WilmerHale 7 World Trade Center 250 Greenwich Street New York, NY 10007 Attention: Steven D. Singer, Esq.

If to Janssen:	Janssen Pharmaceuticals, Inc. 1125 Trenton-Harbourton Road Titusville, NJ 08560

With a copy to:	Office of the General Counsel Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: General Counsel, Pharmaceuticals Facsimile No.: [**]

16.5.1 Without prejudice to any earlier time at which a notice may be actually given and received, a properly addressed notice shall in any event be deemed to have been received: (a) when delivered, if personally delivered during the recipient’s normal business hours; (b) on the Business Day after dispatch, if sent by nationally-recognized overnight courier and proof of delivery is obtained; (c) on the Business Day following electronic confirmation of receipt, if sent by facsimile; and (d) on the [**] Business Day following the date of mailing, if sent by mail.

16.5.2 Where proceedings have been commenced in any arbitration hereunder or court of competent jurisdiction, any documents issued in the course of those proceedings will be served in accordance with the procedural rules governing the service of documents in those proceedings.

16.5.3 This Section 16.4 shall apply to notices required to be given by one Party to the other under this Agreement. Other communications between the Parties that are routine in nature, such as communications between Alliance Managers or the Parties’ members of the JSC regarding their ongoing activities performed in the ordinary course of their work under this Agreement, may be made via e-mail. All notices and communications between the Parties hereunder shall be in the English language.

16.6 Severability. If the whole or any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction for any reason, then, to the fullest extent permitted by Applicable Law, (a) in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; and (b) in the case of illegality, invalidity or unenforceability of any provision of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question (but shall remain in full force and effect in all other jurisdictions) and (i) all other provisions hereof shall remain in full force and effect in the relevant jurisdiction and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (ii) the Parties agree to use reasonable efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with Applicable Law in the relevant jurisdiction and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.

16.7 Integration. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements (executed before the Execution Date hereof), whether written or oral, including the Prior DDI Agreement. The terms of this Agreement may be amended only in writing signed by duly authorized representatives of each of the Parties. In the event of a conflict between any terms of any exhibit or other appendix to this Agreement and the body of this Agreement, the body of this Agreement shall control.

16.8 Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensating the other Party’s employees or agents for any employee benefits. No employee or representative of a Party, including any of its (or its Affiliates’) Joint Steering Committee members, shall have any authority to bind or obligate the other Party to this Agreement to pay any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party. For all purposes and notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

16.9 Performance by Affiliates. Except as expressly prohibited hereunder, either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that such Party shall remain liable hereunder for the timely payment and performance of all of its obligations and duties hereunder.

16.10 Force Majeure. No Party shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for the payment of any amounts under this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within [**] Business Days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use, throughout the period of suspension of performance, commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for [**] days after the date such force majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the objectives of this Agreement; and provided, further, however, that if the suspension of performance continues for more than [**] months after the date such force majeure commences, either (a) Janssen in the event that Achillion is the non-performing Party, or (b) Achillion in the event that Janssen is the non-performing Party, shall have the right to terminate this Agreement upon notice to non-performing Party. For purposes of this Agreement a force majeure shall not include a failure to commit sufficient resources, financial or otherwise, to the activities to be conducted pursuant to this Agreement or general market or economic conditions.

16.11 Construction. The headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. References to Sections include subsections, which are part of the related Section. Except as otherwise explicitly specified to the contrary, (i) references to a Section, Article, or Exhibit means a Section or Article of, or Exhibit to, this Agreement and all subsections thereof, unless another agreement is specified; (ii) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulations then in effect, in each case, including any then-current amendments thereto; (iii) words in the singular or plural form include the plural and singular form, respectively; (iv) capitalized terms not expressly defined herein that are corollaries (such as pluralizations and changes in tense) to capitalized terms defined herein shall have the corresponding meanings (v) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (vi) terms “including,” “include(s),” “such as,” “e.g.,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (vii) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified; (viii) “herein”, “hereunder”, “hereof”, and the like shall be understood to refer to this Agreement in its entirety, and not the particular provision or Section in which they appear; (ix) references to a particular Party include such Party’s successors and assigns to the extent not prohibited by this Agreement; (x) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (xi) references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships; and (xii) the words “comprise”, “comprising”, “contain”, “containing”, “include” and “including” are used in their open, non-limiting form, and shall be understood to include the words “without limitation” even if not expressly stated.

16.12 HSR Clearance; Termination Upon HSR Denial. If either or each of the Parties reasonably determines that an HSR Filing is required by Applicable Law to consummate the transactions contemplated hereunder, each Party shall, within [**] Business Days of the Execution Date (or such later time as may be agreed to in writing by the Parties), file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and/or with any equivalent Governmental Authority in any other country, as the case may be, any HSR Filing under the HSR Act with respect to the transactions contemplated hereunder. Each Party shall use reasonable efforts to do, or cause to be done, all things necessary, proper and advisable to, as promptly as practicable, take all actions necessary to make the HSR Filings required of any of the Parties or their respective Affiliates under the HSR Act. The Parties shall cooperate with one another to the extent reasonably necessary in the preparation of any such HSR Filing. Each Party shall be responsible for its own out-of-pocket costs and expenses, including filing fees, associated with any HSR Filing, provided, however, that Janssen shall be solely responsible for any fees (other than penalties that may be incurred as a result of actions or omissions on the part of Achillion) required to be paid to any Governmental Authority in connection with making any such HSR Filing hereunder. If the Parties make an HSR Filing hereunder, then this Agreement shall terminate (a) at the election of either Party, immediately upon notice to the other Party, if the U.S. Federal Trade Commission or the U.S. Department of Justice, or an equivalent authority in the European Union (or otherwise outside the U.S.), seeks a preliminary injunction under the Antitrust Laws against any Party to enjoin the transactions contemplated by this Agreement or takes a final decision by which it refuses to provide its approval to the transactions contemplated by this Agreement where such approval is required by Applicable Law; (b) at the election of either Party, immediately upon notice to the other Party, in the event that the United States Federal Trade Commission or the United States Department of Justice, or an equivalent Governmental Authority in the European Union (or otherwise outside the U.S.), obtains a preliminary injunction under the Antitrust Laws against any Party to enjoin the transactions contemplated by this Agreement; or (c) at the election of either Party, immediately upon notice to the other Party, in the event that the date of HSR Clearance shall not have occurred on or prior to August 31, 2015.

16.13 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Facsimile or portable document format (i.e., .pdf), execution and delivery of this Agreement by a Party constitutes a legal, valid and binding execution and delivery of this Agreement by such Party.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative on the respective date written herein below.

Achillion Pharmaceuticals, Inc.

By:	/s/ Milind Deshpande
	Name:	Milind Deshpande
	Title:	President & CEO

	Date:	May 19, 2015

Janssen Pharmaceuticals, Inc.

By:	/s/ Jeffrey N. Smith
	Name:	Jeffrey N. Smith
	Title:	Vice President

	Date:	May 19, 2015

Attachments:

Exhibit A:	Achillion Single API Structures
Exhibit B:	Janssen Single API Structures
Exhibit C:	Initial Global Development Plan
Exhibit D-1:	Solely Owned Achillion Background Patent Rights
Exhibit D-2:	Jointly Owned Achillion Background Patent Rights
Exhibit D-3:	In-Licensed Achillion Background Patent Rights
Exhibit E-1:	Pre-Existing Licenses to Third Parties
Exhibit E-2:	Pre-Existing Licenses from Third Parties
Exhibit F:	Additional Pre-Existing Third Party Agreements of Achillion
Exhibit G:	Compliance with Anti-Corruption Laws
Exhibit H:	Press Release(s)
Exhibit I:	Johnson & Johnson Universal Calendar For 2015
Exhibit J:	Form of Invoice
Exhibit K:	Ongoing Studies
Exhibit L:	List of Access Countries
Exhibit M:	Current Manufacturing Contracts

Exhibit A

Achillion Single API Chemical Structures

[**]

Exhibit A, Page 1 of 1

Exhibit B

Janssen Single API Chemical Structures

[**]

Exhibit B, Page 1 of 1

Exhibit C

Initial Global Development Plan

The following are intended as guidelines only, and are not necessarily determinative of whether or not a given trial or indication will proceed. Notwithstanding the guidelines, it is understood that the JSC will determine whether the development of an indication or trial will continue (where such determination is within its and the JSC’s decision-making authority as provided in the body of the Agreement), based on the circumstances at the time, even if the guidelines are not met. The timing indicated below, with regard to clinical studies and costs related thereto, reflects goals and is subject to modification as provided for in the Agreement. The Work Plan for the Initial Study is as reflected in the Prior DDI Agreement.

Exhibit C, Page 1 of 2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were redacted. [**]

Exhibit C, Page 2 of 2

Exhibit D-1

Solely Owned Achillion Background Patent Rights

ACH-1625

Project	Docket No.	Title	Application No.	Filing Date	Publication No.	Publication Date	Country	Patent No.	Issue Date	Status
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were redacted. [**]

Exhibit D-1, Page 1 of 1

Exhibit D-2

Jointly Owned Achillion Background Patent Rights

[**].

Exhibit D-2, Page 1 of 1

Exhibit D-3

In-Licensed Achillion Background Patent Rights

[**].

Exhibit D-3, Page 1 of 1

Exhibit E-1

Pre-Existing Licenses to Third Parties

[**].

Exhibit E-1, Page 1 of 1

Exhibit E-2

Pre-Existing Licenses from Third Parties

[**].

Exhibit E-2, Page 1 of 1

Exhibit F

Additional Pre-Existing Third Party Agreements of Achillion

[**].

Exhibit F, Page 1 of 1

Exhibit G

Compliance with Anti-Corruption Laws

Notwithstanding anything to the contrary in this Agreement each Party hereby agrees that:

(i) it shall not perform any actions, in performing any Collaboration Activities or other activities under the Agreement, that are prohibited by Anti-Corruption Laws applicable to one or both Parties to this Agreement;

(ii) it shall not, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or Regulatory Authority employee, to any political party or any candidate for political office or to any other Third Party related to the transaction with the purpose of influencing decisions related to Janssen and/or its business or Achillion and/or its business in a manner that would violate Anti-Corruption Laws;

(iii) except as provided in (iv) below, it shall not retain any Government Official in the performance of this Agreement unless it has been approved by the other Party and, if necessary, by the competent authority or authorities and such Government Official’s employer;

(iv) the Parties acknowledge that there are instances where a Government Official’s knowledge and expertise are considered unique, and services required to be provided by that Government Official cannot reasonably be provided by any other non-Government Official provider. In these cases, a Party may retain a Government Official in connection with this Agreement and without the prior consent of the other Party if and to the extent that:

•	the services to be provided by such Government Official are permitted by relevant laws, regulations and codes of practice applicable to the Government Official;

•	prior written approval of the Government Official’s employer has been obtained; and

•	prior approval from a member of the senior management team of the Party wishing to make such engagement has been obtained which confirms the legitimate basis for the engagement of the Government Official, and which also establishes that the engagement is for services legitimately required and not intended to influence the Government Official in his/her capacity as a Government Official;

(v) for the purposes of this Exhibit, “Government Official” means:

•	Any officer or employee of a government or any department, agency or instrumentality of a government;

Exhibit G, Page 1 of 3

•	Any person acting in an official capacity on behalf of a government or any department, agency, or instrumentality of a government;

•	Any officer or employee of a state or government-owned company or business;

•	Any officer or employee of a Government international organization such as the World Bank or United Nations;

•	Any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or

•	Any candidate for political office.

•	A healthcare professional (“HCP”) when they act in an official capacity on behalf of a government, including:

•	HCPs who also hold an official decision making role;

•	HCPs who have responsibility for performing regulatory inspections, government authorizations or licenses; and/or

•	HCPs who are temporarily or permanently assigned to work for local, regional or national governments or agencies or supranational bodies.

but shall not include HCPs who may be considered Government Officials only because they are employed by, or receive funding, professional service fees or other remuneration from, a government-owned or funded hospital, clinic, university or other healthcare provider organization where they:

a)	act solely in their capacity as healthcare professionals (e.g. prescribing, administering and supplying medicines or influencing the same, conducting clinical trials or scientific research); or

b)	act as members of advisory boards with no decision making capacity or provide technical, scientific or medical advice to Government Officials in relation to healthcare; AND

c)	for both sections a) and b) do not have any official role in the government with the capacity to take decisions that affect business of the relevant Party;

(vi) it shall disclose and make available to a designated individual of the other Party its training practices and materials on Anti-Corruption Laws and on its rules for interactions with healthcare professionals as requested. Each Party will consider in good faith any comments made by the other Party in regard to such training practices and materials;

(vii) it shall maintain a log of all interactions with Government Officials and shall provide such extracts of such log as a relevant to the performance of this Agreement to the other Party on request;

(viii) it shall certify to the other Party on request (but no more frequently than annually) in a format to be agreed that:

a.	training and training materials on Anti-Corruption Laws, as well as applicable rules on interactions with health care professionals, have been provided to all persons employed

Exhibit G, Page 2 of 3

by it who perform work for it in connection with this Agreement and interact with government officials or health care professionals in the normal course of their responsibilities and that it has provided the necessary training and training materials to subcontractors used by it in the performance of this Agreement;

b.	to the best of its knowledge, there have been no violations of Anti-Corruption Laws by it or persons employed by or subcontractors used by it in the performance of this Agreement;

c.	its personnel who may be designated as “Key Personnel” by mutual agreement of Janssen and Achillion have not changed, except as noted in a schedule attached to the certification provided;

d.	it has made no changes in its use of subcontractors to perform the services under this Agreement, except as (1) permitted under this Agreement and (2) noted in a schedule attached to the certification provided by it; and

e.	it has maintained true and accurate records necessary to demonstrate compliance with the requirements of this Exhibit;

(ix) each Party shall maintain and provide to the other and its auditors and other representatives with access to records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement as may be requested by the other Party in order to document or verify compliance with the provisions of this Exhibit; and

(x) if a Party materially fails to comply with any of the provisions of this Exhibit, such failure shall be deemed to be a material breach of this Agreement and, upon any such failure, the Non-Breaching Party shall have the right to terminate this Agreement with immediate effect upon written notice to the Breaching Party without the Non-Breaching Party having any financial liability or other liability of any nature whatsoever resulting from any such termination.

Exhibit G, Page 3 of 3

Exhibit H

Press Release(s)

ACHILLION ENTERS INTO WORLDWIDE COLLABORATION FOR HEPATITIS C WITH JANSSEN

- Transactions include up to $1.1 billion in potential development, regulatory and sales milestone payments and a separate equity investment -

- Achillion eligible for tiered royalties between mid-teens and low-twenties on future worldwide sales -

- Janssen responsible for all development costs within the collaboration and all subsequent costs related to commercialization of the assets -

- Conference call scheduled for today at 5:00 p.m. ET -

NEW HAVEN, Conn. (May 19, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) announced today that it has entered into a worldwide license and collaboration arrangement with Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize one or more of Achillion’s lead hepatitis C virus (HCV) assets which include ACH-3102, ACH-3422, and sovaprevir.

“We are excited to collaborate with Janssen for the worldwide development of our HCV assets in combination with their HCV portfolio. We believe that Janssen’s renowned expertise in HCV development and commercialization enables a synergistic opportunity to rapidly advance our combined HCV assets toward the market while simultaneously achieving an optimized treatment regimen for all HCV patients,” said Milind Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “Furthermore, we believe that their investment in Achillion through Johnson & Johnson Innovation - JJDC allows us to maximize the value from our HCV portfolio and also positions us to become a leader in complement factor D inhibition, applying our broad platform to a wide number of complement-related diseases. We believe this strategy provides an ideal scenario to create further value for our shareholders.”

Under the terms of the agreement, Achillion will grant Janssen an exclusive, worldwide license to develop and, upon regulatory approval, commercialize HCV products and regimens containing one or more of Achillion’s HCV assets. Achillion is eligible to receive a number of payments based upon achievement of specified development, regulatory and sales milestones. Achillion is also eligible to receive tiered royalty percentages between mid-teens and low-twenties based upon future worldwide sales. Janssen will be responsible for all of the development costs within the collaboration and all subsequent costs related to commercialization of the HCV assets.

Exhibit H, Page 1 of 4

A key objective of the collaboration will be to develop a short-duration, highly effective, pan-genotypic, oral regimen for the treatment of HCV. An initial regimen that will be explored will feature Achillion’s ACH-3102, a second-generation NS5A inhibitor currently in phase 2 clinical studies that has been granted Fast Track designation by the U.S. Food and Drug Administration, in combination with an NS3/4A HCV protease inhibitor plus an NS5B HCV polymerase inhibitor from the collaboration.

Additionally, in an equity transaction separate to the exclusive license and collaboration arrangement, Johnson & Johnson Innovation – JJDC, Inc. will invest $225 million in Achillion and, in return, receive approximately 18.4 million newly issued, unregistered shares of Achillion at a price of $12.25 per share.

The transactions, including the equity sale, are subject to customary closing conditions, including termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Act. Transitional clinical development and technology transfer activities under the collaboration are expected to take place over the next several months.

Centerview Partners acted as exclusive financial advisor to Achillion. Leerink Partners also advised the Company. WilmerHale acted as legal counsel for Achillion in connection with the transaction.

Conference Call

Achillion will host a conference call and simultaneous webcast on Tuesday, May 19, 2015 at 5:00 p.m. Eastern time. To participate in the conference call, please dial (866) 205-4820 in the U.S. or (419) 386-0004 for international callers. A live audio webcast of the call will be accessible at http://www.achillion.com or http://ir.achillion.com. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available for 30 days on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 8:00 p.m. Eastern time on May 19, 2015, through 11:59 p.m. Eastern time on May 25, 2015 by dialing (855) 859-2056 or (404) 537-3406. The replay passcode is 51773113.

About HCV

The hepatitis C virus (HCV) is one of the most common causes of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-quarters of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection.

Exhibit H, Page 2 of 4

About Achillion Pharmaceuticals

Achillion is seeking to apply its expertise in biology and structure-guided design and a deep understanding of patient and clinician needs to develop innovative treatment solutions aimed at improving patients’ lives. The Company believes that its scientific excellence, integrated capabilities and experienced team position it to successfully achieve its goal of advancing new products along the entire continuum from the bench to the patient. Achillion’s pipeline is currently focused on small molecule therapeutics for infectious disease and complement-related diseases. www.achillion.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements relating to the expected benefits of the Company’s collaboration with Janssen, as well as the expected benefits of the working capital received through the equity investment by JJDC; the expected benefits of the Company’s strategic plans; the Company’s expectations regarding future potential milestone and royalty payments under the collaboration; and the objectives, plans and goals of the collaboration. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: comply with its obligations under and otherwise maintain its collaboration agreement with Janssen on the agreed upon terms; demonstrate, either alone or through its collaborators, the requisite safety, efficacy and combinability of its drug candidates, and advance the preclinical and clinical development of its drug candidates under the timelines it projects in current and future clinical trials; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete effectively and successfully ; manage expenses; manage litigation; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014, its quarterly report on Form 10-Q for the quarter ended March 31, 2015, and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Exhibit H, Page 3 of 4

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Investors: Clayton Robertson The Trout Group, LLC Tel. (646) 378-2964 crobertson@troutgroup.com

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Exhibit H, Page 4 of 4

Exhibit I

Johnson & Johnson Universal Calendar For 2015

Exhibit I, Page 1 of 1

Exhibit J

Form of Invoice

From Achillion:

Invoice to be printed on official Achillion letterhead with date, payee’s tax ID, and Janssen’s (or its designated Affiliate payor’s) P.O. number inserted:

DATE:

INVOICE NO.:

ACHILLION TAX ID:

To:

Janssen P.O. Number:

Terms: Net [**] days

Amount of payment due: $

Payment due according to COLLABORATION AND LICENSE AGREEMENT between Achillion Pharmaceuticals, Inc. and Janssen Pharmaceuticals, Inc. dated May 19, 2015, for:

Bill To:
Janssen Pharmaceuticals, Inc.

Wire Instructions for Remittance:

Exhibit J, Page 1 of 1

Exhibit K

Ongoing Studies

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were redacted. [**]

Exhibit K, Page 1 of 1

Exhibit L

Access Program Countries

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was redacted. [**]

Exhibit L, Page 1 of 1

Exhibit M

Current Manufacturing Contracts

Project	Project name	Vendor	Total budget	% Complete at 4/30/15	Remaining Balance to be expensed	Continue at Janssen Election	Achillion to Wind Down
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Exhibit M, Page 1 of 1